                                 AMENDED AND RESTATED

                               DEBTOR IN POSSESSION AND

                                    EXIT FINANCING

                                    LOAN AGREEMENT

                                     BY AND AMONG

                                LAMONTS APPAREL, INC.,

                                   BANKBOSTON, N.A.

                         CERTAIN OTHER LENDING INSTITUTIONS,

                                         AND

                              BANKBOSTON, N.A., AS AGENT


                            DATED AS OF SEPTEMBER 26, 1997

                                  TABLE OF CONTENTS

Section 1.  DEFINITIONS AND RULES OF INTERPRETATION.   . . . . . . . . . .   2
    Section 1.1.  Definitions.   . . . . . . . . . . . . . . . . . . . . .   2
    Section 1.2.  Rules of Interpretation.   . . . . . . . . . . . . . . .  27
Section 2.  DEBTOR IN POSSESSION AND EXIT REVOLVING CREDIT FACILITIES.   .  28
    Section 2.1.  Commitment to Lend DIP Revolving Credit Loans.   . . . .  28
    Section 2.2.  Repayments of DIP Revolving Credit Loans.  . . . . . . .  29
    Section 2.3.  Conversion of DIP Revolving Credit Loans into Exit
    Revolving Credit Loans; Commitment to Lend Exit  Revolving
    Credit Loans.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    Section 2.4.  Repayment of Exit Revolving Credit Loans.  . . . . . . .  31
    Section 2.5.  Reduction of Commitments.  . . . . . . . . . . . . . . .  32
    Section 2.6.  Request for Revolving Credit Loan Advances.  . . . . . .  32
    Section 2.7.  Other Methods of Funding; Authorized Advances.   . . . .  33
    Section 2.8.  Revolving Credit Notes.  . . . . . . . . . . . . . . . .  34
    Section 2.9.  Interest on Revolving Credit Loans.  . . . . . . . . . .  35
    Section 2.10.  Conversion Options for Base Rate and Eurodollar Loans .  36
         Section 2.10.1.  Conversion to Different Type of Revolving
         Credit Loan.  . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 2.10.2.  Continuation of Type of Revolving Credit Loan. .  36
         Section 2.10.3.  Eurodollar Rate Loans.   . . . . . . . . . . . .  37
    Section 2.11.  Settlements; Failure to Make Funds Available.   . . . .  37
    Section 2.12.  Lock Box Account and Application of Funds.  . . . . . .  38
    Section 2.13.  Fees and Expenses.  . . . . . . . . . . . . . . . . . .  41
    Section 2.14.  Seafirst Concentration Account. . . . . . . . . . . . .  41
Section 3.  DEBTOR IN POSSESSION AND EXIT TERM LOAN.   . . . . . . . . . .  42
    Section 3.1.  Commitment to Lend DIP Term Loan.  . . . . . . . . . . .  42
    Section 3.2.  Repayment of DIP Term Loans.   . . . . . . . . . . . . .  42
         Section 3.2.1.  Schedule of Installment Payments of Principal
         of Term Loan.   . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 3.2.2.  Mandatory Prepayments.  . . . . . . . . . . . . .  42
         Section 3.2.3.  Optional Prepayment of DIP Term Loan.   . . . . .  43
    Section 3.3.  Conversion of DIP Term Loan into Exit Term Loan;
    Commitment to Lend Exit Term Loan.   . . . . . . . . . . . . . . . . .  43
    Section 3.4.  Repayment or Prepayment of Exit Term Loan.   . . . . . .  43
    Section 3.5.  The Term Loan Note.  . . . . . . . . . . . . . . . . . .  43
    Section 3.6.  Interest on Term Loan.   . . . . . . . . . . . . . . . .  44
    Section 3.7.  Conversion Options for Base Rate and Eurodollar Loans. .  45
         Section 3.7.1.  Notification by Borrower.   . . . . . . . . . . .  45
         Section 3.7.2.  Amounts, etc.   . . . . . . . . . . . . . . . . .  45
Section 4.  LETTER OF CREDIT FACILITY.   . . . . . . . . . . . . . . . . .  45
    Section 4.1.  Letter of Credit Commitment.   . . . . . . . . . . . . .  45
         Section 4.1.1.  This Agreement to Govern.   . . . . . . . . . . .  46

         Section 4.1.2.  Terms and Duration of Letters of Credit . . . . .  46
         Section 4.1.3.  Reimbursement Obligations of Revolving
         Credit Banks.   . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 4.1.4.  Participations of Revolving Credit Banks. . . . .  47
    Section 4.2.  Reimbursement Obligations of the Borrower.   . . . . . .  47
    Section 4.3.  Letter of Credit Payments.   . . . . . . . . . . . . . .  48
    Section 4.4.  Obligations Absolute.  . . . . . . . . . . . . . . . . .  49
    Section 4.5.  Reliance by Issuer.  . . . . . . . . . . . . . . . . . .  50
    Section 4.6.  Letter of Credit Fees.   . . . . . . . . . . . . . . . .  50
Section 5.  CERTAIN GENERAL PROVISIONS.  . . . . . . . . . . . . . . . . .  51
    Section 5.1.  Capital Adequacy.  . . . . . . . . . . . . . . . . . . .  51
    Section 5.2.  Inability to Determine Eurodollar Rate.  . . . . . . . .  51
    Section 5.3.  Illegality.  . . . . . . . . . . . . . . . . . . . . . .  51
    Section 5.4.  Additional Costs, etc. . . . . . . . . . . . . . . . . .  52
    Section 5.5.  Certificate.   . . . . . . . . . . . . . . . . . . . . .  53
    Section 5.6.  Indemnity.   . . . . . . . . . . . . . . . . . . . . . .  53
Section 6.  FEES AND PAYMENTS.   . . . . . . . . . . . . . . . . . . . . .  54
    Section 6.1.  Fees.  . . . . . . . . . . . . . . . . . . . . . . . . .  54
    Section 6.2.  Payments; No Offset; Computations.   . . . . . . . . . .  55
Section 7.  PRIORITY AND LIENS.  . . . . . . . . . . . . . . . . . . . . .  56
    Section 7.1.  Super-Priority Claims and Collateral Security.   . . . .  56
    Section 7.2.  Collateral Security Perfection.  . . . . . . . . . . . .  57
    Section 7.3.  No Discharge; Survival of Claims.  . . . . . . . . . . .  57
Section 8.  REPRESENTATIONS AND WARRANTIES.  . . . . . . . . . . . . . . .  58
Section 9.  CONDITIONS PRECEDENT.  . . . . . . . . . . . . . . . . . . . .  64
    Section 9.1.  To Effective Date of DIP Term Loan.  . . . . . . . . . .  64
         Section 9.1.1.  Loan Documents. . . . . . . . . . . . . . . . . .  64
         Section 9.1.2.  Certified Copies of Charter Documents.. . . . . .  64
         Section 9.1.3.  Corporate Action. . . . . . . . . . . . . . . . .  64
         Section 9.1.4.  Incumbency Certificate. . . . . . . . . . . . . .  64
         Section 9.1.5.  Perfection Certificate and Title Search Results .  64
         Section 9.1.6.  Financing Order.. . . . . . . . . . . . . . . . .  65
         Section 9.1.7.  Borrowing Base Report.. . . . . . . . . . . . . .  65
         Section 9.1.8.  Opinion of Counsel. . . . . . . . . . . . . . . .  65
         Section 9.1.9.  Payment of Fees.. . . . . . . . . . . . . . . . .  65
         Section 9.1.10.  Loan Request; Disbursement Instructions. . . . .  65
         Section 9.1.11.  Projections and Other Information; Quality of
         Assets and Inventory. . . . . . . . . . . . . . . . . . . . . . .  66
         Section 9.1.12.  No Material Adverse Change.. . . . . . . . . . .  66
         Section 9.1.13.  Purchase and Guaranty Agreement.   . . . . . . .  66
    Section 9.2.  To the Occurrence of the Exit Facility Date.   . . . . .  66
         Section 9.2.1.  Loan Documents  . . . . . . . . . . . . . . . . .  66
         Section 9.2.2.  Certified Copies of Charter Documents.  . . . . .  67
         Section 9.2.3.  Corporate Action.   . . . . . . . . . . . . . . .  67
         Section 9.2.4.  Incumbency Certificate.   . . . . . . . . . . . .  67

         Section 9.2.5.  Validity of Liens.  . . . . . . . . . . . . . . .  67
         Section 9.2.6.  Perfection Certificates and UCC Search Results. .  67
         Section 9.2.7.  Reorganization Plan and Confirmation Order.   . .  68
         Section 9.2.8.  Landlord Lien Waivers; Etc.   . . . . . . . . . .  69
         Section 9.2.9.  Certificates of Insurance.  . . . . . . . . . . .  70
         Section 9.2.10.  Borrowing Base Report.   . . . . . . . . . . . .  70
         Section 9.2.11.  Opinion of Counsel.  . . . . . . . . . . . . . .  70
         Section 9.2.12.  Payment of Fees.   . . . . . . . . . . . . . . .  70
         Section 9.2.13.  Available Cash and Borrowing Capacity; Agency
         Account Agreements.   . . . . . . . . . . . . . . . . . . . . . .  70
         Section 9.2.14.  Post-Confirmation Capital Structure
         and Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . .  71
         Section 9.2.15.  Exit to Occur Concurrent With DIP
         Maturity Date.. . . . . . . . . . . . . . . . . . . . . . . . . .  71
         Section 9.2.16.  Warrant Documents.   . . . . . . . . . . . . . .  71
         Section 9.2.17.  Management Contracts.  . . . . . . . . . . . . .  71
         Section 9.2.18.  Cure Payments. . . . . . . . . . . . . . . . . .  71
         Section 9.2.19.  Title Insurance.   . . . . . . . . . . . . . . .  71
    Section 9.3.  To Each Loan and Issuance, Extension or Renewal of
    Letters of Credit.   . . . . . . . . . . . . . . . . . . . . . . . . .  72
    Section 9.4.  To Each Extension of the Term Loan Maturity Date.  . . .  73
Section 10.  COVENANTS.  . . . . . . . . . . . . . . . . . . . . . . . . .  74
    Section 10.1.  Affirmative Covenants.  . . . . . . . . . . . . . . . .  74
    Section 10.2.  Negative Covenants.   . . . . . . . . . . . . . . . . .  81
    Section 10.3.  Financial Covenants.  . . . . . . . . . . . . . . . . .  88
    Section 10.4.  Application of Financial Covenants.   . . . . . . . . .  90
    Section 10.5.  Further Assurances.   . . . . . . . . . . . . . . . . .  91
Section 11.  EVENTS OF DEFAULT; ACCELERATION; ETC.   . . . . . . . . . . .  92
    Section 11.1.  Events of Default; Acceleration.. . . . . . . . . . . .  92
    Section 11.2.  Remedies.   . . . . . . . . . . . . . . . . . . . . . . 101
    Section 11.3.  Relief from Stay.   . . . . . . . . . . . . . . . . . . 102
    Section 11.4.  Distribution of Collateral Proceeds.. . . . . . . . . . 103
    Section 11.5.  Priority. . . . . . . . . . . . . . . . . . . . . . . . 105
Section 12.  SETOFF.   . . . . . . . . . . . . . . . . . . . . . . . . . . 105
Section 13.  THE AGENT.  . . . . . . . . . . . . . . . . . . . . . . . . . 106
    Section 13.1.  Authorization.  . . . . . . . . . . . . . . . . . . . . 106
    Section 13.2.  Employees and Agents.   . . . . . . . . . . . . . . . . 107
    Section 13.3.  No Liability.   . . . . . . . . . . . . . . . . . . . . 107
    Section 13.4.  No Representations.   . . . . . . . . . . . . . . . . . 107
    Section 13.5.  Payments.   . . . . . . . . . . . . . . . . . . . . . . 108
    Section 13.6.  Holders of Notes.   . . . . . . . . . . . . . . . . . . 110
    Section 13.7.  Indemnity.  . . . . . . . . . . . . . . . . . . . . . . 110
    Section 13.8.  Agent as Lender.  . . . . . . . . . . . . . . . . . . . 110
    Section 13.9.  Resignation.  . . . . . . . . . . . . . . . . . . . . . 111
    Section 13.10.  Notification of Defaults and Events of Default.  . . . 111

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                                         -iv-


    Section 13.11.  Duties in the Case of Enforcement.   . . . . . . . . . 111
Section 14.  Assignment and Participation.   . . . . . . . . . . . . . . . 112
    Section 14.1.  Conditions to Assignment by Banks.. . . . . . . . . . . 112
    Section 14.2.  Certain Representations and Warranties; Limitations;
    Covenants.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
    Section 14.3.  Register.   . . . . . . . . . . . . . . . . . . . . . . 114
    Section 14.4.  New Notes.  . . . . . . . . . . . . . . . . . . . . . . 114
    Section 14.5.  Participations.   . . . . . . . . . . . . . . . . . . . 115
    Section 14.6.  Disclosure.   . . . . . . . . . . . . . . . . . . . . . 115
    Section 14.7.  Assignee or Participant Affiliated with the Borrower.   116
    Section 14.8.  Miscellaneous Assignment Provisions.  . . . . . . . . . 116
    Section 14.9.  Assignment by Borrower.   . . . . . . . . . . . . . . . 117
Section 15.  AGENT AND BANKS AS PARTIES IN INTEREST.   . . . . . . . . . . 117
Section 16.  MISCELLANEOUS.  . . . . . . . . . . . . . . . . . . . . . . . 117
    Section 16.1.  Costs and Expenses.   . . . . . . . . . . . . . . . . . 117
    Section 16.2.  Indemnification.  . . . . . . . . . . . . . . . . . . . 118
    Section 16.3.  Notices.  . . . . . . . . . . . . . . . . . . . . . . . 118
    Section 16.4.  Amendment, Etc.   . . . . . . . . . . . . . . . . . . . 119
    Section 16.5.  No Waiver.  . . . . . . . . . . . . . . . . . . . . . . 121
    Section 16.6.  Severability.   . . . . . . . . . . . . . . . . . . . . 121
    Section 16.7.  Governing Law.  . . . . . . . . . . . . . . . . . . . . 121
    Section 16.8.  Transition Provision.   . . . . . . . . . . . . . . . . 122

                                 AMENDED AND RESTATED
                       DEBTOR IN POSSESSION AND EXIT FINANCING
                                    LOAN AGREEMENT


     This AMENDED AND RESTATED DEBTOR IN POSSESSION AND EXIT FINANCING LOAN AGREEMENT (this "Agreement") is made as of September 26, 1997, by and among LAMONTS APPAREL, INC., a Delaware corporation (the "Borrower"), a debtor and debtor in possession having its principal place of business and chief executive office at 12413 Willows Road N.E., Kirkland, Washington 98034, BANKBOSTON, N.A. (F/K/A "THE FIRST NATIONAL BANK OF BOSTON"), a national banking association, the other lending institutions from time to time (if any) listed on SCHEDULE 1 attached hereto and BANKBOSTON, N.A. (F/K/A "THE FIRST NATIONAL BANK OF BOSTON") as agent for itself and such other lending institutions.

     WHEREAS, on January 6, 1995 (the "Filing Date"), the Borrower filed a petition under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Western District of Washington at Seattle; and

     WHEREAS, the Borrower has continued to operate its business pursuant to
Section 1107 and 1108 of the Bankruptcy Code; and

     WHEREAS, pursuant to a Debtor In Possession and Exit Financing Loan Agreement dated as of June 4, 1996 (as amended from time to time prior to the date hereof, the "Original Credit Agreement") by and among the Borrower, the Banks and the Agent, the Banks made a revolving credit facility in the principal amount of $32,000,000 with a $3,000,000 sublimit for letters of credit available to the Borrower to provide working capital for the Borrower, to finance purchases of inventory, to refinance certain outstanding indebtedness and for other general corporate purposes;

     WHEREAS, the Borrower has requested, among other things, to amend and restate the Original Credit Agreement so as to provide additional financing in the form of a term loan facility for working capital requirements and general corporate purposes and to finance a portion of the Borrower's Reorganization Plan (as herein defined); and

     WHEREAS, subject to the terms and conditions set forth herein, the Banks have agreed to provide such facility;

     NOW, THEREFORE, in consideration of these premises and of the mutual undertakings set forth herein, the parties hereto hereby agree to amend and restate the Original Credit Agreement in its entirety as follows as of the Effective Date (as hereinafter defined):

               SECTION 1.  DEFINITIONS AND RULES OF INTERPRETATION.

     SECTION 1.1  DEFINITIONS.   The following terms shall have the meanings
set forth in this Section 1 or elsewhere in the provisions of this Agreement referred to below:

     ACCELERATION:  See Section 11.3 hereof.

     ADDITIONAL CLOSING FEE: An amount equal to the average daily principal balance of the Term Loan during the period beginning on the first anniversary of the Effective Date and ending on the Additional Closing Fee Calculation Date multiplied by that percentage which would yield a fee of 5% per annum for such period on such amount (pro rated for the actual number of days in such period).

     ADDITIONAL CLOSING FEE CALCULATION DATE: The earlier of the Term Loan Maturity Date (without giving effect to any Extension Period), or payment in full of the Term Loan.

     ADDITIONAL CLOSING FEE PREPAYMENT AMOUNT: An amount equal to the outstanding principal balance of the Term Loan on the first anniversary of the Effective Date multiplied by that percentage which would yield a fee of 5% per annum for the period from such first anniversary date to the date which is 27 months following the Effective Date (pro rated for the actual number of days in such period and regardless of any payments of principal on the Term Loan actually paid during such period).

     ADJUSTMENT DATE: The first day of the month immediately following the month in which there occurs the receipt by the Banks and the Agent of the Borrower's audited Financials for the previous fiscal year pursuant to Section 10.1(a)(i) hereof, commencing with the Adjustment Date pertaining to the fiscal year ending January 31, 1998 and each fiscal year thereafter; PROVIDED that in no event shall an Adjustment Date occur prior to the Exit Facility Date.

     AFFILIATE: Any Person that would be considered to be an affiliate of the Borrower (or of another relevant Person) under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the Effective Date, if the Borrower (or such other relevant Person) were issuing securities.

     AGENCY ACCOUNT AGREEMENTS:  See Section 2.12 hereof.

     AGENT:  BankBoston, N.A. in its capacity as agent for the Banks.

     AGENT'S HEAD OFFICE: The office of the Agent located at 100 Federal Street, Boston, Massachusetts 02110.

     AGENT'S SPECIAL COUNSEL: Bingham, Dana & Gould LLP or such other counsel as may be approved by the Agent.

     AGREED ADMINISTRATIVE EXPENSE PRIORITIES: (a) Amounts payable pursuant to 28 U.S.C. Section 1930(a)(6), and (b) the Escrow Amount but only to the extent allowed by the Bankruptcy Court.

     AGREEMENT: See the preamble, which term shall include this Agreement as amended, modified, supplemented or restated and in effect from time to time.

     APPLICABLE RATE:  See Section 2.9(c) hereof.

     APPLICABLE PRICING: As applicable, the Base Rate Margin, the Eurodollar Rate Margin, the Letter of Credit Rate, or the Exit Commitment Fee Rate, as the case may be.

     ASSEMBLY (OR ATD): Assembly Transportation Distribution Systems, Inc., a Washington corporation (and its successors as operator of the distribution center of the Borrower in Kent, Washington, or any similar facility from time to time of the Borrower).

     ASSIGNMENT AND ACCEPTANCE:  See Section 14.1 hereof.

     BANKS:  The Revolving Credit Banks and the Term Loan Lender.

     BANKRUPTCY CODE:  Title 11, United States Code, 11 U.S.C. Sections 101 ET
SEQ.

     BANKRUPTCY COURT: The United States Bankruptcy Court for the Western District of Washington at Seattle or such other court having jurisdiction over the Case.

     BASE RATE: The higher of (a) the annual rate of interest announced from time to time by BkB at its head office as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate.

     BASE RATE LOANS: DIP Loans and/or Exit Loans bearing interest calculated by reference to the Base Rate.

     BASE RATE MARGIN: (a) At all times prior to the Exit Facility Date, the Base Rate Margin shall be one and one-half percent (1.5%) per annum.

     (b) From the Exit Facility Date to the first Adjustment Date, the Base Rate Margin shall be one and one-half percent (1.5%) per annum. On the first

Adjustment Date and on each subsequent Adjustment Date, by reference to the Borrower's and its Subsidiaries' audited Financials, the Borrower's and its Subsidiaries' (i) Consolidated EBITDA for the period of the relevant fiscal year then most recently ended shall be calculated, and the lowest Base Rate Margin corresponding to the results of such test on the table set forth below shall be determined, (ii) Debt Service Coverage Ratio for the period of the relevant fiscal year then most recently ended shall be calculated, and the lowest Base Rate Margin corresponding to the result of such test on the table set forth below shall be determined, (iii) Leverage Ratio determined as of the last day of the relevant fiscal year then most recently ended shall be calculated, and the lowest Base Rate Margin corresponding to the result of such test on the table set forth below shall be determined. The three resulting Base Rate Margins so indicated by applying such three tests separately shall be compared, and the highest resulting Base Rate Margin of such three results shall then be the applicable Base Rate Margin (until the next Adjustment Date):



               Consolidated        Debt Service        Leverage            Base Rate
               EBITDA              Coverage Ratio      Ratio               Margin
               ------------        --------------      -----               (Per Annum)
                                                                           -----------
Tier 1         Greater than or     Greater than or     Less than or        0.50%
               equal to            equal to            equal to
               $12,000,000         1.50 to 1.00        5.00 to 1.00

Tier 2         Greater than or     Greater than or     Less than or        1.00%
               equal to            equal to            equal to
               $10,000,000         1.25 to 1.00        6.00 to 1.00

Tier 3         Greater than or     Greater than or     Greater than        1.50%
               equal to            equal to            6.00
               $8,000,000          1.00 to 1.00        to 1.00

Tier 4         Less than           Less than 1.00      Greater than        1.75%
               $8,000,000          to 1.00             6.00 to 1.00



    Notwithstanding the foregoing, (i) if the Borrower and its Subsidiaries fail to deliver any audited Financials for the previous fiscal year when required by Section 10.1(a)(i) hereof, then for the period commencing on the last date on which such audited Financials were to have been delivered continuing to the next Adjustment Date, the Base Rate Margin shall be the margin set forth in Tier 4 in the table above, and (ii) all adjustments to the Base Rate Margin shall take effect immediately with respect to all Base Rate Loans on the applicable Adjustment Date.

    BKB: BankBoston, N.A., (f/k/a The First National Bank of Boston), a national banking association, in its individual capacity.

    BOOK VALUE: With respect to inventory, the valuation thereof at the lower of cost (using the retail last-in, first-out ("LIFO") method) or net realizable value, determined in accordance with GAAP.

    BORROWER:  See the preamble.

    BORROWING BASE: At the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base Report delivered to the Banks and the Agent pursuant to Section 10.1(a)(iv), which is equal to:

         (a)  At any time prior to the Exit Facility Date:

              (i) 65% of the result of (A) Eligible Inventory at such time MINUS (B) the Inventory Shrink Reserve; MINUS

              (ii)  the aggregate amount of any Cure Payment Reserve.

         (b)  At any time on or after the Exit Facility Date:

              (i) 65% of the result of (A) Eligible Inventory at such time, MINUS (B) the Inventory Shrink Reserve; MINUS

              (ii) the aggregate amount of any Landlord Lien Reserves with respect to all Specified Leases at such time.

PROVIDED, however, that the Agent shall be entitled to make reasonable adjustments from time to time to the Borrowing Base formula and components thereof, including without limitation any applicable advance rate, on the basis of inventory liquidation analyses, commercial finance examinations, or collateral audits.

    BORROWING BASE REPORT: A borrowing base report signed and certified by the chief financial officer or assistant treasurer of the Borrower and in substantially the form of EXHIBIT A hereto.

    BUSINESS DAY: Any day on which banks in Boston, Massachusetts, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

    CAPITAL ASSETS: Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); PROVIDED, that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

    CAPITAL EXPENDITURES: With respect to any period, amounts paid or, without duplication, Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries during such period of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP.

    CAPITALIZED LEASES: Leases of real or personal property under which rental payment obligations are required to be capitalized on a balance sheet of the lessee thereof in accordance with GAAP.

    CASE: The Borrower's reorganization case No. 95-00100 under chapter 11 of the Bankruptcy Code pending in the Bankruptcy Court.

    CASH COLLATERALIZED LETTERS OF CREDIT: An amount equal to the Maximum Drawing Amount of Letters of Credit issued hereunder with respect to which cash collateral in an amount equal to not less than 105% of the Maximum Drawing Amount thereof has been pledged to the Agent pursuant to the requirements of this Agreement to secure the Borrower's Reimbursement Obligations with respect thereto.

    CHARTER DOCUMENTS: In respect of any entity, the certificate or articles of incorporation or organization and the by-laws of such entity, or other constitutive documents of such entity.

    CLOSING FEE: That certain fee payable to the Agent for the account of the Term Loan Lender on the Effective Date pursuant to Section 6.1(f) hereof.

    COLLATERAL: All of the property, rights and assets of the Borrower, wherever located, whether now or hereafter acquired or arising, real or personal, tangible or intangible, owned, licensed, leased (to the extent of the Borrower's leasehold interests or licensee's interests therein), or consigned (to the extent of the Borrower's interests therein), including, without limitation, all accounts, inventory, equipment, instruments, documents, chattel paper, securities, and deposit accounts as well as customer lists, trademarks and all other general intangibles, and any and all products and proceeds thereof, excluding (a) all of the Borrower's rights under Sections 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code and (b) the Escrow Account, but in any event including without limitation the Borrower's residual interest (if any) in the Escrow Account.

    COMMITMENT PERCENTAGE: With respect to each Revolving Credit Bank, the percentage set forth on SCHEDULE 1 attached hereto as such Bank's percentage of the aggregate DIP Commitments of all of the Revolving Credit Banks or the aggregate Exit Commitments of all of the Revolving Credit Banks, as applicable.

    COMPLIANCE CERTIFICATE:  See Section 10.1(a)(iii) hereof.

    CONFIRMATION ORDER:  See Section 9.2.7 hereof.

    CONSENT: In respect of any person or entity, any permit, license or exemption from, approval, consent of, registration or filing with any local, state or federal governmental or regulatory agency or authority, required under applicable law.

    CONSOLIDATED EBITDA: For any period, the result of (a) Consolidated Net Income (or Deficit) of the Borrower and its Subsidiaries PLUS (b) the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization charges, (iv) other non-cash charges and non-cash reserves taken and (v) extraordinary charges or expenses associated with the Case and the Borrower's reorganization thereunder, MINUS (c) extraordinary gains or extraordinary income, in each case determined in accordance with GAAP, and in the case of items (b) and (c) to the extent included in the calculation of Consolidated Net Income (or Deficit) and in any event without duplication.

    CONSOLIDATED NET INCOME (OR DEFICIT): The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, but before adjustments for accounting of inventory on a LIFO basis, determined in accordance with GAAP.

    CONSOLIDATED TANGIBLE NET WORTH: On any date of determination, the excess of Consolidated Total Assets over Consolidated Total Liabilities, and less the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing.

    CONSOLIDATED TOTAL ASSETS: On any date of determination, all assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

    CONSOLIDATED TOTAL INTEREST EXPENSE: For any period, the aggregate amount of all interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases and including commitment fees, agency fees, facility fees, balance deficiency fees, letter of credit fees and similar fees or expenses in connection with the borrowing of money, and excluding attorneys fees and similar transaction expenses.

    CONSOLIDATED TOTAL LIABILITIES: All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, and, without duplication, all Indebtedness of the Borrower and its

Subsidiaries, including without limitation, all letters of credit, whether or not so classified.

    CONVERSION REQUEST: A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Loan pursuant to Section 2.10 or
Section 3.7.1 hereof.

    CURE PAYMENT RESERVE: The total sums required by the Borrower to cure defaults under the Real Estate Leases as a condition to the assumption of the Real Estate Leases in the Case.

    DEBT SERVICE COVERAGE RATIO: For any fiscal period, the ratio of (i) Operating Cash Flow of the Borrower and its Subsidiaries for such period to (ii) Total Debt Service of the Borrower and its Subsidiaries for such period.

    DEFAULT: An event or act which, with the giving of notice and/or the lapse of time, would become an Event of Default.

    DELINQUENT BANK:  See Section 13.5(e) hereof.

    DIP COMMITMENT: With respect to each Revolving Credit Bank, the amount of such Revolving Credit Bank's commitment to make DIP Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower up to such Revolving Credit Bank's Commitment Percentage of an aggregate amount not to exceed the lesser of (a) $32,000,000, and (b) the amount approved in the Financing Order, as such amount may be reduced from time to time or terminated hereunder.

    DIP LOANS:  The DIP Revolving Credit Loans and the DIP Term Loan.

    DIP MATURITY DATE: The date on which the DIP Commitment expires, which shall be the earliest of (a) February 27, 1998, and (b) the effective date of a Reorganization Plan that has been confirmed by the Confirmation Order of the Bankruptcy Court, and (c) twenty (20) days after the entry of the Confirmation Order by the Bankruptcy Court, if the Reorganization Plan shall not have become effective prior to such date.

    DIP REVOLVING CREDIT LOANS: Revolving credit loans made or to be made by the Revolving Credit Banks to the Borrower pursuant to Section 2.1 hereof.

    DIP REVOLVING CREDIT NOTES:  See Section 2.8(a) hereof.

    DIP TERM LOAN: The term loan made or to be made by the Term Loan Lender to the Borrower on the Effective Date in the aggregate principal amount of $10,000,000 pursuant to Section 3.1 hereof.

    DIP TERM LOAN NOTE:  See Section 3.5 hereof.

    DIRECT COLLECTION LETTER:  See Section 2.12 hereof.

    DISCLOSURE STATEMENT: The Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code filed or to be filed pursuant to the Reorganization Plan.

    DOLLARS OR $: Dollars in the lawful currency of the United States of America.

    DOMESTIC LENDING OFFICE: As to any Bank, the office of such Bank located within the United States of America that will be making or maintaining Base Rate Loans.

    DRAWDOWN DATE: In respect of any Loan, the date on which such Loan is made or to be made to the Borrower, and the date on which any Loan is converted or continued in accordance with Section 2.10 or, as applicable, Section 3.7.1 hereof.

    EFFECTIVE DATE:  The first date on which the conditions set forth in
Section 9.1 and Section 9.3 hereof have been satisfied.

    ELIGIBLE ASSIGNEE: Any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with GAAP; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, or the central bank of any country which is a member of the OECD, PROVIDED, in each case, that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) a commercial finance company or other financial institution organized under the laws of any State of the United States or the District of Columbia and having a net worth, in accordance with GAAP, of at least $500,000,000; and (e) if, but only if, an Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

    ELIGIBLE INVENTORY: An amount, equal to the Book Value and determined by the Agent in its reasonable discretion consistent with its usual business practices and policies, of first quality finished goods inventory owned and held for sale by the Borrower, PROVIDED that Eligible Inventory shall not include any inventory (i) held on consignment or not otherwise owned by the Borrower or of a type no longer sold by the Borrower, (ii) which has been returned by a customer unless it is of first quality, not obsolete and not subject to any Lien or legal encumbrance (or purported ownership interest of any Person, other than of the Borrower) pursuant to the Store Credit Card Program or any other credit card program, (iii) which is subject to any Lien or legal encumbrance, or purported ownership interest of any Person other than of the Borrower (other than Liens in favor of the Agent for the benefit of the Banks and landlords Liens), (iv) which is not in the possession of the Borrower (except as provided in clause (v) of this definition with respect to inventory in the possession of Assembly or the Borrower's "inventory consolidators" and other applicable Persons referred to in clause (v)) unless the Agent has received and holds a waiver from the party in possession of such inventory in form and substance satisfactory to the Agent, (v) which is in the possession of Assembly, or the applicable "inventory consolidators" for the Borrower and other applicable Persons in possession of inventory of the Borrower in a similar capacity, unless, from and after the Exit Facility Date, the Agent has received and holds a waiver from such relevant Person in form and substance satisfactory to the Agent, (vi) which is not located within the United States of America, (vii) in which the Agent does not have a first priority perfected security interest (subject, from and after the Exit Facility Date, only to landlords' Liens, if any, to the extent such Liens may be entitled to priority by the operation of
Law), (viii) which has been shipped to a customer of the Borrower regardless of whether such shipment is on a consignment basis, (ix) which is not located at a Permitted Inventory Location, (x) which is damaged, or (xi) which the Agent in its reasonable discretion deems obsolete or not marketable or otherwise does not consider Eligible Inventory.

    ENVIRONMENTAL LAWS: All laws pertaining to environmental matters, including without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Oil Pollution Act, the Toxic Substances Control Act, in each case as amended, and all rules, regulations, judgments, decrees, orders and licenses arising under all such laws.

    ERISA: The Employee Retirement Income Security Act of 1974, as amended, and all rules, regulations, judgments, decrees, and orders arising thereunder.

    ERISA AFFILIATE: Any Person which is treated as a single employer with the Borrower under Section 414 of the IRC.

    ESCROW ACCOUNT: The continuing escrow account presently maintained with Seafirst by the Borrower for the sole purpose of setting aside funds, on a monthly basis, for the payment of professional fees and expenses incurred by the Borrower and each of the official creditors' committees and the equity committee in connection with the Case upon, and solely to the extent of, the allowance of such fees and expenses by the Bankruptcy Court, PROVIDED that no funds may be so deposited therein during the continuance of an Event of Default.

    ESCROW AMOUNT: At any time of determination, the amount of cash then standing to the credit of the Escrow Account.

    EURODOLLAR RATE MARGIN: (a) At all times prior to the Exit Facility Date, the Eurodollar Rate Margin shall be two and three-quarters percent (2.75%) per annum.

    (b) From the Exit Facility Date to the first Adjustment Date, the Eurodollar Rate Margin shall be two and three-quarters percent (2.75%) per annum. On the first Adjustment Date and on each subsequent Adjustment Date, by reference to the Borrowers' and its Subsidiaries' audited Financials, the Borrower's and its Subsidiaries' (i) Consolidated EBITDA for the period of the relevant fiscal year then most recently ended shall be calculated, and the lowest Eurodollar Rate Margin corresponding to the results of such test on the table set forth below shall be determined, (ii) Debt Service Coverage Ratio for the period of the relevant fiscal year then most recently ended shall be calculated, and the lowest Eurodollar Rate Margin corresponding to the result of such test on the table set forth below shall be determined, (iii) Leverage Ratio determined as of the last day of the relevant fiscal year then most recently ended shall be calculated, and the lowest Eurodollar Rate Margin corresponding to the result of such test on the table set forth below shall be determined. The three resulting Eurodollar Rate Margins so indicated by applying such three tests separately shall be compared, and the highest resulting Eurodollar Rate Margin of such three results shall then be the applicable Eurodollar Rate Margin (until the next such adjustment):


              Consolidated         Debt Service       Leverage            Eurodollar
                EBITDA            Coverage Ratio       Ratio              Rate Margin
                ------            --------------       -----              (Per Annum)
                                                                          -----------
Tier 1        Greater than or     Greater than or     Less than or        1.75%
                 equal to         equal to            equal to
                $12,000,000       1.50 to 1.00        5.00 to 1.00

Tier 2        Greater than or     Greater than or     Less than or        2.25%
                 equal to         equal to            equal to 6.00
               $10,000,000        1.25 to 1.00        to 1.00


                                         -12-


Tier 3        Greater than or     Greater than or     Greater than        2.75%
                 equal to         equal to            6.00 to 1.00
                $8,000,000        1.00 to 1.00

Tier 4         Less than          Less than 1.00      Greater than        3.00%
              $8,000,000          to 1.00             6.00 to 1.00


    Notwithstanding the foregoing, (i) if the Borrower and its Subsidiaries fail to deliver any audited Financials for the prior fiscal year as and when required by Section 10.1(a)(i) hereof, then for the period commencing on the last date on which such audited Financials were to have been delivered continuing to the next Adjustment Date, the Eurodollar Rate Margin shall be the margin set forth in Tier 4 in the table above, and (ii) all adjustments to the Eurodollar Rate Margin as to any particular Eurodollar Rate Loan shall take effect on the Drawdown Date (including the date of conversion to or continuation as such) of each such Eurodollar Rate Loan occurring on or after the applicable Adjustment Date.

    EUROCURRENCY RESERVE RATE: For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

    EURODOLLAR BUSINESS DAY: Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other Dollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

    EURODOLLAR LENDING OFFICE: As to any Bank, the office of such Bank located within the United States of America that will be making or maintaining Eurodollar Rate Loans.

    EURODOLLAR RATE: For any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest per annum equal to (i) the rate at which BkB's Eurodollar Lending Office is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of BkB to which such Interest Period applies, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate.

    EURODOLLAR RATE LOANS: Loans bearing interest calculated by reference to the Eurodollar Rate.

    EVENT OF DEFAULT:  Any of the events listed in Section 11 hereof.

    EXIT COMMITMENT: With respect to each Revolving Credit Bank, the amount of such Revolving Credit Bank's commitment to make Exit Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower up to such Revolving Credit Bank's Commitment Percentage of an aggregate amount not to exceed the lesser of (a) if and to the extent the DIP Commitment shall have been reduced or terminated at any time prior to the Exit Facility Date by the Borrower or the Revolving Credit Banks pursuant to the terms of this Agreement, the DIP Commitment in effect immediately prior to the Exit Facility Date and (b) $32,000,000; as such amount may be reduced from time to time or terminated hereunder.

    EXIT COMMITMENT FEE RATE: From the Exit Facility Date to the first Adjustment Date, the Exit Commitment Fee Rate shall be one half of one percent (0.50%) per annum. On the first Adjustment Date and on each subsequent Adjustment Date, by reference to the Borrowers' and its Subsidiaries' audited Financials, the Borrower's and its Subsidiaries' (i) Consolidated EBITDA for the period of the relevant fiscal year then most recently ended shall be calculated, and the lowest Exit Commitment Fee Rate corresponding to the results of such test on the table set forth below shall be determined, (ii) Debt Service Coverage Ratio for the period of the relevant fiscal year then most recently ended shall be calculated, and the lowest Exit Commitment Fee Rate corresponding to the result of such test on the table set forth below shall be determined,
(iii) Leverage Ratio determined as of the last day of the relevant fiscal year then most recently ended shall be calculated, and the lowest Exit Commitment Fee Rate corresponding to the result of such test on the table set forth below shall be determined. The three resulting Exit Commitment Fee Rates so indicated by applying such three tests separately shall be compared, and the highest resulting Exit Commitment Fee Rate of such three results shall then be the applicable Exit Commitment Fee Rate (until the next such adjustment):


                                                                          Exit Commitment
              Consolidated        Debt Service        Leverage               Fee Rate
                EBITDA              Coverage            Ratio               (per annum)
                ------               Ratio              -----               -----------
                                     -----
Tier 1        Greater than or     Greater than or     Less than or        0.375%
                 equal to            equal to           equal to
               $12,000,000         1.50 to 1.00       5.00 to 1.00

Tier 2        Greater than or     Greater than or     Less than or        0.375%
                 equal to            equal to           equal to
               $10,000,000         1.25 to 1.00       6.00 to 1.00

Tier 3        Greater than or     Greater than or     Greater than        0.50%
                 equal to            equal to         6.00 to 1.00
                $8,000,000         1.00 to 1.00

Tier 4        Less than            Less than          Greater than        0.50%
              $8,000,000          1.00 to 1.00        6.00 to 1.00

    Notwithstanding the foregoing, (i) if the Borrower and its Subsidiaries fail to deliver any audited Financials for the prior fiscal year as and when required by Section 10.1(a)(i) hereof, then for the period commencing on the last date on which such audited Financials were to have been delivered continuing to the next Adjustment Date, the Exit Commitment Fee Rate shall be the rate set forth in Tier 4 in the table above, and (ii) all adjustments to the Exit Commitment Fee Rate shall take effect immediately on the applicable Adjustment Date.

    EXIT FACILITY DATE: The date on which all of the conditions precedent under Sections 9.2 and 9.3 hereof are satisfied.

    EXIT LOANS:  The Exit Revolving Credit Loans and the Exit Term Loan.

    EXIT MATURITY DATE: The date which is the second anniversary of the Exit Facility Date, PROVIDED that, in the event that the Exit Maturity Date is otherwise scheduled to extend beyond the Term Loan Maturity Date, the Exit Maturity Date shall be concurrent with the Term Loan Maturity Date.

    EXIT NOTES:  The Exit Revolving Credit Notes and the Exit Term Loan Note.

    EXIT REVOLVING CREDIT LOANS: Any loan converted into an Exit Revolving Credit Loan pursuant to Section 2.3(a) hereof and any loan made or to be made to the Borrower pursuant to Section 2.3(b) hereof.

    EXIT REVOLVING CREDIT NOTES:  See Section 2.8(b) hereof.

    EXIT TERM LOAN:  Any loan converted into an Exit Term Loan pursuant to
Section 3.3 hereof.

                                         -15-
    EXIT TERM LOAN NOTE:  See Section 3.5(b) hereof.

    EXTENDED PERIOD:  See Section 11.1 hereof.

    EXTENSION DATE:  The first day of any Extension Period.

    EXTENSION FEE: An amount equal to the principal amount of the Term Loan outstanding on any applicable Extension Date multiplied by 5%.

    EXTENSION PERIOD:  See the definition of Term Loan Maturity Date.

    FEE LETTER: The letter agreement with respect to certain fees dated as of June 4, 1996, as amended, by and between the Borrower and the Agent.

    FEDERAL FUNDS EFFECTIVE RATE: For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

    FILING DATE:  See the preamble.

    FINANCIALS: In respect of any period, the consolidated and consolidating balance sheet(s) of any Person and its Subsidiaries as at the end of such period, and the related consolidated and consolidating statement of income and consolidated statement of cash flow for such period, each setting forth in comparative form the figures for the previous comparable fiscal period, all in reasonable detail and prepared in accordance with GAAP; subject, in the case of such balance sheets and statements delivered at the end of fiscal periods other than such Person's fiscal year, to year-end audit adjustments.

    FINANCING ORDER:  See Section 9.1.6 hereof.

    GAAP: Generally accepted accounting principles consistent with those adopted by the Financial Accounting Standards Board and its predecessor, (a) generally, as in effect from time to time, and (b) except as otherwise expressly provided in this Agreement, for purposes of (i) determining compliance by the Borrower with the financial covenants set forth herein and (ii) the computation of the financial performance tests used in the determination of the Applicable Pricing hereunder, such principles, as in effect for the fiscal year therein reported in the most recent Financials submitted by the Borrower to the Agent prior to execution of this Agreement.

    GUARANTEED PENSION PLAN:  See Section 11.1(b)(xvi) hereof.

    HICKEL LITIGATION: The Borrower's claims against Hickel Investment Company which are the subject of litigation pending in the United States District Court for the District of Alaska as Case No. A95-0463 (HRH).

    INDEBTEDNESS: In respect of any Person, all obligations, contingent and otherwise, that in accordance with GAAP should be classified as liabilities, including, without limitation, (a) all debt obligations, (b) all liabilities secured by Liens, (c) all guarantees, recourse agreements, and similar undertakings, (d) all liabilities in respect of bankers' acceptances or letters of credit, and (e) all obligations to purchase, redeem, retire, defease or otherwise make any payment (including mandatory dividends or distributions) in respect of any capital stock or any warrants, rights, or options to acquire capital stock. When used in respect of the Borrower, the term "Indebtedness" includes the Obligations.

    INTEREST PAYMENT DATE: (a) As to each Base Rate Loan, (i) the first Business Day of each calendar month with respect to interest accrued during the previous calendar month, including without limitation, the calendar month which includes the Drawdown Date thereof, (ii) the DIP Maturity Date, unless the Exit Facility Date shall have occurred, (iii), the Exit Maturity Date, if the Exit Facility Date shall have occurred, and (iv) the Term Loan Maturity Date and (b) as to any Eurodollar Rate Loan, (i) the last day of the Interest Period with respect thereto, (ii) the DIP Maturity Date, unless the Exit Facility Date shall have occurred, (iii) the Exit Maturity Date, if the Exit Facility Date shall have occurred and (iv) the Term Loan Maturity Date.

    INTEREST PERIOD: With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request
(i) for any Base Rate Loan, ending on the last day of each calendar month and
(ii) for any Eurodollar Rate Loan, 1, 2 or 3 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; PROVIDED that all of the foregoing provisions relating to Interest Periods are subject to the following:

         (A) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such

    Interest Period shall end on the immediately preceding Eurodollar Business Day;

         (B)  if the Borrower shall fail to give notice as provided in Section
    2.10.1 or Section 3.7.1, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

         (C) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

         (D) any Interest Period relating to any Eurodollar Rate Loan that would otherwise extend beyond (x) the DIP Maturity Date, if the Exit Facility Date shall not have occurred, shall end on the DIP Maturity Date,
    (y) the Exit Maturity Date, if the Exit Facility Date shall have occurred, shall end on the Exit Maturity Date, and (z) the Term Loan Maturity Date shall end on the Term Loan Maturity Date.

    INVENTORY SHRINK RESERVE:  At any time, an amount equal to the product of
(a) the Book Value of the Borrower's inventory multiplied by (b) the Inventory Shrink Reserve Percentage then in effect.

    INVENTORY SHRINK RESERVE PERCENTAGE: At the time of reference thereto, a percentage reasonably determined by the Agent from time to time based on commercial finance examinations of the Borrower and its inventory, with regard to the Borrower's historical experience with respect to losses of inventory due to shoplifting, employee theft, inventory errors, and other "shrinkage" events. The parties acknowledge and agree that as of the Effective Date, the Inventory Shrink Reserve Percentage is 2.6%.

    IRC:  The Internal Revenue Code of 1986.

    LANDLORD LIEN RESERVE: At any time of reference, with respect to each Specified Lease, an amount reasonably determined by the Agent as a reserve against inventory located on the leasehold created by such Specified Lease with respect to which the landlord thereof may have a common law or statutory landlord's Lien for unpaid rental obligations senior in priority to the Liens thereon in favor of the Agent for the benefit of the Banks.

    LANDLORD WAIVER: A waiver from the lessor or sublessor of property leased by the Borrower as lessee in substantially the form attached hereto as

EXHIBIT B and in any event in form and substance satisfactory to the Agent in all respects.

    LAW OR LAWS: Statute(s), law(s), ordinance(s), regulation(s), order(s), writ(s), injunction(s) or decree(s) of any political or governmental body or Tribunal (federal, state, county, municipal, foreign or domestic, or otherwise) having competent jurisdiction, including, without limitation, Environmental Laws.

    LETTER OF CREDIT:  See Section 4.1 hereof.

    LETTER OF CREDIT APPLICATION:  See Section 4.1 hereof.

    LETTER OF CREDIT FEE:  See Section 4.6 hereof.

    LETTER OF CREDIT PARTICIPATION:  See Section 4.1.3 hereof.

    LETTER OF CREDIT RATE:

    (a) At all times prior to the Exit Facility Date, the Letter of Credit Rate shall be one and three-quarters percent (1.75%) per annum.

    (b) From the Exit Facility Date to the first Adjustment Date, the Letter of Credit Rate shall be one and three-quarters percent (1.75%) per annum. On the first Adjustment Date and on each subsequent Adjustment Date, by reference to the Borrowers' and its Subsidiaries' audited Financials, the Borrower's and its Subsidiaries' (i) Consolidated EBITDA for the period of the relevant fiscal year then most recently ended shall be calculated, and the lowest Letter of Credit Rate corresponding to the results of such test on the table set forth below shall be determined, (ii) Debt Service Coverage Ratio for the period of the relevant fiscal year then most recently ended shall be calculated, and the lowest Letter of Credit Rate corresponding to the result of such test on the table set forth below shall be determined, (iii) Leverage Ratio determined as of the last day of the relevant fiscal year then most recently ended shall be calculated, and the lowest Letter of Credit Rate corresponding to the result of such test on the table set forth below shall be determined. The three resulting Letter of Credit Rates so indicated by applying such three tests separately shall be compared, and the highest resulting Letter of Credit Rate of such three results shall then be the applicable Letter of Credit Rate (until the next such adjustment):


              Consolidated        Debt Service        Leverage         Letter of Credit
                 EBITDA             Coverage           Ratio           Rate (per annum)
                 ------              Ratio             -----           ----------------
                                     -----
Tier 1        Greater than or     Greater than or     Less than or        1.25%
                 equal to            equal to           equal to
               $12,000,000         1.50 to 1.00       5.00 to 1.00

Tier 2        Greater than or     Greater than or     Less than or        1.50%
                 equal to            equal to           equal to
               $10,000,000         1.25 to 1.00       6.00 to 1.00

Tier 3        Greater than or     Greater than or     Greater than        1.75%
                 equal to            equal to         6.00 to 1.00
                $8,000,000         1.00 to 1.00

Tier 4        Less than            Less than          Greater than        2.00%
              $8,000,000          1.00 to 1.00        6.00 to 1.00



    Notwithstanding the foregoing, (i) if the Borrower and its Subsidiaries fail to deliver any audited Financials for the prior fiscal year as and when required by Section 10.1(a)(i) hereof, then for the period commencing on the last date on which such audited Financials were to have been delivered continuing to the next Adjustment Date, the Letter of Credit Rate shall be the rate set forth in Tier 4 in the table above, and (ii) all adjustments to the Letter of Credit Rate shall take effect with respect to each particular Letter of Credit immediately on the applicable Adjustment Date.

    LEVERAGE RATIO: On any date of determination, the ratio of (i) Consolidated Total Liabilities of the Borrower and its Subsidiaries to (ii) Consolidated Tangible Net Worth of the Borrower and its Subsidiaries.

    LIENS: Any lien, encumbrance, mortgage, pledge, hypothecation, charge, restriction or other security interest of any kind securing any obligation of any Person.

    LIFO:  See the definition of Book Value.

    LOANS:  Collectively, the DIP Loans and the Exit Loans.

    LOAN DOCUMENTS: This Agreement, the Notes, the Purchase and Guaranty Agreement, the Fee Letter, the Letter of Credit Applications (if any), the Surety Power of Attorney, and the applicable Security Documents, in each case as amended, modified, supplemented or restated and in effect from time to time.

    LOCK BOX ACCOUNT:  See Section 2.12 hereof.

    LOCK BOX AGREEMENT: The Lock Box Agreement, in form and substance satisfactory to the Agent, between the Borrower and the Agent.

    MAJORITY BANKS: Both the Majority Revolving Credit Banks and the Term Loan Lender.

    MAJORITY REVOLVING CREDIT BANKS:  As of any date, the Revolving Credit
Banks holding at least 51% of the outstanding principal amount of the Revolving Credit Notes on such date; and if no such principal is outstanding, (a) prior to the Exit Facility Date, the Revolving Credit Banks whose aggregate DIP Commitments constitute at least 51% of the Total DIP Commitment and (b) from and after the Exit Facility Date, the Revolving Credit Banks whose aggregate Exit Commitments constitute at least 51% of the Total Exit Commitment.

    MATERIALLY ADVERSE EFFECT: Any materially adverse effect (resulting from any single event or any combination of multiple events) on, or change in, the financial condition, business operations, properties, or prospects of the Borrower, individually or taken together, or with respect to the value of the Collateral, or material impairment (resulting from any single event or any combination of multiple events) of the ability of the Borrower to perform its obligations hereunder or under any of the other Loan Documents, or material impairment (resulting from any single event or any combination of multiple events) of the legality, validity, or enforceability of any Loan Document or the perfection or priority of any Lien under any of the Loan Documents.

    MAXIMUM DRAWING AMOUNT: The maximum aggregate amount from time to time that the beneficiaries may draw under all outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

    MAXIMUM RATE:  See Section 2.9(c) hereof.

    MORTGAGED PROPERTY:  Any Real Estate which is subject to any Mortgage.

    MORTGAGES: The mortgages (or deeds of trust, as applicable) from the Borrower to the Agent with respect to the fee and leasehold interests of the Borrower in the Real Estate Collateral in form and substance satisfactory to the Borrower, the Banks, the Surety and the Agent.

    NON-REAL ESTATE COLLATERAL: The Collateral other than the Real Estate Collateral.

    NOTES:  Collectively, the DIP Notes and the Exit Notes.

    OBLIGATIONS: All indebtedness, obligations and liabilities of the Borrower to the Agent, the Banks and the Surety, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any other Loan Document or in respect of any of the Loans or Letters of Credit or the Notes or other instruments at any time evidencing any thereof.

    OECD:  See the definition of Eligible Assignee.

    OPERATING ACCOUNT:  The Borrower's operating account (No. 503-20493) with
BkB.

    OPERATING CASH FLOW: For any period, an amount equal (without duplication) to (i) Consolidated EBITDA of the Borrower and its Subsidiaries for such period, MINUS (ii) cash payments for all income taxes paid by the Borrower and its Subsidiaries during such period, MINUS (iii) cash payments during such period on account of Capital Expenditures by the Borrower and its Subsidiaries PLUS (iv) to the extent otherwise deducted in the computation of Operating Cash Flow, the sum of (A) the fees payable pursuant to Section 6.1(a) hereof, (B) the fee in the amount of $475,000, payable to the Gordian Group on or about the Effective Date, and (C) payments to settle prepetition tax claims as provided in the Reorganization Plan.

    ORDER:  The Financing Order.

    OSHA: The Occupational Safety and Health Act, as amended, and all rules, regulations, judgments, decrees and orders arising thereunder.

    PBGC: The Pension Benefit Guaranty Corporation, and any successor entity or entities bearing similar responsibilities.

    PERFECTION CERTIFICATE: The Perfection Certificate relating to the Security Agreement, executed and delivered by the Borrower, to be in form and substance satisfactory to the Banks and the Agent.

    PERMITTED INVENTORY LOCATION(S): The retail stores and distribution centers of the Borrower located in the United States of America and listed on
SCHEDULE 8(p) hereto, and any future retail stores of the Borrower located in the United States of America, in each case so long as from and after the Exit Facility Date appropriate Uniform Commercial Code financing statements or other applicable documents showing the Borrower as debtor and the Agent as secured party shall have been filed in the proper filing offices in a manner and form sufficient to perfect the Agent's first priority security interest in the inventory and other assets of the Borrower located at such store or other facility.

    PERMITTED LIENS:  See Section 10.2(c) hereof.

    PERMITTED PRIOR LIENS: Valid, perfected and otherwise unavoidable Liens existing as of the Effective Date and listed and described in reasonable detail on SCHEDULE 10.2(c) attached hereto, and, only from and after the Exit Facility Date, landlord Liens (if any) to the extent such Liens are entitled to priority by the operation of Law over the Liens of the Agent and the Banks under the Security Documents.

    PERSON: Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

    PTO:  See Section 9.1.5 hereof.

    PURCHASE AND GUARANTY AGREEMENT: The Purchase and Guaranty Agreement among the Banks, the Agent, the Surety, and acknowledged by and agreed to by the Borrower substantially in the form attached hereto as EXHIBIT C, or otherwise in form and substance satisfactory to the Borrower, the Banks, the Agent and the Surety, and pursuant to which the Surety guaranties the purchase or payment of the Term Loan and the parties enter into certain intercreditor arrangements.

    RATIFICATION CERTIFICATE: A certificate to be dated the Exit Facility Date in form and substance satisfactory to the Banks, the Agent and the Surety pursuant to which the Borrower shall ratify all of the Obligations and the Liens securing the Obligations.

    REAL ESTATE: All real property at any time owned or leased (as lessee or sublessee) by the Borrower.

    REAL ESTATE COLLATERAL: All of the Real Estate Leases and all other Collateral which at any time consists of the Borrower's real property interests including fixtures, but excluding the Hickel Litigation or any proceeds thereof.

    REAL ESTATE LEASES: All store or other retail outlet leases to which the Borrower is a party as of the date hereof or which may otherwise become a "Real Estate Lease" pursuant to Section 10.5 hereof. Any Real Estate Lease shall cease to be a "Real Estate Lease" for purposes of this Agreement if (a) the Specified Amount for such Real Estate Lease has been paid in full and applied to the prepayment of the Term Loan, as permitted by Section 10.2(m) hereof, or (b) such Real Estate Lease has expired by its terms, with no renewal right or option to extend.

    REGISTER:  See Section 14.3 hereof.

    REGISTRATION RIGHTS AGREEMENT: The Grant of Registration Rights between the Borrower and the Term Loan Lender or its nominee substantially in the form attached as ANNEX 3 to the Warrant Agreement or otherwise in form and substance satisfactory to the Borrower and the Term Loan Lender or its nominee.

    REIMBURSEMENT OBLIGATION: The Borrower's obligation to reimburse the Agent and the Revolving Credit Banks on account of any drawing under any Letter of Credit as provided in Section 4.2 hereof.

    REORGANIZATION PLAN:  A plan or plans of reorganization in the Case.

    REQUIREMENT OF LAW: In respect of any Person, any law, treaty, rule, regulation or determination of an arbitrator, court, or other governmental authority, in each case applicable to or binding upon such Person or affecting any of its property.

    REVOLVING CREDIT BANKS:  BkB and the other lending institutions listed on
SCHEDULE 1 attached hereto as Revolving Credit Banks and any other Person who becomes an assignee of any rights and obligations of a Revolving Credit Bank pursuant to Section 14 hereof.

    REVOLVING CREDIT LOAN REQUEST:  See Section 2.6 hereof.

    REVOLVING CREDIT LOANS: The DIP Revolving Credit Loans and/or the Exit Revolving Credit Loans, as applicable.

    REVOLVING CREDIT NOTES: The DIP Revolving Credit Notes and the Exit Revolving Credit Notes.

    SEAFIRST:  See Section 2.14 hereof.

    SEAFIRST ACCOUNT:  See Section 2.14 hereof.

    SECURITY AGREEMENT: The security agreement dated as of June 4, 1996 between the Borrower and the Agent, or otherwise in form and substance satisfactory to the Borrower, the Banks and the Agent.

    SECURITY DOCUMENTS: The Security Agreement, the Perfection Certificate, the Mortgages, the Lock Box Agreement, the Trademark Agreement, the Agency Account Agreements, the Ratification Certificate and all other security agreements, pledge agreements, collateral assignment agreements, mortgages, deeds of trust, assignments, or other instruments or documents, in form and substance satisfactory to the Agent, the Surety and the Banks, which shall grant to the Agent, for the benefit of the Agent, the

Surety and the Banks, credit support for the Obligations or Liens upon any of the Collateral.

    SETTLEMENT: The making of, or receiving of payments, in immediately available funds, among the Revolving Credit Banks and the Agent, to the extent necessary to cause each Revolving Credit Bank's actual share of the outstanding amount of Revolving Credit Loans (after giving effect to any Revolving Credit Loan Request) to be equal to each Revolving Credit Bank's Commitment Percentage of the outstanding amount of Revolving Credit Loans (after giving effect to any Revolving Credit Loan Request), where, prior to such event or action, the actual share is not so equal.

    SETTLEMENT AMOUNT:  See Section 2.11(a) hereof.

    SETTLEMENT DATE: (a) The Drawdown Date relating to any Revolving Credit Loan Request, (b) Friday of each week, or if Friday is not a Business Day, the Business Day immediately following such Friday, (c) the Business Day immediately following the Agent becoming aware of the existence of an Event of Default, (d) any Business Day on which the aggregate amount of Revolving Credit Loans outstanding from BkB and the Agent PLUS BkB's Commitment Percentage of the sum of the Maximum Drawing Amount and any Unpaid Reimbursement Obligations is equal to or greater than BkB's Commitment Percentage of (i) prior to the Exit Facility Date, the Total DIP Commitment or (ii) on or after the Exit Facility Date, the Total Exit Commitment, or (e) the Business Day immediately following any Business Day on which the amount of Revolving Credit Loans outstanding increases or decreases by more than $2,000,000 as compared to the previous Settlement Date.

    SETTLING BANK:  See Section 2.11(a) hereof.

    SPECIAL LEASE OBLIGATIONS:  See Section 10.2 hereof.

    SPECIAL SHARES:  See Section 9.2.7(b) hereof.

    SPECIFIED AMOUNT:  See Section 10.2(m)(ii)(A) hereof.

    SPECIFIED LEASE: Each lease by the Borrower as Lessee of real property at which Eligible Inventory is held and as to which the Agent has not from time to time received evidence, in form and substance satisfactory to the Agent, that based upon then existing law, the landlord of such property would not have or be entitled to claim a lien on inventory superior to the security interest granted to the Agent under the Security Agreements, securing obligations past due or securing future obligations; PROVIDED that no lease for which the Agent shall have received a Landlord Waiver shall be a Specified Lease.

    STORE CREDIT CARD PROGRAM: The Borrower's existing private label credit card program, evidenced by and implemented pursuant to the Store Credit Card Program Documents, and/or any other private label credit card program for purchases of merchandise in the Borrower's stores by its customers, on terms substantially similar to the Store Credit Card Program in effect on the Effective Date or on terms more favorable to the Banks and the Borrower, in each case as shall be approved by the Agent; it being understood that the Store Credit Card Program may not, in any event, consist of a so-called receivable "securitization" or similar receivables purchase facility.

    STORE CREDIT CARD PROGRAM DOCUMENTS: The Credit Card Plan Agreement dated as of June 20, 1988, between the Borrower and Alliance Data Systems as successor to National City Bank, Columbus, Ohio, a national banking association (formerly known as BancOhio National Bank), as amended by amendments dated September 30, 1992, August 23, 1993, March 30, 1994, November 2, 1994, and December, 1996 in
the respective forms thereof delivered to the Agent prior to the Effective Date, evidencing and relating to the Store Credit Card Program, and, to the extent each is approved by the Agent, any amendments, modifications, and successor or substitute documents with respect thereto, evidencing or relating to the Store Credit Card Program as in effect from time to time.

    SUBSIDIARY: In respect of any Person, any business entity of which such Person at any time owns or controls directly or indirectly more than fifty percent (50%) of the outstanding shares of stock or similar equity interests having voting power, regardless of whether such right to vote depends upon the occurrence of a contingency.

    SUPER-PRIORITY CLAIM: A claim against the Borrower or its estate in the Case which is an administrative expense claim having priority over (a) any and all allowed administrative expenses and (b) unsecured claims now existing or hereafter arising including, without limitation, administrative expenses of the kind specified in Section 503(b), 506(c) or 507(b) of the Bankruptcy Code.

    SURETY: Any Person, satisfactory to the Term Loan Lender and the Agent in their sole and absolute discretion, that has agreed to guaranty the purchase or payment of the Term Loan upon the terms of the Purchase and Guaranty Agreement.

    SURETY POWER OF ATTORNEY: The Power of Attorney in form and substance satisfactory to the Borrower, the Surety and the Agent, and pursuant to which the Borrower grants to the Surety the right, as the Borrower's attorney-in-fact, to take certain actions from time to time with respect to the Real Estate Collateral.

    TERM LOAN:  The DIP Term Loan or the Exit Term Loan as applicable.

    TERM LOAN LENDER: BkB in its capacity as lender of the Term Loan and any other Person who becomes an assignee of any rights and obligations of the Term Loan Lender pursuant to Section 14 hereof.

    TERM LOAN MATURITY DATE: The earlier to occur of (a) the date which is 27 months following the Effective Date, and (b) either (i) the DIP Maturity Date if the DIP Revolving Credit Loans are not prior to such date converted to Exit Revolving Credit Loans, or (ii) the Exit Maturity Date if the DIP Revolving Credit Loans are converted to Exit Revolving Credit Loans, provided that the Term Loan Maturity Date may be extended by the Borrower for two consecutive one year periods (each an "Extension Period") subject to the satisfaction of the provisions contained in Section 9.4 hereof.

    TITLE POLICY. Such ALTA standard form title insurance policy issued by such title insurance company as approved by, and with such endorsements, exceptions and affirmative insurance satisfactory to, the Borrower, the Agent, the Term Loan Lender and the Surety.

    TOTAL DEBT SERVICE: For any period, an amount equal to the result (without duplication) of (a) Consolidated Total Interest Expense and any other cash financing fees for such period, but excluding to the extent otherwise included in the computation of Total Debt Service, the sum of (i) the fees payable pursuant to Section 6.1(a) hereof, (ii) the fee in the amount of $475,000, payable to the Gordian Group on or about the Effective Date, and (iii) payments to settle prepetition tax claims as provided in the Reorganization Plan, PLUS
(b) the sum of all payments with respect to principal on Indebtedness that became due and payable or are due to become due and payable during such period pursuant to any agreement or instrument to which the Borrower or any of its Subsidiaries is a party relating to the borrowing of money or the obtaining of credit or in respect of Capitalized Leases, PROVIDED that demand obligations shall be deemed to be due and payable during every fiscal period during which such obligations are outstanding.

    TOTAL DIP COMMITMENT: The sum of the DIP Commitments of the Revolving Credit Banks, as in effect from time to time.

    TOTAL EXIT COMMITMENT: The sum of the Exit Commitments of the Revolving Credit Banks, as in effect from time to time.

    TOTAL REVOLVER OUTSTANDINGS: At any time of determination, the sum of (a) the aggregate principal amount of Revolving Credit Loans outstanding, PLUS (b) the Maximum Drawing Amount of all Letters of Credit, PLUS (c) all Unpaid Reimbursement Obligations.

    TRADEMARK AGREEMENT: The Trademark Collateral Assignment and Security Agreement dated as of a date on or prior to the Exit Facility Date made by the Borrower in favor of the Agent and in form and substance satisfactory to the Banks and the Agent.

    TRIBUNAL: Any agency, board, business, commission, court, department, instrumentality or tribunal of any political or government authority having competent legislative or judicial jurisdiction.

    TYPE: As to any DIP Loan or Exit Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

    UCC:  See Section 9.1.5 hereof.

    UNIFORM CUSTOMS: The Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor thereto.

    UNPAID REIMBURSEMENT OBLIGATION: Any Reimbursement Obligation for which the Borrower has not reimbursed the Agent and the Banks on the date specified in, and in accordance with, Section 4.2 hereof.

    WARRANT AGREEMENT: The Warrant Agreement between the Borrower and the Term Loan Lender, or its nominee, substantially in the form attached hereto as EXHIBIT D, or otherwise in form and substance satisfactory to the Borrower, the Term Loan Lender or its nominee.

    WARRANT DOCUMENTS: The Warrant Agreement, the Registration Rights Agreement and the Warrants.

    WARRANTS: The Warrants substantially in the form attached as ANNEX 1 to the Warrant Agreement or otherwise in form and substance satisfactory to the Borrower, and Term Loan Lender or its nominee.

    SECTION 1.2.  RULES OF INTERPRETATION.

         (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

         (b) The singular includes the plural and the plural includes the singular.

         (c) A reference to any law includes any amendment or modification to such law.

         (d) A reference to any Person includes its permitted successors and permitted assigns.

         (e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

         (f) The words "include", "includes" and "including" are not limiting.

         (g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in Massachusetts, have the meanings assigned to them therein.

         (h) Reference to a particular "Section " refers to that section of this Agreement unless otherwise indicated.

         (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

SECTION 2.  DEBTOR IN POSSESSION AND EXIT REVOLVING CREDIT FACILITIES.

    SECTION 2.1  COMMITMENT TO LEND DIP REVOLVING CREDIT LOANS.

         (a) Upon the terms and subject to the conditions of this Agreement, each of the Revolving Credit Banks severally agrees to lend to the Borrower such sums that the Borrower may request from time to time up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Revolving Credit Bank's DIP Commitment MINUS such Revolving Credit Bank's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, from the date hereof until but not including the DIP Maturity Date, PROVIDED that (i) the Total Revolver Outstandings (after giving effect to all amounts requested) shall not exceed the lesser of (A) the Total DIP Commitment, and (B) the amount approved to be borrowed by way of DIP Revolving Credit Loans and Letters of Credit in the Financing Order, and (ii) the Total Revolver Outstandings (after giving effect to all amounts required) MINUS Cash Collateralized Letters of Credit shall not exceed the Borrowing Base then in effect.

         (b) Notwithstanding the provisions of Section 2.1(a), if (i) the Borrower in a Revolving Credit Loan Request irrevocably designates proceeds of any Revolving Credit Loan to be used to satisfy obligations owing to a landlord of a Real Estate Lease for which there is an amount included in the Cure Payment Reserve, and (ii) arrangements are in place satisfactory to the Agent for such proceeds to be paid to such landlord for application to such cure payment amount owing to such landlord, the Borrowing Base shall be computed for purposes of Section 2.1(a) to take into account the reduction in the Cure Payment Reserve to be effected by the payment of such Revolving Credit Loan proceeds to such landlord for application as a cure payment.

         (c) Except as otherwise provided herein, the DIP Revolving Credit Loans shall be made PRO RATA in accordance with each Bank's Commitment Percentage. Loans made to the Borrower pursuant to the Original Credit Agreement shall constitute DIP Revolving Credit Loans under this Agreement.

    SECTION 2.2  REPAYMENTS OF DIP REVOLVING CREDIT LOANS.

         (a) The Borrower hereby agrees to pay each Revolving Credit Bank on the DIP Maturity Date, unless the Exit Facility Date occurs on such date and the DIP Revolving Credit Loans outstanding on such date are converted into Exit Revolving Credit Loans as provided in Section 2.3 hereof, the entire unpaid principal of and interest on such Revolving Credit Bank's DIP Revolving Credit Note. If the Exit Facility Date does not occur on the DIP Maturity Date, all other Obligations evidenced by the DIP Revolving Credit Notes shall, if not sooner paid, become and be absolutely due and payable by the Borrower on the DIP Maturity Date.

         (b) The Borrower may elect to prepay the outstanding principal of all or any part of any DIP Revolving Credit Loan, without premium or penalty, PROVIDED that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loan pursuant to this
    Section 2.2(b) made on any day other than the last day of the Interest Period relating thereto shall subject the Borrower to the indemnification provisions of Section 5.6 hereof. Except as otherwise provided in Section 2.12, the Borrower shall give the Agent written, telegraphic or telephonic notice no later than (i) 10:00 a.m. Boston time on the date of such prepayment of Base Rate Loans and (ii) 12:00 noon Boston time three (3) Eurodollar Business Days prior to the date of such prepayment of Eurodollar Rate Loans, in either case specifying the proposed date of prepayment and the principal amount to be prepaid. Each such partial prepayment of the DIP Revolving Credit Loans shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Subject to the conditions of Section 2.1 hereof, amounts so prepaid may be reborrowed.

         (c) If at any time the DIP Revolving Credit Loans outstanding shall exceed any specific amount approved to be borrowed solely by way of DIP Revolving Credit Loans in the Financing Order, the Borrower shall immediately pay the amount of such excess to the Agent for pro rata application to the DIP Revolving Credit Loans in accordance with each Revolving Credit Bank's Commitment Percentage. If at any time the Total Revolver Outstandings shall exceed the lesser of (i) the Total DIP Commitment, and (ii) the amount approved to be borrowed by way of DIP Revolving Credit Loans and Letters of Credit in the Financing Order, the Borrower shall immediately pay the amount of such excess to the Agent for PRO RATA application to the DIP Revolving Credit Loans in accordance with each Bank's Commitment Percentage or, if no DIP Revolving Credit Loans are then outstanding, to be held by the Agent as cash collateral to secure payment of all Reimbursement Obligations up to the amount of 105% of the Maximum Drawing Amount. If at any time the Total Revolver Outstandings MINUS Cash Collateralized Letters of Credit shall exceed the Borrowing Base then in effect, the Borrower shall immediately pay the amount of such excess to the Agent for PRO RATA application to the DIP Revolving Credit Loans in accordance with each Revolving Credit Bank's Commitment Percentage or, if no DIP Revolving Credit Loans are then outstanding, to be held by the Agent as cash collateral to secure payment of all Reimbursement Obligations up to the amount of 105% of the Maximum Drawing Amount.

         (d) Prior to the Exit Facility Date, during a period of thirty (30) consecutive days during the period beginning on December 15, 1997, and ending on January 31, 1998, the Borrower shall be required to make such prepayments in respect of the DIP Revolving Credit Loans and to take such other actions as shall be necessary to cause the aggregate amount of the Total Revolver Outstandings not to exceed $21,500,000 on each day of such period.

    SECTION 2.3 CONVERSION OF DIP REVOLVING CREDIT LOANS INTO EXIT REVOLVING CREDIT LOANS; COMMITMENT TO LEND EXIT REVOLVING CREDIT LOANS.

         (a) Upon the satisfaction of the conditions precedent set forth in Sections 9.2 and 9.3 hereof, the DIP Revolving Credit Loans outstanding on the Exit Facility Date shall automatically convert into Exit Revolving Credit Loans hereunder.

         (b) Upon the terms and subject to the conditions of this Agreement, each of the Revolving Credit Banks severally agrees to lend to the Borrower such sums that the Borrower may request up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Revolving Credit Bank's Exit Commitment MINUS such Revolving Credit Bank's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, from the Exit Facility Date until but not including the Exit Maturity Date, PROVIDED that (i) the Total Revolver Outstandings (after giving effect to all amounts requested) shall not exceed the Total Exit Commitment and (ii) the Total Revolver Outstandings (after giving effect to all amounts requested) MINUS Cash Collateralized Letters of Credit shall not exceed the Borrowing Base then in effect. Except as otherwise provided herein, the Exit Revolving Credit Loans shall be made PRO RATA in accordance with each Revolving Credit Bank's Commitment Percentage.

    SECTION 2.4  REPAYMENT OF EXIT REVOLVING CREDIT LOANS.

         (a) The Borrower hereby agrees to pay each Revolving Credit Bank on the Exit Maturity Date the entire unpaid principal of and interest on such Revolving Credit Bank's Exit Revolving Credit Note. All other Obligations evidenced by the Exit Revolving Credit Notes shall, if not sooner paid, become and be absolutely due and payable by the Borrower on the Exit Maturity Date.

         (b) The Borrower may elect to prepay the outstanding principal of all or any part of any Exit Revolving Credit Loan, without premium or penalty, PROVIDED that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loan pursuant to this
    Section 2.4(b) made on any day other than the last day of the Interest Period with respect thereto shall subject the Borrower to the indemnification provisions of Section 5.6 hereof. Except as otherwise provided in Section 2.12, the Borrower shall give the Agent written telegraphic or telephonic notice no later than (i) 10:00 a.m. Boston time on the date of such prepayment of Base Rate Loans and (ii) 12:00 noon Boston time three (3) Eurodollar Business Days prior to the date of such prepayment of Eurodollar Rate Loans, in either case specifying the proposed date of prepayment and the principal amount to be prepaid. Each such partial prepayment of the Exit Revolving Credit Loan shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Subject to the conditions of Section 2.3(b) hereof, amounts so prepaid may be reborrowed.

         (c) If at any time the Total Revolver Outstandings shall exceed the Total Exit Commitment then in effect, the Borrower shall immediately pay the amount of such excess to the Agent for PRO RATA application to the Exit Revolving Credit Loans in accordance with each Revolving Credit Bank's Commitment Percentage or, if no Exit Revolving Credit Loans are then outstanding, to be held by the Agent as cash collateral to secure payment of all Reimbursement Obligations up to the amount of 105% of the Maximum Drawing Amount. If at any time the Total Revolver Outstandings MINUS Cash Collateralized Letters of Credit shall exceed the Borrowing Base then in effect, the Borrower shall immediately pay the amount of such excess to the Agent for PRO RATA application to the Exit Revolving Credit Loans in accordance with each Revolving Credit Bank's Commitment Percentage or, if no Exit Revolving Credit Loans are then outstanding, to be held by the Agent as cash collateral to secure payment of all Reimbursement Obligations up to the amount of 105% of the Maximum Drawing Amount.

         (d)  From and after the Exit Facility Date, during a period of thirty
    (30) consecutive days during each period beginning on December 15 of any calendar year and ending on January 31 of the immediately following calendar year, the Borrower shall be required to make such prepayments in respect of the Exit Revolving Credit Loans and to take such other actions as shall be necessary to cause the aggregate amount of the Total Revolver Outstandings not to exceed $20,500,000 on each day of such applicable period of thirty (30) consecutive days.

    SECTION 2.5 REDUCTION OF COMMITMENTS. The Borrower may elect to reduce the Total DIP Commitment or the Total Exit Commitment, as applicable, by a minimum principal amount of $1,000,000 or a greater integral multiple of $1,000,000 or to terminate the Total DIP Commitment or the Total Exit Commitment, as applicable, upon written notice to the Agent given by 10:00 a.m. Boston time at least two (2) Business Days prior to the date of such reduction or termination. The Borrower shall not be entitled to reinstate the Total DIP Commitment or the Total Exit Commitment, as applicable, following any such reduction or termination.

    SECTION 2.6 REQUEST FOR REVOLVING CREDIT LOAN ADVANCES. Except as otherwise provided in Section 2.7 hereof, the Borrower shall notify the Agent in writing or telephonically (each such notice, a "Revolving Credit Loan Request"), not later than (a) 3:00 p.m. Boston time on the day of the Drawdown Date (which date must be a Business Day) of any Base Rate Loan being requested and (b) 12:00 noon Boston time three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such Revolving Credit Loan Request shall specify (i) the principal amount of the Revolving Credit Loan requested (which shall be, in the case of any Eurodollar Rate Loan, in a minimum aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof), (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan. No Revolving Credit Loan may be made as a Eurodollar Rate Loan during the continuance of a Default or Event of Default. Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Banks thereof. Subject to the foregoing and except as otherwise provided in Section 2.7 hereof, so long as the DIP Commitments or the Exit Commitments, as applicable, are then in effect and the applicable conditions set forth in Section 9 hereof have been met, each of the Revolving Credit Banks will make available to the Agent no later than 4:00 p.m. Boston time on the Drawdown Date, at the Agent's Head Office, in immediately available funds, its PRO RATA share, based upon such Revolving Credit Bank's Commitment Percentage, of the amount requested. Except as otherwise provided in Section
2.7 hereof, upon receipt from each Revolving Credit Bank of such amount, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loan by transferring such amount to the Operating Account not later than the close of business on such Drawdown Date. The Borrower shall be deemed to make and to have made automatic Revolving Credit Loan Requests for Base Rate Loans from time to time at the appropriate times, and in the appropriate amounts, necessary to credit sufficient funds to the Operating Account for direct application to the payment when due of any and all interest, fees and expenses payable with respect to the Loans, and scheduled principal installments of the Term Loan pursuant to Section 3.2.1 hereof.

    SECTION 2.7  OTHER METHODS OF FUNDING; AUTHORIZED ADVANCES.
Notwithstanding the notice requirement set forth in Section 2.6 hereof, but otherwise in accordance with the terms and conditions of this Agreement,

         (a) each of the Revolving Credit Banks agrees to make DIP Revolving Credit Loans or, as the case may be, Exit Revolving Credit Loans (from and after the Exit Facility Date) to the Borrower sufficient to pay any Unpaid Reimbursement Obligations on the date on which such Reimbursement Obligations become Unpaid Reimbursement Obligations;

         (b) the Agent may, in its sole discretion and without conferring with the Banks, make DIP Revolving Credit Loans or, as the case may be, Exit Revolving Credit Loans (from and after the Exit Facility
    Date) to the Borrower hereunder (i) by causing funds to be credited to the Operating Account to cover checks or other items or charges which the Borrower has drawn or made against such account or (ii) in amounts as otherwise requested by the Borrower as set forth in Section 2.6; and

         (c) the Agent may, in its sole discretion and without conferring with the Banks, make DIP Revolving Credit Loans or, as the case may be, Exit Revolving Credit Loans (from and after the Exit Facility
    Date) by causing funds in the appropriate sufficient amounts to be credited to the Operating Account for direct application to the payment when due of any and all interest, fees and expenses payable hereunder.

    The Borrower hereby requests and authorizes the Agent to make from time to time such Revolving Credit Loans (A) by means of paying such Unpaid Reimbursement Obligations, (B) by advancing funds that are credited to the Operating Account sufficient to cover checks and other items or charges then presented to the Operating Account, or otherwise funding the Operating Account, and (C) by advancing funds that are credited to the Operating Account sufficient to cover any and all interest, fees and expenses payable hereunder, and hereby authorizes and requests the Agent to debit the Operating Account in an amount
equal to any such interest, fees and expenses.   The Borrower acknowledges and
agrees that the making of such Loans shall, in each case, be subject in all respects to provisions of this Agreement including, without limitation, the limitations set forth in Sections 2.1 and 2.3 hereof and the requirements that the applicable conditions in Section 9 hereof be satisfied. All actions taken by the Agent pursuant to the provisions of this Section 2.7 shall be conclusive and binding on the Borrower, absent manifest error. Loans made pursuant to this
Section 2.7 shall be Base Rate Loans until converted in accordance with the provisions of this Agreement, and prior to a Settlement, interest on Loans made pursuant to this Section 2.7 shall be for the account of the Agent.

    SECTION 2.8  REVOLVING CREDIT NOTES.

         (a) The obligation of the Borrower to repay to the Revolving Credit Banks the principal of the DIP Revolving Credit Loans and interest accrued thereon shall be evidenced by separate promissory notes dated the Effective Date (the "DIP Revolving Credit Notes"), completed with the appropriate insertions and in the form attached hereto as EXHIBIT E. One DIP Revolving Credit Note shall be payable to the order of each Revolving Credit Bank in a principal amount equal to such Revolving Credit Bank's DIP Commitment or, if less, the outstanding amount of all DIP Revolving Credit Loans made by such Revolving Credit Bank, plus interest accrued thereon, as set forth below.

         (b) The obligation of the Borrower to repay to the Revolving Credit Banks the principal of the Exit Revolving Credit Loans and interest accrued thereon shall be evidenced by separate promissory notes dated the Exit Facility Date (the "Exit Revolving Credit Notes"), completed with the appropriate insertions and in the form attached hereto as EXHIBIT F. One Exit Revolving Credit Note shall be payable to the order of each Revolving Credit Bank in a principal amount equal to such Revolving Credit Bank's Exit Commitment or, if less, the outstanding amount of all Exit Revolving Credit Loans made by such Revolving Credit Bank, plus interest accrued thereon, as set forth below.

    SECTION 2.9  INTEREST ON REVOLVING CREDIT LOANS.

         (a) So long as no Event of Default has occurred and is continuing, the Borrower shall pay interest on the Revolving Credit Loans as follows:
    (i) the Base Rate Loans shall bear interest for the period commencing with the respective Drawdown Dates thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum which is equal to the sum of (A) the Base Rate PLUS (B) the Base Rate Margin as in effect from time to time, (ii) each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum which is equal to the sum of (A) the Eurodollar Rate determined for such Interest Period PLUS (B) the Eurodollar Rate Margin as in effect from time to time, and (iii) the Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

         (b) While an Event of Default is continuing amounts payable under any of the Loan Documents, except with respect to the Term Loan and the Term Loan Note for which provision is made in Section 3.6(b), shall bear interest (compounded monthly and payable on demand in respect of overdue amounts) at a rate per annum which is equal to the greater of (i) the sum of (A) the Base Rate PLUS (B) three percent (3%) and (ii) the applicable rate of interest otherwise applicable to the principal of any Revolving Credit Loans included in such overdue amounts, until such amount is paid in full (after as well as before judgment) or until such Event of Default has been cured or waived in writing in accordance with Section 16.4 hereof.

         (c) Notwithstanding any other provision of this Agreement, no Revolving Credit Loan shall bear interest at a rate per annum (the "Applicable Rate") greater than the Maximum Rate permitted by applicable Law as the same exists from day to day during the term hereof (the "Maximum Rate"). If at any time the Applicable Rate shall exceed the Maximum Rate, thereby causing the interest on the Revolving Credit Loans to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate shall not reduce the rate of interest on the Revolving Credit Loans below the Maximum Rate until the aggregate amount of interest accrued on the Revolving Credit Loans equals the aggregate amount of interest which would have accrued on the Revolving Credit Loans if the Applicable Rate had at all times been in effect.

    SECTION 2.10  CONVERSION OPTIONS FOR BASE RATE AND EURODOLLAR LOANS.

         SECTION 2.10.1 CONVERSION TO DIFFERENT TYPE OF REVOLVING CREDIT LOAN. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, PROVIDED that (a) with respect to any such conversion of a Eurodollar Rate Loan to a Base Rate Loan, the Borrower shall give the Agent written notice of such election no later than 12:00 Noon Boston time on the proposed date of such conversion; (b) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent written notice of such election no later than 12:00 Noon Boston time three (3) Eurodollar Business Days prior to the proposed date of such conversion; (c) with respect to any such conversion of a Eurodollar Rate Loan into a Revolving Credit Loan of another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto; and (d) no Revolving Credit Loan may be made as, or converted into, a Eurodollar Rate Loan during the continuance of a Default or Event of Default. On the date on which such conversion is being made each Revolving Credit Bank shall take such action as is necessary to fund such Loans through its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, PROVIDED that any partial conversion into a Eurodollar Rate Loan shall be in a minimum aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower. The Revolving Credit Loans shall bear interest at the Base Rate unless a Revolving Credit Loan Request or a Conversion Request for a Eurodollar Rate Loan with respect to any Revolving Credit Loan is made by the Borrower and such request has become effective.

         SECTION 2.10.2  CONTINUATION OF TYPE OF REVOLVING CREDIT LOAN.
    Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.10.1; PROVIDED that no Eurodollar
    Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be converted automatically to a Base Rate Loan on the last day of the first
    Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan, such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the applicable Interest Period relating thereto. The Agent shall notify the Revolving Credit Banks when any such automatic conversion contemplated by this Section 2.10 is scheduled to occur.

         SECTION 2.10.3 EURODOLLAR RATE LOANS. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and shall be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $100,000 in excess thereof. No more than four (4) Eurodollar Rate Loans, comprising Revolving Credit Loans, having different Interest Periods shall be outstanding at any time.

    SECTION 2.11  SETTLEMENTS; FAILURE TO MAKE FUNDS AVAILABLE.

         (a) On each Settlement Date, the Agent shall, not later than 1:00 p.m. Boston time, give telephonic or facsimile notice (i) to the Revolving Credit Banks and the Borrower of the respective outstanding amount of Revolving Credit Loans made by the Agent on behalf of the Revolving Credit Banks from the immediately preceding Settlement Date through the close of business on the prior day, (ii) to the Revolving Credit Banks of the unfunded amount, if any, of each Revolving Credit Loan requested pursuant to Sections 2.1 or 2.3 hereof as of such date, and (iii) to the Revolving Credit Banks of the amount (a "Settlement Amount") that each Revolving Credit Bank (the "Settling Bank") shall pay to effect a Settlement of any Revolving Credit Loan. A statement of the Agent submitted to the Revolving Credit Banks and the Borrower or to the Revolving Credit Banks with respect to any amounts owing under this Section 2.11 shall be PRIMA FACIE evidence of the amount due and owing. Each Settling Bank shall, not later than 3:00 p.m. Boston time on such Settlement Date, effect a wire transfer of immediately available funds to the Agent in the amount of the Settlement Amount. All funds advanced by any Revolving Credit Bank as a Settling Bank pursuant to this Section 2.11 shall for all purposes be treated as a Revolving Credit Loan made by such Settling Bank to the Borrower and all funds received by any Revolving Credit Bank pursuant to this Section 2.11 shall for all purposes be treated as a repayment of amounts owed with respect to Revolving Credit Loans made by such Revolving Credit Bank.

         (b) The Agent may, unless notified to the contrary by any Revolving Credit Bank prior to a Settlement Date, assume that such Revolving Credit Bank has made or will make available to the Agent on such Settlement Date the amount of such Revolving Credit Bank's Settlement

    Amount, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding appropriate amount of a requested Revolving Credit Loan. If any Revolving Credit Bank makes available to the Agent such amount on a date after such Settlement Date, such Revolving Credit Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by such Agent during each day included in such period, TIMES (ii) the amount of such Settlement Amount, TIMES (iii) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to the date on which the amount of such Settlement Amount shall become immediately available to such Agent, and the denominator of which is 365. A statement of the Agent submitted to such Revolving Credit Bank with respect to any amounts owing under this paragraph shall be PRIMA FACIE evidence of the amount due and owing to the Agent by such Revolving Credit Bank. If such Revolving Credit Bank's Settlement Amount is not made available to the Agent by such Revolving Credit Bank within three (3) Business Days following such Settlement Date, such Revolving Credit Bank shall be deemed to be a Delinquent Bank and the provisions of Section 13.5(e) hereof shall apply thereto.

         (c) The failure or refusal of any Revolving Credit Bank to make available to the Agent at the aforesaid time and place on any Settlement Date the amount of its Settlement Amount (i) shall not relieve any other Revolving Credit Bank from its several obligations hereunder to make available to the Agent the amount of such other Revolving Credit Bank's Settlement Amount and (ii) shall not impose upon such other Revolving Credit Bank any liability with respect to such failure or refusal or otherwise increase the DIP Commitment or the Exit Commitment, as the case may be, of such other Revolving Credit Banks.

    SECTION 2.12  LOCK BOX ACCOUNT AND APPLICATION OF FUNDS.

    (a) The Borrower will, subject to Section 2.14 hereof, (i) continue to maintain a depository lock box and concentration account (the "Lock Box Account") with the Agent and under the control of the Agent, as contemplated by this Agreement and by the terms of the Lock Box Agreement, and (ii) except as otherwise provided in Section 2.14 hereof, and except for those certain types of payments described on SCHEDULE 2.12A hereto, at all times direct its account debtors and obligors on instruments or its other obligors with respect to any of the Non-Real Estate Collateral, including payments with respect to the Store Credit Card Program, in each case pursuant to a notification letter (a "Direct Collection Letter") in form and substance satisfactory to the Agent, to make all payments on or with respect to any of the Non-Real Estate Collateral due or to become due to the Borrower (and, except as otherwise provided below in this Section 2.12 with respect to cash allowed to be held in the Borrower's stores overnight and funds properly held in payroll accounts (whether for payroll or for applicable withholding tax) or sales tax trust accounts, the Borrower will at all times otherwise cause all cash proceeds of Collateral and other funds it may hold or receive from time to time to be deposited and transferred) directly to the Lock Box Account or into one or more of the deposit accounts maintained with the institutions listed on SCHEDULE 2.12 attached hereto (other than accounts thereon described as payroll accounts or sales tax trust accounts), for each of which deposit accounts there shall be in full force and effect (other than for such payroll accounts and such sales tax trust accounts) an agency account agreement in form and substance satisfactory to the Agent (collectively, the "Agent Account Agreements") pursuant to which all collected funds in each such deposit account (other than amounts not to exceed $500,000 with respect to all such accounts in the aggregate which may be retained therein on an overnight basis as of the end of each day, except that such amount shall be zero during the continuance of an Event of Default occurring upon the stated maturity of the Obligations or in respect of which there is an Acceleration in effect) shall be transferred to the Lock Box Account on a daily basis. If, notwithstanding the issuance of such Direct Collection Letters or any prior instructions, the Borrower receives any cash proceeds of any of the Non-Real Estate Collateral, whether in the form of money, checks or otherwise, such Person will hold such cash proceeds in trust for the benefit of the Agent and the Banks and deposit such cash proceeds within one (1) Business Day following receipt thereof into any deposit account for which an Agency Account Agreement is in effect or within one (1) Business Day following receipt thereof turn over such cash proceeds (other than, in any such event, an amount of cash not to exceed $500,000 with respect to all stores in the aggregate as of the end of each day which may be retained in the Borrower's stores on an overnight basis in addition to the amounts to be deposited in any such deposit account on the next Business Day) to the Agent in the identical form received by the deposit of the same to the Lock Box Account. During the period from February 1 to October 31 of each year, the aggregate of cash proceeds which may be retained in deposit accounts and stores as of the end of each day may not exceed a total sum of $600,000 in addition to the amounts in stores to be deposited on the next Business Day.

    (b) Prior to the occurrence of an Event of Default, the Agent shall, on the date of receipt by the Agent of any and all cash proceeds from account debtors or obligors or pursuant to the Agency Account Agreements, or (as the case may be) from the Borrower (or from Seafirst pursuant to Section 2.14) so deposited in the Lock Box Account and on a provisional basis until final receipt of good collected funds, apply all such cash proceeds which were deposited to the Lock Box Account in the form of money, checks or like items as follows:

              (i) FIRST, to all amounts due and payable under this Agreement other than the outstanding principal amount of the DIP Loans or Exit Loans, as applicable, and other than Unpaid Reimbursement Obligations;

              (ii) SECOND, to the unpaid principal amount of all DIP Revolving Credit Loans or Exit Revolving Credit Loans, as applicable, consisting of Base Rate Loans and all Unpaid
         Reimbursement Obligations;

              (iii) THIRD, to the unpaid principal amount of all DIP Revolving Credit Loans or Exit Revolving Credit Loans, as applicable, consisting of Eurodollar Rate Loans (with the provisions of Section 5.6 hereof applicable thereto), or at the Borrower's option, to provide cash collateral in an amount equal to 105% of the principal amount of all outstanding Revolving Credit Loans consisting of Eurodollar Rate Loans (to be applied thereto at the end of the applicable Interest Period);

              (iv) FOURTH, the Agent shall cause any excess to be credited to the Operating Account.

    (c) Following the occurrence and during the continuance of an Event of Default, such cash proceeds shall be distributed for application as provided in
Section 11.4 hereof. All prepayments of the Revolving Credit Loans and Unpaid Reimbursement Obligations pursuant to this Section 2.12 shall be allocated among the Revolving Credit Banks holding the same, in proportion, as nearly as practicable, to the respective unpaid principal amount thereof outstanding, with adjustments to the extent practicable to equalize any prior payments not in proportion; PROVIDED that, prior to any Settlement Date, all prepayments of the Revolving Credit Loans and Unpaid Reimbursement Obligations shall be applied, in accordance with this Section 2.12, first to outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations of the Agent, and then to other outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations ratably in accordance with the outstanding amounts thereof. Section 11.4 shall apply in the case of an Event of Default. For purposes of the foregoing provisions of this Section 2.12, the Agent shall not be deemed to have received any such cash proceeds on any day unless received by the Agent before 3:00 p.m. Boston time on such day. The Borrower further acknowledges and agrees that any such provisional credit by the Agent shall be subject to reversal, and hereby agrees to indemnify the Agent with respect thereto, if final collection in good collected funds of the related item is not received by the Agent in accordance with the Agent's customary procedures and practices for collecting provisional items.

    SECTION 2.13.  FEES AND EXPENSES.   The Borrower agrees to pay to the
Agent for the Agent's account any and all fees, costs and expenses which the Agent incurs in connection with the opening and maintenance of the Lock Box Account and the Operating Account and the deposit for collection by the Agent of any check or other item of payment. The Borrower agrees to indemnify the Agent and to hold the Agent harmless from and against any loss, cost or expense sustained or incurred by the Agent on account of any claims arising in connection with the Agent's operation of the Lock Box Account or the Operating Account or in respect of the Lock Box Agreement.

    SECTION 2.14.  SEAFIRST CONCENTRATION ACCOUNT.   Notwithstanding the
provisions of Section 2.12 hereof, until that date which is ninety (90) days after the Exit Facility Date, the Borrower may maintain in place its existing concentration account arrangements with Bank of America, N.W. N.A., d/b/a Seafirst Bank ("Seafirst"), pursuant to which all payments on or with respect to any of the Non-Real Estate Collateral and all other funds held or received (other than funds properly held in payroll accounts (whether for payroll or for applicable withholding tax) or sales tax trust accounts, and other than amounts not to exceed $500,000 in cash with respect to all stores in the aggregate as of the end of each day which may be retained in the Borrower's stores on an overnight basis) shall be paid or transferred daily into the deposit accounts maintained with the depository institutions listed on
SCHEDULE 2.14 attached hereto.   The Borrower hereby covenants and agrees
that (i) it shall cause each such depository institution to transfer all collected funds in such deposit accounts (except for amounts not to exceed $500,000) with respect to all such accounts in the aggregate which may be retained therein on an overnight basis as of the end of each day, except that such amount shall be zero during the continuance of an Event of Default occurring upon the stated maturity of the Obligations or in respect of which there is an Acceleration in effect) to the Borrower's concentration account with Seafirst (the "Seafirst Account") on a daily or almost daily basis, (ii) it shall at all times maintain in full force and effect an Agency Account Agreement with Seafirst in favor of the Agent with respect to the Seafirst Account under which all collected funds therein are transferred to the Lock
Box Account on a daily basis, for application to the Obligations in the order (and pursuant to the procedure) set forth in Section 2.12, and (iii) the Seafirst Account shall be closed no later than the date which is ninety (90) days after the Exit Facility Date and all payments on or with respect to any of the Collateral and such other funds shall thereafter be made in accordance with the provisions of Section 2.12. The Borrower acknowledges and agrees that the amounts of cash otherwise permitted to be retained in stores overnight and amounts otherwise permitted to be retained in deposit accounts overnight pursuant to Sections 2.12 and 2.14 hereof, respectively, shall be without duplication, and shall not in any event exceed $500,000 in aggregate amounts otherwise permitted to be held overnight in stores and $500,000 in aggregate amounts otherwise permitted to be held overnight in deposit accounts, respectively, whether pursuant to Section 2.12 or Section 2.14 or both, in each case in addition to amounts in stores to be deposited in deposit accounts on the next Business Day. During the period from February 1 to October 31 of each year, the aggregate of cash proceeds which may be retained in deposit accounts and stores as of the end of each day may not exceed a total sum of $600,000 in addition to amounts in stores to be deposited in deposit accounts on the next Business Day.

    SECTION 3.  DEBTOR IN POSSESSION AND EXIT TERM LOAN.

    SECTION 3.1. COMMITMENT TO LEND DIP TERM LOAN. Upon the terms and subject to the conditions set forth in this Agreement, the Term Loan Lender agrees to lend to the Borrower on the Effective Date the principal amount of $10,000,000.

    SECTION 3.2.  REPAYMENT OF DIP TERM LOANS.

         SECTION 3.2.1.  SCHEDULE OF INSTALLMENT PAYMENTS OF PRINCIPAL OF TERM
    LOAN.   The Borrower promises to pay to the Agent for the account of the
    Term Loan Lender the principal amount of the Term Loan in consecutive monthly payments of $25,000, such installments to be due and payable on the last day of each month of each calendar year, commencing on the thirteenth month following the Effective Date, with a final payment on the Term Loan Maturity Date in an amount equal to the unpaid balance of the Term Loan. Each such installment shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans.

    SECTION 3.2.2.  MANDATORY PREPAYMENTS.

         (a) The Term Loan shall be subject to certain mandatory prepayments as provided by Section 10.2(m) and (if applicable) Section 10.6 hereof; PROVIDED, HOWEVER, that, unless otherwise instructed by the Borrower to apply such funds immediately, the Agent shall hold any payments so received that are to be applied to repay Eurodollar Rate Loans as cash collateral until the end of the Interest Period relating thereto, at which time such funds shall be so applied to such Eurodollar Rate Loans. Each such mandatory prepayment pursuant to this Section 3.2.2 shall be applied to the remaining payments due on the Term Loan in the inverse order of maturity, first to Base Rate Loans and then to Eurodollar Rate Loans.

         (b) In addition, the Borrower shall be required to make from time to time, mandatory prepayments of principal on the Term Loan, in the amount equal to one hundred percent (100%) of the exercise price of any Warrants exercised from time to time by the Warrant holder if (i) the exercise price of any Warrants is paid in cash, and (ii) the Term Loan Lender so instructs. Each such prepayment shall be required to be made concurrently with the receipt by Borrower of such exercise price in cash and shall be applied in the manner provided in Section 3.2.2(a).

         SECTION 3.2.3.  OPTIONAL PREPAYMENT OF DIP TERM LOAN.   Except
    for the payments required by Section 3.2.1, Section 3.2.2, Section 10.2(m) and (if applicable) Section 10.6 hereof, and the conversion of the DIP Term Loan to the Exit Term Loan pursuant to Section 3.3 hereof, the Borrower shall have no right to prepay the Term Notes as a whole or in part before the Term Loan Maturity Date unless and until all Revolving Credit Loans have been paid in full, all Reimbursement Obligations have been paid or cash collateralized and all DIP Commitments and Exit Commitments have been cancelled.

    SECTION 3.3. CONVERSION OF DIP TERM LOAN INTO EXIT TERM LOAN; COMMITMENT TO LEND EXIT TERM LOAN. Upon satisfaction of the conditions precedent set forth Sections 9.2 and 9.3 hereof, the DIP Term Loan outstanding on the Exit Facility Date shall automatically convert into an Exit Term Loan hereunder.

    SECTION 3.4.  REPAYMENT OR PREPAYMENT OF EXIT TERM LOAN.   After
conversion of the DIP Term Loan into the Exit Term Loan, the provisions of
Section 3.2 shall apply MUTATIS MUTANDIS with respect to all or any portion of the Exit Term Loan so that the Borrower may have the same payment and prepayment rights and obligations with respect to the Exit Term Loan as it would with respect to the DIP Term Loan.

    SECTION 3.5  THE TERM LOAN NOTE.

         (a) The DIP Term Loan shall be evidenced by a promissory note of the Borrower in substantially the form of EXHIBIT G hereto (the "DIP Term Loan Note"), dated the Effective Date and completed with appropriate insertions. The DIP Term Loan Note shall be payable to the order of the Term Loan Lender in a principal amount equal to $10,000,000 and representing the obligation of the Borrower to pay to the Term Loan Lender such principal amount or, if less, the outstanding amount of the DIP Term Loan, plus interest accrued thereon, as set forth below.

         (b) The Exit Term Loan shall be evidenced by a promissory note of the Borrower in substantially the form of EXHIBIT H hereto (the "Exit Term Loan Note"), dated the Exit Facility Date and completed with appropriate insertions. The Exit Term Loan Note shall be payable to the order of the Term Loan Lender in a principal amount equal to $10,000,000 and representing the obligation of the Borrower to pay to the Term Loan Lender such principal amount or, if less, the outstanding amount of the Exit Term Loan, plus interest accrued thereon, as set forth below.

    SECTION 3.6.  INTEREST ON TERM LOAN.

         (a) So long as no Event of Default has occurred and is continuing, the Borrower shall pay interest on the Term Loan as follows: (i) the Base Rate Loans shall bear interest for the period commencing with the respective Drawdown Dates thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum which is equal to the sum of (A) the Base Rate PLUS (B) the Base Rate Margin as in effect from time to time, (ii) each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum which is equal to the sum of (A) the Eurodollar Rate determined for such Interest Period PLUS (B) the Eurodollar Rate Margin as in effect from time to time, and (iii) the Borrower promises to pay interest on each Term Loan in arrears on each Interest Payment Date with respect thereto.

         (b) While an Event of Default is continuing, but prior to maturity, whether by acceleration or otherwise, amounts payable with respect to the Term Note and the Term Loan Note shall bear interest (compounded monthly and payable at maturity) at a rate per annum which is equal to the sum of
    (A) the applicable rate of interest determined by reference to Section 3.6(a) PLUS (B) 7% per annum, until such amount is paid in full (after as well as before judgment) or until such Event of Default has been cured or waived in writing in accordance with Section 16.4 hereof.

         (c) On and after maturity, whether by acceleration or otherwise, the Term Loan shall bear interest (compounded monthly and payable on demand) at a rate per annum which is equal to the sum of (A) the rate of interest applicable to a Base Rate Revolving Credit Loan when no Event of Default has occurred and is continuing (i.e., the Base Rate plus the Base Rate Margin then in effect) PLUS (B) 7% per annum,

         PROVIDED, HOWEVER, the amount of interest payable pursuant to Section 3.6(b) which is in excess of that certain rate of interest applicable to the Revolving Credit Loans or Unpaid Reimbursement Obligations pursuant of
    Section 2.9(b) shall, except to the extent paid from the proceeds of the Real Estate Collateral pursuant to Section 11.4(b), be subordinated and junior in right of payment to the Borrower's obligations in respect of the Revolving Credit Loans and Reimbursement Obligations.

         (d) Notwithstanding any other provision of this Agreement, no Term Loan shall bear interest at an Applicable Rate greater than the Maximum Rate. If at any time the Applicable Rate shall exceed the Maximum Rate, thereby causing the interest on the Term Loan to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate shall not reduce the rate of interest on the Term Loan below the Maximum Rate until the aggregate amount of interest accrued on the Term Loan equals the aggregate amount of interest which would have accrued on the Term Loan if the Applicable Rate had at all times been in effect.

    SECTION 3.7.  CONVERSION OPTIONS FOR BASE RATE AND EURODOLLAR LOANS.

         SECTION 3.7.1.  NOTIFICATION BY BORROWER.   After the Term Loan
    has been made, the provisions of Section 2.10 shall apply MUTATIS MUTANDIS with respect to all or any portion of the Term Loan so that the Borrower may have the same interest rate options with respect to all or any portion of the Term Loan as it would be entitled to with respect to the Revolving Credit Loans. The Term Loan shall bear interest at the Base Rate unless the Borrower makes a Conversion Request with respect to the Term Loan and such Conversion Request has become effective.

         SECTION 3.7.2.  AMOUNTS, ETC.   Any portion of the Term Loan
    bearing interest at the Eurodollar Rate relating to any Interest Period shall be in the amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. No Interest Period relating to the Term Loan or any portion thereof bearing interest at the Eurodollar Rate shall extend beyond the date on which a regularly scheduled installment payment of the principal of the Term Loan is to be made unless a portion of the Term Loan at least equal to such installment payment has an Interest Period ending on such date or is then bearing interest at the Base Rate. No more than three (3) Eurodollar Rate Loans, comprising the Term Loan, having different Interest Periods shall be outstanding at any time.

                   SECTION 4.  LETTER OF CREDIT FACILITY.

    SECTION 4.1. LETTER OF CREDIT COMMITMENT. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Revolving Credit Banks and in reliance upon the agreement of the Revolving Credit Banks set forth in Section 4.1.4 hereof and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew from time to time from the date hereof until but not including the DIP Maturity Date, or, if the Exit Facility Date occurs, the Exit Maturity Date, for the account of the Borrower, standby and documentary letters of credit (each such letter of credit issued hereunder, a "Letter of Credit"), in such form as may be requested by the Borrower and agreed to by the Agent; PROVIDED, HOWEVER, that (a) at all times prior to the Exit Facility Date, after giving effect to such request, (i) the sum of the Maximum Drawing Amount and any Unpaid Reimbursement Obligations shall not exceed the lesser of (A) $3,000,000 or (B) any specific amount approved by the Bankruptcy Court solely for Letters of Credit in the Financing Order, (ii) the Total Revolver Outstandings shall not exceed the lesser of (A) the Total DIP Commitment or (B) the amount approved to be borrowed by way of DIP Revolving Credit Loans and Letters of Credit in the Financing Order and (iii) the Total Revolver Outstandings MINUS the Cash Collateralized Letters of Credit shall not exceed the Borrowing Base then in effect, and (b) at all times from and after the Exit Facility Date, after giving effect to such request, (i) the sum of the Maximum Drawing Amount and any Unpaid Reimbursement Obligations shall not exceed $3,000,000, (ii) the Total Revolver Outstandings shall not exceed the Total Exit Commitment, and (iii) the Total Revolver Outstandings MINUS the Cash Collateralized Letters of Credit shall not exceed the Borrowing Base then in effect. Upon the satisfaction of the conditions precedent set forth in Sections
9.2 and 9.3 hereof, the Letters of Credit (if any) outstanding on the Exit Facility Date shall automatically convert into Letters of Credit deemed to be issued under the credit facility that is provided herein to be available from and after the Exit Facility Date. Letters of Credit issued pursuant to the Original Credit Agreement shall constitute Letters of Credit under this Agreement.

         SECTION 4.1.1.  THIS AGREEMENT TO GOVERN.   Each Letter of Credit
    Application shall be completed to the satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Agreement, then the provisions of this Agreement shall, to the extent of any such inconsistency, govern.

         SECTION 4.1.2. TERMS AND DURATION OF LETTERS OF CREDIT. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein and (b) have an expiry date no later than the DIP Maturity Date or, if the Exit Facility Date shall have occurred, the Exit Maturity Date. No later than the date which is thirty (30) days prior to the Exit Maturity Date, and with respect to each (if any) Letter of Credit issued on or after the commencement of such thirty (30) day period, the Borrower shall secure the Reimbursement Obligations with respect to all Letters of Credit then outstanding by (i) providing to the Agent cash collateral in an amount equal to 105% of the Maximum Drawing Amount of all such Letters of Credit or (ii) providing to the Agent "back to back" letters of credit, in an amount equal to 105% of such Maximum Drawing Amount, which shall in each case be in form and substance and issued by a bank satisfactory to the Agent in its sole and absolute discretion. Such cash collateral may from time to time be released by the Agent, and the amount of such

    "back to back" letters of credit may from time to time be reduced with the agreement of the Agent, in each case in its reasonable discretion, to an amount equal to 105% of the Maximum Drawing Amount of the Letters of Credit secured thereby in the event that the Maximum Drawing Amount of such Letters of Credit secured thereby is reduced, PROVIDED that no Event of Default exists after giving effect to any such release of cash collateral or such reduction. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

         SECTION 4.1.3. REIMBURSEMENT OBLIGATIONS OF REVOLVING CREDIT BANKS. Each Revolving Credit Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Revolving Credit Bank's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to Section 4.2 hereof (such agreement for a Revolving Credit Bank being called herein the "Letter of Credit Participation" of such Revolving Credit Bank).

         SECTION 4.1.4.  PARTICIPATIONS OF REVOLVING CREDIT BANKS.
    Each such payment made by a Revolving Credit Bank pursuant to Section
    4.1.3 hereof shall be treated as the purchase by such Revolving Credit Bank of a participating interest in the Borrower's Reimbursement Obligations under Section 4.2 hereof in an amount equal to such payment. Each Revolving Credit Bank shall share in accordance with its participating interest in any interest which accrues pursuant to
    Section 4.2 hereof.

    SECTION 4.2.  REIMBURSEMENT OBLIGATIONS OF THE BORROWER.    In order to
induce the Agent to issue, extend and renew each Letter of Credit and the Revolving Credit Banks to participate therein, the Borrower hereby absolutely and unconditionally agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Revolving Credit Banks, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder,

         (a) except as otherwise expressly provided in Sections 4.2(b) through (e), on each date that any draft presented under such Letter of Credit is honored by the Agent, or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Agent or any Revolving Credit Bank in connection with any payment made by the Agent under, or with respect to, such Letter of Credit,

         (b) prior to the Exit Facility Date, upon reduction of the Total DIP Commitment (but not the termination of such commitment) to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Agent and the Revolving Credit Banks as cash collateral for all Reimbursement Obligations,

         (c) from and after the Exit Facility Date, upon reduction of the Total Exit Commitment (but not the termination of such commitment) to an amount less than the Maximum Drawing Amount, an amount equal to 105% of such difference, which amount shall be held by the Agent for the benefit of the Agent and the Revolving Credit Banks as cash collateral for all Reimbursement Obligations,

         (d) prior to the Exit Facility Date, upon the termination of the Total DIP Commitment, or upon the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with
    Section 11 hereof, an amount equal to 105% of the Maximum Drawing Amount, which amount shall be held by the Agent for the benefit of the Agent and the Revolving Credit Banks as cash collateral for all Reimbursement Obligations, and

         (e) from and after the Exit Facility Date upon the termination of the Total Exit Commitment, or upon acceleration of the Reimbursement Obligations with respect to all Letter of Credit in accordance with Section 11 hereof, an amount equal to 105% of the Maximum Drawing Amount, which amount shall be held by the Agent for the benefit of the Agent and the Revolving Credit Banks as cash collateral for all Reimbursement Obligations.

    Unless funded by a Revolving Credit Loan pursuant to Section 2.7 hereof, each such payment shall be made to the Agent at the Agent's Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this Section 4.2 and not required to be funded by a Revolving Credit Loan pursuant to Section 2.7 hereof at any time from the date such amounts become due and payable (whether as stated in this Section 4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in the second sentence of Section 2.9(b) hereof for interest during the continuance of an Event of Default.

    SECTION 4.3.  LETTER OF CREDIT PAYMENTS.     If any draft shall be
presented or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Agent as provided in Section 4.2 hereof on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Revolving Credit Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. Boston time on the Business Day next following the receipt of such notice, each Revolving Credit Bank shall make available to the Agent, at the Agent's Head Office, in immediately available funds, such Revolving Credit Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount equal to such Revolving Credit Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Revolving Credit Bank's Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 360. The responsibility of the Agent to the Borrower and the Revolving Credit Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

    SECTION 4.4.  OBLIGATIONS ABSOLUTE.     The Borrower's obligations under
this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Revolving Credit Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent and the Revolving Credit Banks that the Agent and the Revolving Credit Banks shall not be responsible for, and the Reimbursement Obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. Neither the Agent nor any Revolving Credit Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Agent under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Revolving Credit Bank to the Borrower.

    SECTION 4.5.  RELIANCE BY ISSUER.       To the extent not inconsistent with
Section 4.4 hereof, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Revolving Credit Banks (or, where required, all of the Revolving Credit Banks) as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Revolving Credit Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Revolving Credit Banks (or, where required, all of the Revolving Credit Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Revolving Credit Banks and all future holders of the Notes or of a Letter of Credit Participation.

    SECTION 4.6.  LETTER OF CREDIT FEES.    The Borrower shall pay a fee to the
Agent, for the accounts of the Revolving Credit Banks in accordance with their respective Commitment Percentages, in respect of each Letter of Credit (in each case, a "Letter of Credit Fee") in an amount per annum equal to the Letter of Credit Rate applied to the Maximum Drawing Amount of each Letter of Credit.
Such Letter of Credit Fees shall be payable pursuant hereto periodically until each such Letter of Credit shall have been returned to the Agent or shall have expired in accordance with its terms, and shall be payable quarterly in arrears (except that, upon written notice from the Agent to the Borrower, such Letter of Credit Fees shall be payable monthly in arrears) on the first Business Day of each calendar quarter (or month, as the case may be) for the calendar quarter (or month, as the case may be) then ended based on the average daily Maximum Drawing Amount during such quarter (or month, as the case may be) of the outstanding Letters of Credit, and also on the DIP Maturity Date if the Exit Facility Date has not occurred, and on the Exit Maturity Date if the Exit Facility Date shall have occurred. In addition, the Borrower shall, at such time or times as such charges are customarily made by the Agent, pay fees to the Agent for its own account in respect of each Letter of Credit in an amount equal to the Agent's customary fees for issuance, negotiation, settlement, amendment and processing of Letters of Credit.

                      SECTION 5.  CERTAIN GENERAL PROVISIONS.

    SECTION 5.1. CAPITAL ADEQUACY. If after the date hereof any Bank or the Agent determines that (a) the adoption of or any change in any banking law, rule, regulation or guideline or the administration thereof (whether or not having the force of law), or (b) compliance by such Bank or the Agent or its parent bank holding company with any guideline, request or directive (whether or not having the force of law), has the effect of reducing the return on such Bank's or the Agent's or such holding company's capital as a consequence of such Bank's DIP Commitment, Exit Commitment, the Loans or any Letters of Credit to a level below that which such Bank or the Agent or such holding company could have achieved but for such adoption, change or compliance by any amount deemed by such Bank or (as the case may be) the Agent to be material, such Bank or (as the case may be) the Agent may notify the Borrower thereof. The Borrower agrees to pay such Bank or the Agent the amount of the Borrower's allocable share of the amount of such reduction in the return on capital as and when such allocable share of the amount of such reduction is determined, upon presentation by such Bank or (as the case may be) the Agent of a statement in the amount and setting forth such Bank's or (as the case may be) the Agent's calculation thereof, which statement shall be deemed true and correct absent manifest error. Each of the Banks and the Agent agrees to allocate shares of such reduction among the Borrower and its other customers similarly situated on a fair and non-discriminatory basis.

    SECTION 5.2.  INABILITY TO DETERMINE EURODOLLAR RATE.       In the event,
prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Revolving Credit Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (b) each Eurodollar Rate Loan will automatically, on the last day of the then-current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Banks.

    SECTION 5.3.  ILLEGALITY.    Notwithstanding any other provisions herein,
if any present or future law, regulation, treaty or directive or any interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make Eurodollar Rate Loans or to convert Loans of another Type to Eurodollar Rate Loans shall forthwith be suspended and (b) such Bank's Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 5.3, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

    SECTION 5.4.  ADDITIONAL COSTS, ETC.      If any present or future
applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

         (a) subject to any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, the Letters of Credit, such Bank's DIP Commitment or Exit Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

         (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Agreement or any of the other Loan Documents, or

         (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or Loans by, or Letters of Credit issued by, or commitments of an office of the Agent or any Bank, or

         (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Agreement, the other Loan

    Documents, the Loans, the Letters of Credit, any Bank's commitment to make Loans hereunder, or any class of loans, letters of credit or commitments of which any of the Loans or such Bank's DIP Commitment or Exit Commitment forms a part, and the result of any of the foregoing is:

         (i) to increase the cost to any Bank or the Agent of making, funding, issuing, renewing, extending or maintaining any of the Loans or Letters of Credit or such Bank's DIP Commitment or Exit Commitment, or to reduce the amount of principal, interest, or other amounts payable to such Bank or the Agent hereunder on account of such Loans or Letters of Credit or such DIP Commitment or Exit Commitment, as the case may be; or

         (ii) to require the Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon ten (10) days written notice by such Bank or (as the case may be) the Agent at any time and from time to time requesting such additional amounts and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum.

    SECTION 5.5. CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to Sections 5.1 or 5.4 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

    SECTION 5.6. INDEMNITY. The Borrower hereby agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Revolving Credit Loan Request or a Conversion Request relating thereto in accordance with
Section 2.6, Section 2.10.1 or Section 3.7.1 hereof respectively, or (c) the making of any payment on a Eurodollar Rate Loan or the making of any conversion of any such Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain any such Loans.

                           SECTION 6.  FEES AND PAYMENTS.

    SECTION 6.1. FEES. The Borrower hereby agrees to pay the following fees and expenses:

         (a) to the Agent for its own account certain facility fees in the amounts and at the times set forth in the Fee Letter;

         (b) to the Agent for the ratable accounts of the Revolving Credit Banks in accordance with their daily unused DIP Commitments, taking the Settlement mechanism into account, in arrears, on the first Business Day of each month from and after the Effective Date for the preceding month (or portion thereof) and upon the DIP Maturity Date or any other date upon which the Total DIP Commitment irrevocably ceases to be in effect, a commitment fee (with respect to the period commencing on the Effective
    Date) calculated at a rate per annum which is equal to one-half of one percent (1/2%) of the average daily difference by which the Total DIP Commitment amount exceeds the Total Revolver Outstandings during the preceding month or portion thereof;

         (c) to the Agent for the ratable accounts of the Revolving Credit Banks in accordance with their daily unused Exit Commitments, taking the Settlement mechanism into account, in arrears, on the first Business Day of each month from and after the Exit Facility Date for the preceding month (or portion thereof) and upon the Exit Maturity Date or any other date upon which the Total Exit Commitment irrevocably ceases to be in effect, a commitment fee (with respect to the period commencing on the Exit Facility
    Date) at a rate per annum equal to the Exit Commitment Fee Rate of the average daily difference by which the Total Exit Commitment amount exceeds the Total Revolver Outstandings during the previous month or portion thereof;

         (d) to the Agent for the PRO RATA accounts of the Revolving Credit Banks in accordance with their Commitment Percentages a prepayment fee (in order to compensate the Revolving Credit Banks for the early termination of the financing relationship hereunder, since the compensation otherwise payable to the Revolving Credit Banks under this Agreement has been agreed to on the contemplated basis of a long term, rather than short term, financing relationship) in the amount of $250,000 in the event that a Reorganization Plan shall have become effective and, in connection therewith, for any reason, the Borrower shall have entered into working capital financing arrangements with financial institutions other than the Agent and the Revolving Credit Banks, which such prepayment fee shall be payable concurrently with the "effective date" of such Reorganization Plan;

         (e) to the Agent for the Agent's own account a monthly administrative fee payable monthly in advance on the first Business Day of each month in the amount of $2,500;

         (f) to the Agent for the account of the Term Loan Lender a Closing Fee in the amount of $500,000 payable on the Effective Date;

         (g) if the Term Loan has not been paid in full prior to the first anniversary of the Effective Date, to the Agent for the account of Term Loan Lender the Additional Closing Fee. The Borrower shall pay the Additional Closing Fee on the first anniversary of the Effective Date in an amount equal to the Additional Closing Fee Prepayment Amount, provided that promptly following the Additional Closing Fee Calculation Date, any amount by which the Additional Closing Fee Prepayment Amount exceeds the Additional Closing Fee shall be refunded by the Term Loan Lender to the Borrower or applied to any Extension Fee, if applicable, in each case without interest; and

         (h) if the Term Loan Maturity Date is extended by the Borrower as contemplated by the provisions of Section 9.4 hereof, to the Agent for the account of the Term Loan Lender the Extension Fee for each such extension, payable on each applicable Extension Date, PROVIDED that, promptly following the earlier to occur of (i) the last day of such Extension Period, or (ii) payment in full of the Term Loan, the Borrower shall be entitled to a refund from the Term Loan Lender of any Extension Fee previously paid to the extent that such Extension Fee exceeded an amount equal to the average daily principal balance of the Term Loan outstanding during the applicable Extension Period multiplied by 5% (pro rated for the actual number of days in such period). Any such refund shall be without interest and shall be credited against any further Extension Fee, if applicable, or shall otherwise be reimbursed to the Borrower upon payment in full of the Term Loan.

The provisions of Section 6.1 shall, to the extent applicable, survive payment in full of the Loans and all other Obligations hereunder and the termination in full of the Total DIP Commitment and the Total Exit Commitment.

    SECTION 6.2.  PAYMENTS; NO OFFSET; COMPUTATIONS.   All payments to be made
by the Borrower hereunder or under any of the other Loan Documents shall be made in Dollars in immediately available funds to the Agent for the respective accounts of the Agent and the Banks at the Agent's Head Office without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Agent shall be entitled to charge the Operating Account, the Lock Box Account or any account of the Borrower with the Agent for any sum due and payable by the Borrower to the Agent or the Banks hereunder or under any of the other Loan Documents. If any payment hereunder is required to be made on a day which is not a Business Day, it shall be paid on the immediately succeeding Business Day, with interest and any applicable fees adjusted accordingly. All computations of interest or of the commitment fees or Letter of Credit Fee payable hereunder shall be made on the basis of actual days elapsed or to elapse and on a 360-day year. All payments of the commitment fees, the Letter of Credit Fee, the facility fees, the prepayment fee and all other fees payable hereunder shall be non-refundable except as expressly provided in Section 6.1.

                          SECTION 7.  PRIORITY AND LIENS.

    SECTION 7.1.  SUPER-PRIORITY CLAIMS AND COLLATERAL SECURITY.

         (a) The Borrower hereby represents, warrants and covenants that, upon entry of the Financing Order until, but not including, the Exit Facility Date, (i) the Obligations shall at all times constitute a Super-Priority Claim having priority, pursuant to Section 364(c)(1) of the Bankruptcy Code, subject only to the Agreed Administrative Expense Priorities, and except that such super-priority shall not apply to the proceeds of causes of action under Sections 544, 545, 547, 548, 549, and 550 of the Bankruptcy Code, (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code and the Security Documents, the Obligations shall at all times be secured by a first priority perfected Lien upon the Collateral, SUBJECT, HOWEVER, to (A) Permitted Prior Liens and (B) the Agreed Administrative Expense Priorities, and (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code and the Security Documents, the Obligations shall at all times also be secured by a perfected Lien upon all other Collateral, subject only to Permitted Prior Liens. So long as no Default or Event of Default shall have occurred and be continuing, and except as provided in the definition of Escrow Account in Section 1 hereof, the Borrower shall be permitted to pay, as and when the same become due and payable, administrative expenses of the kind specified in 11 U.S.C. Section 503(b) incurred in the ordinary course of business of the Borrower and compensation and reimbursement expenses allowed and payable under 11 U.S.C.
    Section 330 and 11 U.S.C. Section 331. As set forth in Section 11.4 hereof, proceeds of (i) the Non-Real Estate Collateral shall first be used to pay in full the Total Revolver Outstandings and thereafter applied to the Term Loan, and (ii) the Real Estate Collateral shall first be used to pay in full the Term Loan and thereafter applied to the Total Revolver Outstandings.

         (b) At all times from and after the Exit Facility Date, all Obligations shall be secured by a first priority perfected Lien upon the Collateral, subject only, however, to the Permitted Prior Liens, and provided that the Obligations shall not be secured by a Lien upon certain trust funds to be held by the Borrower in its fiduciary capacity as disbursing agent as provided in the Reorganization Plan. As set forth in
    Section 11.4 hereof, proceeds of (i) the Non-Real Estate Collateral shall first be used to pay in full the Total Revolver Outstandings and thereafter applied to the Term Loan, and (ii) the Real Estate Collateral shall first be used to pay in full the Term Loan and thereafter to the Total Revolver Outstandings.

    SECTION 7.2. COLLATERAL SECURITY PERFECTION. The Borrower agrees to take (or cause to be taken) from time to time all action that the Agent or any Bank may reasonably request as a matter of nonbankruptcy law to perfect and protect the Agent's and the Banks' Liens upon the Collateral and for such Liens to obtain the priority therefor contemplated hereby, including, without limitation, executing and delivering (and filing) such financing statements, providing such notices and assents of third parties, the recording of the Mortgages, obtaining such governmental approvals and providing such other instruments and documents in recordable form as the Agent or any Bank may reasonably request.

    SECTION 7.3.  NO DISCHARGE; SURVIVAL OF CLAIMS.  The Borrower agrees that
(a) the Obligations shall not be discharged by the entry of an order confirming a Reorganization Plan (and the Borrower pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge), (b) the Super-Priority Claim granted to the Agent and Banks pursuant to the Financing Order, the Liens granted to the Agent and Banks pursuant to the Financing Order, and the Security Documents shall be ratified and shall be confirmed and continued, unaffected in any manner by the entry of an order confirming a Reorganization Plan and (c) the Borrower shall not propose or support any Reorganization Plan that is not conditioned upon the payment in full in cash, on or prior to the

DIP Maturity Date, or if the Exit Facility Date occurs and the DIP Loans hereunder convert to the Exit Loans as provided in Section 2.3 and Section 3.3 hereof, the Exit Maturity Date, of all of the Obligations and which does not provide, with respect to Letters of Credit, the delivery by such date to the Agent of all Letters of Credit for cancellation or the replacement of all Letters of Credit by such date, and, with respect to Obligations arising pursuant to Sections 16.1 and 16.2 hereof after such date, or the DIP Maturity Date or Exit Maturity Date, as applicable, and thereafter for the payment in full of all such Obligations in cash when due and payable.

                    SECTION 8.  REPRESENTATIONS AND WARRANTIES.

    The Borrower represents and warrants to the Agent, the Surety, and the Banks on the date hereof, on the Exit Facility Date, on the date of any Revolving Credit Loan Request, on the date of each Letter of Credit Application, on each Drawdown Date and on the date on which each Letter of Credit is issued, extended or renewed that:

         (a) The Borrower and each of its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing in every other jurisdiction where the failure to be so qualified would have a Materially Adverse Effect, and the execution, delivery and performance by each of the Borrower and its Subsidiaries of each of the Loan Documents to which it is a party (i) are within its corporate authority, (ii) upon entry of the Financing Order will have been duly authorized, and (iii) do not conflict with or contravene its Charter Documents.

         (b) Upon entry of the Financing Order or, as the case may be, the Confirmation Order, and the execution and delivery of each of the Loan Documents by the respective parties thereto, each such Loan Document shall constitute the legal, valid and binding obligation of the Borrower and each of its Subsidiaries party thereto, enforceable in accordance with its terms.

         (c) No Affiliate of the Borrower or its Subsidiaries is a debtor in the Case or a debtor in any other bankruptcy, insolvency, liquidation, reorganization, dissolution of similar case or proceeding.

         (d) Each of the Borrower and its Subsidiaries has good and marketable title to all its material properties, subject only to Permitted Liens, and possesses assets, including intellectual properties, franchises and Consents, adequate for the conduct of its business as now conducted, without known material conflict with any rights of others. Each of the Borrower and its Subsidiaries maintains insurance from financially responsible insurers, copies of the policies for which have previously been delivered to the Agent and the Banks, covering such risks and in such amounts and with such deductibles as are customary in the Borrower's and its Subsidiaries' businesses and are adequate, and the Borrower and its Subsidiaries have caused all insurers with respect to such insurance to name the Agent as loss payee and additional insured under all such insurance, with the Agent to receive from the insurers at least thirty (30) days prior written notice of cancellation of any insurance.

         (e) The Borrower's fiscal year and the fiscal year of each of its Subsidiaries is the 12 month period ending on the Saturday closest to January 31 of each year. Each of the fiscal quarters of such fiscal year consists of a period of thirteen (13) fiscal weeks, divided into three (3) fiscal months of 4, 5, and 4 fiscal weeks, respectively (in that order). The Borrower has provided to the Agent, the Surety and the Banks its audited consolidated Financials as at February 1, 1997, and for the fiscal year then ended, and its unaudited monthly Financials as at the end of and for each fiscal month thereafter through August 2, 1997. Such Financials fairly present in all material respects the position of the Borrower as at such dates and for such periods in accordance with GAAP consistently applied (except that unaudited Financials are subject to year-end audit adjustments and the provision of footnotes). The Borrower has also provided to the Agent, the Surety and the Banks its annual and monthly forecasts of the operations of the Borrower and such other financial projections as the Agent and the Banks have reasonably requested, in each case for the period from June 5, 1997, through January 30, 1999, and such forecasts and projection have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of preparation (it being understood that such projections are not a guaranty of future performance and that actual results may differ, perhaps materially, from the such projections). No information that has been provided by the Borrower to the Agent, the Surety or any Bank contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.

         (f) (i) Prior to the occurrence of the Exit Facility Date, since the end of the fiscal periods covered by the Financials dated February 1, 1997 there has occurred no condition or event which would have a Materially Adverse Effect, and (ii) from and after the Exit Facility Date, since the delivery of the Financials reflecting the Reorganization Plan approved by the Agent in connection with the Exit Facility Date, there has occurred no condition or event which would have a Materially Adverse Effect, other than those expressly contemplated by such Reorganization Plan;

         (g) There are no legal or other proceedings or investigations pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or regulatory authority which has not been resolved or fully reserved for under the Reorganization Plan, if the Exit Facility Date shall have occurred or which would, if adversely determined, alone or together, have a Materially Adverse Effect.

         (h) The Borrower (i) has from and after the Exit Facility Date paid all taxes relating to the period prior to the commencement of the Case (except as shall be deferred pursuant to the terms of the Reorganization
    Plan) and (ii) has paid all taxes relating to the period subsequent to the commencement of the Case, in each case as are due and payable (except those being contested in good faith by appropriate proceedings and for which adequate reserves have been taken) and has funded all employee payrolls (including all required withholdings) as and when required.

         (i) Except for entry of the Financing Order, or (with respect to the Exit Facility Date) the Confirmation Order, the execution, delivery, performance of its obligations, and exercise of its rights under the Loan Documents by the Borrower, including borrowing under this Agreement and the obtaining of Letters of Credit (i) do not require any Consents which have not been obtained; and (ii) are not and will not be in conflict with or prohibited or prevented by (A) any Requirement of Law, or (B) any Charter Document, corporate minute or resolution, or any provision of any post-petition instrument, post-petition agreement or assumed unexpired lease or executory contract, or (with respect to all periods from and after the Exit Facility Date) any other instrument, agreement, or contract, in each case binding on it or affecting the property of the Borrower.

         (j)  The Borrower and each of its Subsidiaries is not in violation of
    (i) any Charter Document, corporate minute or resolution, (ii) any post-petition instrument, post-petition agreement or assumed unexpired lease or executory contract, or with (with respect to all periods from and after the Exit Facility Date) any other instrument, agreement, or contract, in each case binding on it or affecting its property, in any such case in a manner which could have a Materially Adverse Effect or (iii) any Requirement of Law, in a manner which could have a Materially Adverse Effect, including, without limitation, all applicable federal and state tax laws, ERISA, OSHA and Environmental Laws. Neither the Borrower nor any of its Subsidiaries is in violation of any collective bargaining agreement to which such Person is a party in a manner which could have a Materially Adverse Effect.

         (k) With respect to all periods prior to the Exit Facility Date, in view of the execution and delivery of the Loan Documents executed previously and upon execution and delivery of this Agreement and the other Loan Documents to be executed on the Effective Date and the entry of the Financing Order, the Agent and the Banks shall have first-priority perfected Liens in the Collateral, subject only to (i) Permitted Prior Liens and (ii) Agreed Administrative Expense Priorities, with no financing statements, mortgages or similar filings on record anywhere which conflict with such first-priority Liens.

         (l) With respect to all periods from and after the Exit Facility Date, upon execution and delivery of this Agreement and the other Loan Documents requested hereby, and upon the recording in the appropriate recording offices of the applicable financing statements and the Mortgages being executed by the Borrower and delivered to the Agent and the Banks and, together with the Confirmation Order, appropriately recorded in connection herewith, the Agent and the Banks shall have first priority perfected Liens in the Collateral, subject only to Permitted Prior Liens, with no financing statements, mortgages or similar filings on record anywhere which conflict with such first-priority Liens.

         (m) There are no Liens on any assets of any of the Borrower or its Subsidiaries other than Permitted Liens, and there is no Indebtedness of the Borrower or its Subsidiaries other than Indebtedness permitted by this Agreement.

         (n) Except as set forth on SCHEDULE 8(n) attached hereto, which such Schedule may be updated from time to time in accordance with the provisions of Section 10.1(k) hereof, the Borrower has no Subsidiaries and is not a party to any partnership or joint venture. As of the Effective Date, no Subsidiary of the Borrower has any assets.

         (o) SCHEDULES 2.12 and 2.14 attached hereto set forth the account numbers and locations of all bank accounts and investment accounts of the Borrower and its Subsidiaries and accurately designate which such accounts are payroll accounts and sales tax trust accounts and which are depository accounts.

         (p) SCHEDULE 8(p) attached hereto sets forth all retail stores, distribution centers and all other locations at which assets, including inventory, of the Borrower and its Subsidiaries are located. The assets of the Borrower and its Subsidiaries are in the amounts and of the quality previously represented by the Borrower to the Agent.

         (q) SCHEDULE 8(q) attached hereto sets forth all patents, trademarks, tradenames, service marks, registered copyrights, material

    Consents, franchises, and applications for the foregoing of the Borrower and its Subsidiaries, or which the Borrower or its Subsidiaries has the right to use.

         (r) SCHEDULE 8(r) attached hereto sets forth all Real Estate Leases. True, correct and complete copies of the Real Estate Leases have been delivered to the Term Loan Lender or the Surety prior to the date hereof.

         (s) The proceeds of the Loans shall be used solely for working capital and general corporate purposes and to finance a portion of the Borrower's Reorganization Plan. The Borrower will obtain Letters of Credit solely for general corporate purposes. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulation U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

         (t) On and after the Exit Facility Date, there are no pre-petition or administrative claims or Liens with respect to the Borrower or any of its assets other than those discharged on or before the consummation of the Reorganization Plan or those expressly contemplated by the Reorganization Plan to survive the consummation thereof.

         (u) For the period beginning on the Effective Date and ending on the Exit Facility Date, the Financing Order has been entered, has not been reversed, modified, amended or stayed, and remains in full force and effect.

         (v) On and after the Exit Facility Date, the Reorganization Plan, complying with the provisions of Section 9.2.7, has become effective and has been consummated in accordance with the terms thereof; the Confirmation Order has been entered, has not been reversed, modified, amended or stayed (except for modifications consented to or approved by the Agent in writing), and remains in full force and effect; except as otherwise agreed in writing by the Agent, all appeal periods relating thereto have expired; and, except as otherwise agreed in writing by the Agent, no appeals therefrom are outstanding.

         (w) On the date hereof the Cure Payment Reserve is approximately $1,100,000. The Cure Payment Reserve shall be at all times the number from time to time set forth as such in each Borrowing Base Report.

         (x) With respect to the Real Estate Leases, and subject to any provisions of Section 10.2(m) and Section 10.6 hereof (as applicable) after the Effective

    Date, (i) each Real Estate Lease is valid and in full force and effect, and the Borrower is the lessee under each Real Estate Lease and is in possession of all of the premises demised by each Real Estate Lease; (ii) none of the Real Estate Leases has been amended, modified, or supplemented except by written instrument which has heretofore been delivered to the Term Loan Lender or the Surety and except as may be expressly permitted herein after the Effective Date; (iii) except as has heretofore been disclosed in writing to the Term Loan Lender or the Surety, the Borrower has no knowledge as of the date hereof or as of the Effective Date of any failure, breach, default, or event of default by the lessor under any of the Real Estate Leases in the performance of any of its material obligations under such Real Estate Lease which such failure, breach, default, or event of default has resulted or which in the reasonable judgment of the Term Loan Lender would be expected to result in any material adverse effect upon any of the Borrower's leasehold interests under any such Real Estate Lease or the value of any such interest; (iv) except with respect to the Borrower's failure to pay amounts owing under the Real Estate Leases as of the Effective Date which in the aggregate do not exceed the amount of the Cure Payment Reserve and which will have been paid in full as of the Exit Facility Date (or such later date as may be agreed upon in writing by the Borrower and the applicable lessor with the written consent of the Majority Banks), and except with respect to any defaults of the types referred to in Section 365(e)(1) of the Bankruptcy Code existing as of the Effective Date, there is no existing breach, default, or event of default on the part of the Borrower under any of the Real Estate Leases which would (A) result in the lessor under any Real Estate Lease having the right: (x) to terminate or cancel any such Real Estate Lease; or (y) to accelerate the Borrower's monetary obligations thereunder; or (B) in the reasonable judgment of the Term Loan Lender be expected to result in any material adverse effect upon any of the Borrower's leasehold interests under any such Real Estate Lease or the value of any such interest; (v) the Borrower has not assigned, transferred, pledged, mortgaged, or otherwise hypothecated any of the Real Estate Collateral or any interest therein, other than to the Agent for the benefit of the Banks and the Agent and to any holders of Permitted Liens therein;
    (vi) except for licenses and subleases listed on SCHEDULE 8(x) attached hereto and except for licenses to licensees of merchandise departments in its retail stores expressly permitted by Section 10.2(p)(iv) hereof, the Borrower has not sublet or licensed any of the premises demised under any of the Real Estate Leases; and (vii) as of the date hereof and as of the Effective Date, there has been no eminent domain proceeding, fire or casualty or other event not constituting a failure to perform, breach, default, or event of default by the Borrower or the lessor under any Real Estate Lease which, either presently or with the passage of time or giving of notice, or both, in each such case, would entitle the lessor under any Real Estate Lease to terminate or cancel such Real Estate Lease.

                         SECTION 9.  CONDITIONS PRECEDENT.

    SECTION 9.1. TO EFFECTIVE DATE OF DIP TERM LOAN. The obligation of the Term Loan Lender to make the DIP Term Loan and for the Effective Date to occur is subject to the satisfaction of the following conditions precedent:

         SECTION 9.1.1. LOAN DOCUMENTS. Each of this Agreement and the DIP Notes shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Agent and each of the Banks.

         SECTION 9.1.2. CERTIFIED COPIES OF CHARTER DOCUMENTS. Each of the Banks and the Surety shall have received from the Borrower a copy, certified by a duly authorized officer of the Borrower to be true and complete on the Effective Date, of each of its Charter Documents as in effect on such date, and a legal existence and good standing certificate issued by the Borrower's state of incorporation as of a recent date.

         SECTION 9.1.3. CORPORATE ACTION. All corporate action necessary for the valid execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent and the Banks shall have been provided to the Agent, the Surety and each of the Banks.

         SECTION 9.1.4. INCUMBENCY CERTIFICATE. Each of the Banks and the Surety shall have received from the Borrower an incumbency certificate, dated as of the Effective Date, signed by a duly authorized officer of the Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of the Borrower each of the Loan Documents to which the Borrower is or is to become a party; (ii) to make Revolving Credit Loan Requests and Conversion Requests and to apply for Letters of Credit; and (iii) to give notices and to take other action on its behalf under the Loan Documents.

         SECTION 9.1.5. PERFECTION CERTIFICATE AND TITLE SEARCH RESULTS. The Agent shall have received from the Borrower an executed Perfection Certificate stating such changes that have occurred since June 4, 1996, that need to be reflected in such certificate. The Agent, the Surety and the Term Loan Lender shall also have received the results of title searches with respect to the Real Estate Collateral listed on SCHEDULE 9.1.5 attached hereto indicating in each case no Liens other than

    Permitted Liens and otherwise in form and substance satisfactory to the Agent, the Surety and the Term Loan Lender.

         SECTION 9.1.6. FINANCING ORDER. The Bankruptcy Court shall have entered an order in the Case (together with such Court's financing orders dated June 3, 1996, and June 13, 1996, in the Case, the "Financing Order") satisfactory in form and substance to the Agent, the Surety and the Banks approving the transactions contemplated herein and including, specifically but without limiting the foregoing, (i) the grant to the Banks and the Agent of super-priority status and a first-priority perfected Lien upon the Collateral, subject to the matters referred to in Section 7.1 hereof, pursuant to Section 364(c)(1), (2) and (3) of the Bankruptcy Code and
    (ii) the grant to the Agent of limited relief from the automatic stay of Section 362(a) of the Bankruptcy Code for the purpose of enabling the Agent to make all filings and recordings and take all other actions considered advisable by the Agent to protect, perfect, or insure the priority of its security interest. The Financing Order shall have authorized extensions of credit in the full amount of the DIP Term Loan or otherwise in an amount satisfactory to the Banks and the Agent, shall be in full force and effect, and (except for modifications consented to or approved by the Agent in writing) shall not have been reversed, modified, amended, or stayed.

         SECTION 9.1.7. BORROWING BASE REPORT. The Agent shall have received from the Borrower the most recently required Borrowing Base Report.

         SECTION 9.1.8.  OPINION OF COUNSEL.   Each of the Banks, the
    Agent and the Surety shall have received a favorable legal opinion addressed to the Banks, the Agent and the Surety, dated as of the Effective Date, in form and substance satisfactory to the Banks, the Agent and the Surety, from Ryan, Swanson & Cleveland, counsel to the Borrower.

         SECTION 9.1.9. PAYMENT OF FEES. The Borrower shall have paid to the Agent for the account of the Term Loan Lender the Closing Fee as provided in Section 6.1(f), together with all other fees and expense reimbursements due and payable to the Agent or any Bank and all fees and disbursements of the Agent's Special Counsel and of counsel to the Surety for which the Borrower has been invoiced prior to the Effective Date.

         SECTION 9.1.10. LOAN REQUEST; DISBURSEMENT INSTRUCTIONS. The Agent shall have received a loan request in respect of the DIP Term Loan and disbursement instructions from the Borrower, indicating, among other items, that the proceeds of the DIP Term Loan are to be paid on the Effective Date.

         SECTION 9.1.11. PROJECTIONS AND OTHER INFORMATION; QUALITY OF ASSETS AND INVENTORY. The Agent shall have received and be satisfied with all revisions, if any, made to the two-year financial projections dated July 28, 1997 of the Borrower previously delivered to the Agent and the Surety and all other information (financial or otherwise) requested by the Agent and the Surety shall be in all respects satisfactory to the Agent and the Surety. The Agent and the Surety shall be satisfied that the assets of the Borrower and its Subsidiaries are in the amounts and of the quality previously represented by the Borrower to the Agent and the Surety, and the Agent and the Surety shall have received such valuations, credit and background checks and other reports, material and information concerning such assets as shall satisfy the Agent and the Surety in their sole discretion. In addition, the Agent and the Surety shall be satisfied that the inventory of the Borrower is located at such places and is in the amounts and of the quality and value previously represented by the Borrower to the Agent and the Surety and the Agent and the Surety shall have received such reports, material and other information concerning the inventory and the Borrower's suppliers as shall satisfy the Agent and the Surety in their sole discretion.

         SECTION 9.1.12.  NO MATERIAL ADVERSE CHANGE.   The Agent shall be
    satisfied that any changes to the Financials previously delivered to the Agent, and any other events or circumstances that may have arisen since the date of such Financials, would not be likely to have a Materially Adverse Effect.

         SECTION 9.1.13. PURCHASE AND GUARANTY AGREEMENT. The Borrower shall have executed and delivered to the parties to the Purchase and Guaranty Agreement the Borrower's acknowledgement and agreement thereto. All of the conditions precedent set forth in Purchase and Guaranty Agreement shall have been satisfied, and the Purchase and Guaranty Agreement shall have become effective.

    SECTION 9.2. TO THE OCCURRENCE OF THE EXIT FACILITY DATE. The Banks shall have no obligation to make any Loan on or after the DIP Maturity Date, the Agent will not have any obligation to issue, extend or renew any Letter of Credit on or after the DIP Maturity Date, the DIP Loans outstanding on the DIP Maturity Date will not convert into Exit Loans as set forth in Section 2.3(a), and
Section 3.3 hereof, and the Obligations shall become due and payable on the DIP Maturity Date unless each of the following conditions precedent are satisfied:

         SECTION 9.2.1. LOAN DOCUMENTS Each of the Mortgages and the other Security Documents, the Exit Notes and Ratification Certificate and any other Loan Documents not previously executed shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Agent and each of the Banks.

         SECTION 9.2.2. CERTIFIED COPIES OF CHARTER DOCUMENTS. Each of the Banks and the Surety shall have received from the Borrower a copy, certified by a duly authorized officer of the Borrower to be true and complete on the Exit Facility Date, of each of its Charter Documents as amended on such date pursuant to the Reorganization Plan with the consent of the Agent and in effect on such date, and a legal existence and good standing certificate issued by the Borrower's state of incorporation as of a recent date.

         SECTION 9.2.3. CORPORATE ACTION. All corporate action necessary for the valid execution, delivery and performance by the Borrower of the Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent, the Surety and each of the Banks.

         SECTION 9.2.4. INCUMBENCY CERTIFICATE. Each of the Banks and the Surety shall have received from the Borrower an incumbency certificate, dated as of the Exit Facility Date, signed by a duly authorized officer of the Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of the Borrower each of the Loan Documents to which the Borrower is or is to become a party; (ii) to make Revolving Credit Loan Requests and Conversion Requests and to apply for Letters of Credit; and (iii) to give notices and to take other action on its behalf under the Loan Documents.

         SECTION 9.2.5. VALIDITY OF LIENS. The Mortgages, together with the Confirmation Order, and the other Security Documents shall be effective to create in favor of the Agent for the benefit of the Banks a legal, valid and enforceable security interest in and Lien upon the Collateral having such priority as is contemplated by this Agreement. All filings, recordings, deliveries of instruments and other actions and arrangements necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

         SECTION 9.2.6. PERFECTION CERTIFICATES AND UCC SEARCH RESULTS. The Agent shall have received from the Borrower an updated Perfection Certificate and the results of updated Lien and title searches, including UCC, PTO, and tax lien searches with respect to the

    Collateral, and title searches with respect to the Real Estate Collateral, indicating in each case no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent and the Surety.

         SECTION 9.2.7.  REORGANIZATION PLAN AND CONFIRMATION ORDER.

         (a) The final terms of the Reorganization Plan to be consummated and the order of the Bankruptcy Court approving such Reorganization
    Plan (the "Confirmation Order") shall be satisfactory to the Agent and the Surety in all respects including, without limitation, the requirement that, except as approved by the Agent and the Surety, all prepetition claims against and all interests in the Borrower shall be discharged and/or extinguished pursuant to the Reorganization Plan and that no Obligations hereunder or Liens in favor of the Agent or the Banks shall be discharged until all such Obligations shall be paid in full in cash and that all such claims and Liens shall survive the discharge of the Borrower under Section 1141 of the Bankruptcy Code.
    The Bankruptcy Court shall have approved any amendments or modifications to the Reorganization Plan or the Confirmation Order and entered any and all related orders requested or approved by the Agent and the Surety in connection therewith, and no other amendments or modifications thereto shall have occurred. All conditions precedent to the consummation of the Reorganization Plan shall have been met (or the waiver thereof shall have been consented to by the Agent and the Surety) and the substantive consummation of the Reorganization Plan shall have occurred or shall be scheduled to occur but for the initial Exit Loans to be made on the Exit Facility Date. The Agent and the Surety shall be satisfied with the equity ownership of the Borrower, the composition of the Borrower's board of directors, and the key executive and financial management of the Borrower. The Confirmation Order shall not have been reversed, modified, amended, or stayed, shall be in full force and effect, and, unless otherwise agreed by the Agent and the Surety, all appeal periods relating to the Confirmation Order shall have expired, and, unless otherwise agreed by the Agent and the Surety, no appeals from the Confirmation Order shall be outstanding. Except as consented to by the Agent and the Surety, or set forth in Section 9.2.7(b), the Bankruptcy Court's retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the Loan Document or Security Documents from and after the Exit Facility Date, or any rights or remedies relating thereto.
    With respect to provisions of this Agreement which permit matters provided for in the Reorganization Plan, such permission is granted only to the extent such matters are clearly disclosed and expressly provided for in the Reorganization Plan and only to the extent the Reorganization Plan is expressly approved in writing by the Agent and the Surety on or prior to the Exit Facility Date.

         (b) The Reorganization Plan that has been confirmed and the Confirmation Order shall also include, at a minimum, the following:
    (i) a provision that in any future bankruptcy case in which the Borrower is a debtor, the Agent shall have the right after an Event of Default hereunder and otherwise in compliance herewith to cause the sale or other disposition of the Real Estate Collateral by directing the Borrower or any trustee appointed in such a case to assume, assign and sell any or all of such Real Estate Collateral pursuant to sections 363 and 365 of the Bankruptcy Code after appropriate notice and a hearing, with the Agent's first priority Lien and security interest to attach to the proceeds of such sale; (ii) a provision that on the effective date of the Reorganization Plan, the Borrower shall issue to the Term Loan Lender or its nominee, (A) the Warrants, which will include the right to acquire up to twenty percent (on a fully diluted basis as set forth therein) of each class of equity securities of the reorganized Borrower for an exercise price based upon a total equity valuation for the Borrower of $20,000,000, subject to adjustment as set forth therein, and (B) shares (the "Special Shares") of a special class of common stock of the reorganized Borrower equal to a nominal percentage of the total common stock of the reorganized Borrower which shall entitle the holders of such Special Shares to the same rights as all holders of all other shares of common stock of the reorganized Borrower and, in addition thereto, the special voting rights set forth in Article IV of the Amended and Restated Certificate of Incorporation of the Borrower attached hereto as EXHIBIT I; (iii) a provision that on the effective date of the Reorganization Plan, all of the Real Estate Leases are assumed; and (iv) (with respect to the Confirmation Order only) a finding that all conditions to the assumption of the Real Estate Leases have been satisfied as required by Section 365(b) of the Bankruptcy Code.

         SECTION 9.2.8. LANDLORD LIEN WAIVERS; ETC. The Borrower shall have used its best efforts to obtain and deliver to the Agent Landlord Waivers with respect to all leaseholds of Real Estate on which inventory will be located, and the Borrower shall have delivered with respect to all such leases without such Landlord Waivers which constitute Specified Leases an officer's certificate of the Borrower stating the current monthly rental obligations with respect to each such lease and a calculation in reasonable detail of the maximum potential claim of such nonwaiving landlord. The Borrower shall have obtained and delivered to the Agent a waiver of all claims against the Collateral in form and substance satisfactory to the Agent from Assembly with respect to the Borrower's distribution facility located in Kent, Washington and from any and all

    "inventory consolidators" and other Persons in possession of inventory of the Borrower in a similar capacity.

         SECTION 9.2.9.  CERTIFICATES OF INSURANCE.    The Agent shall
    have received (to the extent not previously delivered on the Effective
    Date) (i) a certificate of insurance from an independent insurance broker dated as of the Exit Facility Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of this Agreement and the Security Agreement, naming the Agent as loss payee and additional insured, as applicable, and (ii) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

         SECTION 9.2.10.  BORROWING BASE REPORT.    The Agent shall have
    received from the Borrower a Borrowing Base Report dated as of the Exit Facility Date.

         SECTION 9.2.11. OPINION OF COUNSEL. Each of the Banks, the Surety and the Agent shall have received a favorable legal opinion addressed to the Banks, the Surety and the Agent, dated as of the Exit Facility Date, in form and substance satisfactory to the Banks, the Surety and the Agent, from Ryan, Swanson & Cleveland, counsel to the Borrower.

         SECTION 9.2.12. PAYMENT OF FEES. The Borrower shall have paid to the Banks or the Agent, as appropriate, the initial portion of all facility fees payable on the Exit Facility Date pursuant to the terms of the Fee Letter as provided in Section 6.1(a) hereof, together with all other fees and expense reimbursements due and payable to the Agent or any Bank, and all fees and disbursements of the Agent's Special Counsel, and of counsel to the Surety for which the Borrower has been invoiced prior to the Exit Facility Date.

         SECTION 9.2.13. AVAILABLE CASH AND BORROWING CAPACITY; AGENCY ACCOUNT AGREEMENTS. After giving effect to all payments required to be made in accordance with the Reorganization Plan and all borrowings hereunder related thereto, the Borrower shall have cash and Exit Loan borrowing availability (giving effect to the Borrowing Base limitations hereof) of not less than $500,000. The Agent shall have received the Agency Account Agreements executed by each of the depository banks (other than with respect to payroll and sales tax trust accounts) listed on SCHEDULE 2.12 hereto; and the Agent shall have received all other documentation required by Section 2.12 hereof. The Lock Box Agreement and the arrangements and documentation referred to in Sections 2.12 and 2.14 hereof shall be in full force and effect. The Agent must be satisfied that all cash, checks, and other proceeds of Collateral are being deposited and handled in accordance with the procedures provided in Sections 2.12 and 2.14 hereof and shall otherwise be satisfied with the Borrower's cash management system.

         SECTION 9.2.14. POST-CONFIRMATION CAPITAL STRUCTURE AND LIABILITIES. The Agent shall be satisfied with all liabilities (including contingent liabilities) and post-confirmation litigation risks that are to survive the consummation of the Reorganization Plan and with the adequacy of appropriate accounting reserves therefor. The Agent shall be satisfied with the financial condition, capital structure, corporate structure, assets, liabilities and financial projections (including cash flow) of the Borrower and its Subsidiaries and the terms of all capital stock and Indebtedness. No event or circumstances shall have arisen that would in the reasonable opinion of the Agent or any Bank have a Materially Adverse Effect.

         SECTION 9.2.15. EXIT TO OCCUR CONCURRENT WITH DIP MATURITY DATE. The Exit Facility Date must occur, if at all, on the DIP Maturity Date. The Effective Date must have occurred previously, all conditions precedent set forth in Section 9.1 hereof shall have been and remain satisfied, and the Total DIP Commitment shall not have been terminated (whether by the Agent or the Banks in accordance with the provisions of Section 11 or by the Borrower in accordance with the provisions of Section 2.5 or otherwise), such that there is a conversion of outstanding DIP Loans to Exit Loans on the Exit Facility Date.

         SECTION 9.2.16. WARRANT DOCUMENTS. The Warrant Documents shall have been executed and delivered in favor of the Term Loan Lender or its nominee, and the Special Shares shall have been issued to the Term Loan Lender or its nominee.

         SECTION 9.2.17. MANAGEMENT CONTRACTS. The management contracts of Alan Schlesinger and Loren Rothschild with the Borrower shall have been extended until the end of fiscal year 2001, upon terms acceptable to the Term Loan Lender and the Surety.

         SECTION 9.2.18. CURE PAYMENTS. All conditions to assumption of the Real Estate Leases shall have been satisfied, including the making of any cure payments on the Exit Facility Date (or such later date as may be agreed upon in writing by the Borrower and the applicable lessor with the written consent of the Majority Banks), all as required by Section 365(b) of the Bankruptcy Code.

         SECTION 9.2.19. TITLE INSURANCE. The Agent shall have received a Title Policy with respect to the Mortgages covering the Real Estate Leases listed on SCHEDULE 9.2.19 (or commitments to issue such policy, with all conditions to issuance of the title policy deleted by an authorized agent of the title insurance company) together with proof of payment (or provision therefor) of all fees and premiums for such policy.

    SECTION 9.3. TO EACH LOAN AND ISSUANCE, EXTENSION OR RENEWAL OF LETTERS OF CREDIT. The obligation of the Banks to make any Loan or of the Agent to issue, extend or renew any Letter of Credit and the conversion of the DIP Loans to Exit Loans as set forth in Section 2.4(a) and Section 3.3 hereof, is subject to the satisfaction of the following further conditions precedent:

         (a) Each of the representations and warranties of the Borrower and its Subsidiaries to the Agent and the Banks herein or in any of the other Loan Documents or any document, certificate or other paper or notice in connection herewith shall be true and correct in all material respects on the date of such extension of credit, except to the extent that such representations and warranties expressly relate to a prior date, in which case they shall be true and correct in all materials respects as of such earlier date. Each request by the Borrower for, and acceptance by the Borrower of, each extension of credit shall be deemed to be a representation and warranty by the Borrower that the applicable conditions precedent in Section 9 have been satisfied and that, after giving effect to such extension of credit, the Borrower shall continue to be in compliance with the provisions hereof relating to the Borrowing Base restrictions on the Total Revolver Outstandings.

         (b) No Default or Event of Default shall have occurred and be continuing or shall result from such extension of credit.

         (c) All proceedings in connection with the transactions contemplated hereby shall be in form and substance reasonably satisfactory to the Agent, the Surety and the Banks, and the Agent, the Surety and the Banks shall have received all information and documents as they shall have reasonably requested. No change shall have occurred in any law or regulation or in the interpretation thereof that in the reasonable opinion of the Agent or any Bank would make it unlawful for such Bank to make such Loan or the Agent to issue, extend or renew such Letter of Credit.

         (d) With respect to DIP Loans and Letters of Credit to be issued, extended or renewed prior to the DIP Maturity Date only, the Financing Order shall be in full force and effect and (except for modifications consented to or approved by the Agent and the Surety in writing) shall not have been reversed, modified, amended or stayed. If the Financing Order is the subject of a pending appeal in any respect, none of such

    Financing Order, the making of the DIP Loans, the issuance, extension or renewal of any Letters of Credit prior to the Exit Facility Date, or the performance by the Borrower of any of its obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal. The Borrower, the Agent and the Banks shall be entitled to rely in good faith upon the Financing Order notwithstanding objection thereto or appeal therefrom by any interested party. The Borrower, the Agent and the Banks shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objection or appeal unless the Financing Order has been stayed by a court of competent jurisdiction.

         (e) Except as otherwise provided in Section 2.7 hereof, the Agent shall have received a Revolving Credit Loan Request or Letter of Credit Application with respect to the Loan or Letter of Credit requested. The Agent shall have received the most recent Borrowing Base Report required hereunder as provided in Section 10.1(a)(iv).

         (f) From and after the Exit Facility Date only, the Confirmation Order shall be in full force and effect, shall not have been reversed, modified or amended in any material respect (except for modifications consented to or approved by the Agent and the Surety in writing), shall not (unless otherwise agreed by the Agent) be subject to an unexpired appeals period, and shall not (unless otherwise agreed by the Agent) be the subject of any pending appeal.

         (g) All fees and expense reimbursements due and payable to the Agent, the Surety or any Bank hereunder shall have been paid to the Agent or (as the case may be), the Surety or such Bank.

         (h) No suit or action against any Bank, the Agent or the Surety shall have been commenced by any official committee in the Case or any other Person (exclusive of the Borrower, any Subsidiaries of the Borrower) which suit or action asserts any claim or legal or equitable remedy contemplating subordination of any claim or Lien of any of the Banks or the Agent.

    SECTION 9.4. TO EACH EXTENSION OF THE TERM LOAN MATURITY DATE. The Term Loan Maturity Date may be extended by Borrower for two (2) consecutive one year periods subject to the satisfaction, for each such extension, of the following conditions precedent:

         (a) The Borrower shall have made a request in writing for such extension to the Term Loan Lender and the Surety. The Term Loan Lender and the Surety shall have been satisfied with the Collateral values supporting the Term Loan as determined by each of the Term Loan Lender and the Surety, based on Collateral audits, appraisals and other information obtained by the Term

    Loan Lender or the Surety in connection with any such extension request. The Term Loan Lender and the Surety shall have made such determination regarding collateral values based upon standards and procedures that do not vary unreasonably from the general standards and procedures used in connection with the Term Loan Lender's original decision to make, and the Surety's original decision to act as surety for, the Term Loan. If the Term Loan Lender and the Surety are so satisfied, they shall have so indicated in writing to the Borrower by the later to occur of (i) 60 days following receipt by the Term Loan Lender and the Surety of such request, or (ii) 90 days prior to the then scheduled Term Loan Maturity Date, but in no event beyond the date of the then scheduled Term Loan Maturity Date.

         (b) Each of the representations and warranties of the Borrower and its Subsidiaries to the Agent and the Banks herein or in any of the other Loan Documents or any document, certificate or other paper or notice in connection herewith shall be true and correct in all material respects on the date of such proposed extension, except to the extent that such representations and warranties expressly relate to a prior date, in which case they shall be true and correct in all materials respects as of such earlier date.

         (c) No Default or Event of Default shall have occurred and be continuing or shall result from such proposed extension.

         (d)  The Exit Maturity Date is extended for at least the same period.

         (e) All fees due and payable to the Agent, the Surety or any Bank hereunder shall have been paid to the Agent or (as the case may be), the Surety or such Bank.

                              SECTION 10.  COVENANTS.

    SECTION 10.1. AFFIRMATIVE COVENANTS. The Borrower agrees that so long as there are any Loans or Letters of Credit outstanding and until the termination of the Total DIP Commitment or, if the Exit Facility Date occurs, the Total Exit Commitment and the payment and satisfaction in full in cash of all of the Obligations, the Borrower will, and where applicable the Borrower will cause each of its Subsidiaries to, comply with its obligations as set forth throughout this Agreement and to:

         (a)  furnish the Agent, the Banks and (unless otherwise indicated) the
    Surety:

              (i)  as soon as available but in any event within ninety-five
         (95) days after the close of each fiscal year, (A) its audited consolidated Financials for such fiscal year, together with the unqualified audit opinion letter with respect thereto of the Borrower's accountants (other than, with respect only to periods prior to the Exit Facility Date, such accountants' customary qualification consistent with past practice with respect to the Borrower's ability during the pendency of the Case to continue as a going concern), together with a statement from such accountants as to the absence, to their knowledge, of any Event of Default, and (B) its unaudited consolidating Financials for such fiscal year; with such accountants at all times to be one of the national, independent certified public accounting firms presently referred to as the "Big Six" or such other independent certified public accounting firm of recognized standing as shall have been approved by the Agent;

              (ii)  as soon as available but in any event within thirty-five
         (35) days after the end of each fiscal month and within fifty (50) days after the end of each fiscal quarter, (A) its unaudited consolidated and consolidating Financials for such period, and (B) prior to the Exit Facility Date, an itemized accounting of all amounts paid or credited to the Escrow Account during each such monthly or quarterly period, in each case certified by its chief financial officer;

              (iii)  together with its Financials described in clauses (i) and
         (ii) above, a certificate of the Borrower in the form attached hereto as EXHIBIT J (the "Compliance Certificate") setting forth computations demonstrating compliance with the Borrower's and its Subsidiaries financial covenants set forth herein, containing (in the case of the Financials described in clause (i) above) computations in reasonable detail of the Applicable Pricing as to be determined on the applicable Adjustment Date pertaining to such Financials, and in each case describing and evidencing in reasonable detail any and all applicable reconciliations to reflect changes in GAAP since February 1, 1997 and the differences between GAAP and the accounting principles, methods, interpretations, and procedures utilized by the Borrower in determining compliance with Section 10.2(b), Section 10.2(c), Section 10.3, and Section 10.4 hereof, and certifying that no Default or Event of Default has occurred, or if it has, describing the actions taken by the Borrower and its Subsidiaries with respect thereto;

              (iv) on Tuesday of each week (or, if such Tuesday is not a Business Day, on the first Business Day thereafter), to the Agent and the Banks, and (only if requested by the Surety) the Surety, and at such other time as the Agent, any Bank or the Surety may reasonably request, a Borrowing Base Report with respect to the prior business week (including and ending on the immediately preceding Saturday) or such other applicable period together with, in the case of any Borrowing Base Report delivered immediately following the end of any fiscal month, such specific inventory pledges or collateral designations as of the end of such month as the Agent, any Bank or the Surety may have reasonably requested;

              (v) promptly upon the filing thereof copies of all material pleadings, notices, orders and other papers filed in the Case;

              (vi) prior to the commencement of each fiscal year of the Borrower, the Borrower's updated forecasts and projections of future financial performance from and including such fiscal year through the last day of the Borrower's fiscal year ending on or about January 29, 2000 or any subsequent fiscal year in which the Exit Maturity Date is scheduled to occur;

              (vii) within five (5) days after the filing or mailing thereof, copies of all materials of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

              (viii) promptly following receipt thereof by the Borrower, copies of all accountants management letters (if any) and related recommendations (if any) received by the Borrower; and

              (ix) from time to time such other information concerning the Borrower, its Subsidiaries, if any, or the Case as the Agent, any Bank or the Surety may reasonably request.

         (b) keep true and accurate books of account in accordance with GAAP, subject to year-end audit adjustments in the case of monthly and quarterly Financials (other than those delivered with respect to the Borrower's full fiscal year), maintain its current fiscal year and its current fiscal quarters, and permit the Banks and the Surety through the Agent or any of the Banks' and the Surety's other designated representatives to inspect the Borrower's or its Subsidiaries' premises during normal business hours, to examine and be advised as to the Borrower's and its Subsidiaries' business records upon the request of the Agent, the Surety, or any Bank, permit from time to time, at the

    Borrower's expense to the extent provided in Section 16.1 hereof, the Agent's commercial finance examiners, independent collateral auditors (absent the continuance of a Default, independent collateral audits not to exceed three (3) times in any twelve-month period) and examiners, and independent appraisers (absent the continuance of a Default, independent appraisals not to exceed two (2) times in any twelve-month period) to conduct periodic commercial financial examinations, collateral audits conducted by The Asset Support Group or other auditors acceptable to the Agent, liquidation analyses conducted by Gordon Brothers, Inc. or other liquidation specialists chosen by and acceptable to the Agent and appraisals of Real Estate by appraisers or brokers chosen by and approved by the Term Loan Lender from time to time, in each case at the Borrower's expense subject to Section 16.1 hereof, in each case in order to review and verify the components of the Borrowing Base, and examinations, collateral audits and liquidation analyses of the inventory components included in the Borrower Base, which appraisals, audits, examinations, and analyses may relate to appropriate adjustments in the Borrowing Base formula, advance rates, and components and may indicate whether the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all materials respects based upon a review by such applicable Persons of the inventory (including verification as to value, location, type and appropriate shrink reserves), as well as audits, examinations, appraisals and liquidation analyses of all other assets of the Borrower and its Subsidiaries and all systems and procedures of the Borrower and its Subsidiaries, including those related to cash management, and permit the Agent and, if accompanied by a representative of the Agent, the Banks or the Surety to communicate directly with the Borrower's independent certified public accountants concerning the business, financial condition and other affairs of the Borrower and its Subsidiaries;

         (c) (i) maintain its and its Subsidiaries' corporate existence, business and assets, (ii) keep its and its Subsidiaries' business and assets adequately insured with insurers, types of insurance, insurance limits and policy limits satisfactory to the Agent, with the Agent to be named as loss payee and additional insured under all insurance and the Agent entitled to receive from each insurer at least thirty (30) days prior written notice of cancellation of any insurance, (iii) maintain its and its Subsidiaries' chief executive offices in the United States, (iv) continue and cause each of its Subsidiaries' to continue to engage in the same respective businesses now conducted by them, (v) fund its payroll and that of its Subsidiaries (including all withholdings) as and when required, and
    (vi) prior to the Exit Facility Date, pay all post-petition taxes as and when due and payable, except where contested in good faith by appropriate proceedings for which adequate reserves have been taken, and, on and after the Exit Facility Date, pay all taxes as and when due and payable, after taking into account the deferral of any priority tax claims under the Reorganization Plan and except where contested in good faith by appropriate proceedings for which adequate reserves have been taken, and (vii) comply with all other Requirements of Law, including ERISA, OSHA and Environmental Laws where the failure so to comply could have a Materially Adverse Effect;

         (d)  notify the Agent, the Surety and the Banks promptly in writing of
    (i) the occurrence of any Default or Event of Default, (ii) any noncompliance with ERISA, OSHA or any Environmental Law or proceeding in respect thereof which could have a Materially Adverse Effect, (iii) any change of address, (iv) any threatened or pending litigation or similar proceeding affecting the Borrower or any of its Subsidiaries which if adversely determined could have a Materially Adverse Effect, or any material change in any such litigation or proceeding previously reported,
    (v) any notice which the Borrower or any of its Subsidiaries has received under any material supply or other contract terminating or threatening to terminate the provisions of supply or the provisions of other goods or services or otherwise claiming a default thereunder and (vi) any material post-petition or post-Exit Facility Date claims against any assets or properties of the Borrower or any of its Subsidiaries constituting Collateral;

         (e) use the proceeds of the Loans solely to provide additional funds for working capital requirements and general corporate purposes and to finance a portion of the Borrower's Reorganization Plan, and use Letters of Credit solely for working capital and general corporate purposes approved by the Revolving Credit Banks for Letters of Credit. The proceeds of the Loans and Letters of Credit shall not be used for the carrying of "margin security" or "margin stock" within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224;

         (f) unless otherwise directed or approved by the Agent in writing, cause all cash, checks and other payments or proceeds on or of Non-Real Estate Collateral held or received by it (other than cash permitted to be held overnight at the Borrower's stores by the provisions of Section 2.12 or, as applicable, Section 2.14 hereof), immediately upon receipt and in the identical form received, to be paid directly into the Lock Box Account or a deposit account which is subject to an Agency Account Agreement, or (to the extent permitted by Section 2.14 hereof) a deposit account which is set forth on SCHEDULE 2.14 hereto, in each case in accordance with the requirements of Sections 2.12 or, as applicable 2.14 hereof. Notwithstanding anything to the contrary, the Operating Account and the Lock Box Account shall at all times be maintained with the Agent or another financial institution acceptable to the Agent, and, except as may be agreed by the Agent, the Borrower shall not maintain any other deposit accounts, except for (A) the deposit accounts described in Section 2.12 hereof for which an Agency Account Agreement is in effect as provided in Section 2.12 hereof, (B) the payroll accounts (whether for payroll or for applicable withholding tax) and sales tax accounts designated as such on SCHEDULE 2.12 hereto and (C) prior to the date which is 90 days after the Exit Facility Date, the Seafirst Account and the other deposit accounts described in Section 2.14 hereof; nor shall the Borrower maintain investment accounts except as permitted by Section 10.2 hereof; pursuant to the Agency Account Agreements the Borrower shall, except as may be agreed by the Agent, cause all such funds as are from time to time in its deposit accounts (other than funds in its payroll and tax accounts to the extent otherwise permitted by Section 10.2(k)(iii) hereof, and other than the relevant amounts otherwise allowed to remain in its deposit accounts as at the end of any day as provided in
    Section 2.12 or, as applicable, Section 2.14 hereof) to be swept daily from all such applicable accounts to the Lock Box Account (whether directly or, to the extent permitted by Section 2.14, as applicable, through Seafirst); and otherwise maintain at all times cash management systems satisfactory to the Agent;

         (g) notify the Agent, the Surety and the Banks prior to rejecting any Real Estate Lease or other contract in the Case or making any motion in the Case to reject any Real Estate Lease or any contract, setting forth in such notice the reasons why such rejection (i) will be in the best interests of the Borrower and (ii) will not have a Materially Adverse Effect, and avoid proceeding with such rejection if in the reasonable opinion of the Agent, the Surety or any Bank such rejection will have a Materially Adverse Effect; and

         (h) pay or cause to be paid punctually the principal and interest on the Loans, all Reimbursement Obligations, all facility fees, commitment fees, Letters of Credit fees, administrative fees and all fees and expenses of any consultants, appraisers and advisors retained by the Agent or the Surety in connection herewith, subject to Section 16.1 hereof, in each case in accordance with the terms of this Agreement and the other Loan Documents;

         (i) keep its inventory only at Permitted Inventory Locations, unless the Agent shall have been given thirty (30) days prior written notice of each new store and other inventory locations and shall have taken all steps necessary or advisable to perfect a security interest in such inventory or such location in favor of the Agent for the benefit of the Banks shall have been taken, and give the Agent, the Surety and the

    Banks prior written notice of all store or other retail outlet closings in accordance with Section 10.2(m) hereof;

         (j) if the Borrower shall ever have, acquire or create any Subsidiary (other than the one Subsidiary existing on the Effective Date) it shall immediately (A) notify the Agent, the Surety and the Banks thereof, (B) take all steps as may be necessary or advisable in the opinion of the Agent to pledge to the Agent for the benefit of the Banks all of the capital stock of such Subsidiary pursuant to a stock pledge agreement in form and substance satisfactory to the Agent and the Banks, which such stock pledge agreement shall be a Security Document hereunder, (C) cause such Subsidiary to guaranty all of the Obligations hereunder pursuant to a guaranty in form and substance satisfactory to the Agent and the Banks, which such guaranty shall be a Security Document hereunder, (D) cause such Subsidiary to take all steps as may be necessary or advisable in the opinion of the Agent to grant to the Agent for the benefit of the Banks a first priority security interest in all of its assets as collateral security for such guaranty, pursuant to security documents, mortgages, pledges and other documents in form and substance satisfactory to the Agent, each of which documents shall be Security Documents hereunder, and, (E) deliver to the Agent and the Banks an updated SCHEDULE 8(n) adding such new Subsidiary thereto;

         (k) with respect to the Real Estate Leases, and subject to the provisions of Section 10.2(m) and Section 10.6 hereof (as applicable) after the Effective Date, (i) comply with all material requirements and perform all material obligations under each Real Estate Lease if the failure to comply or perform would (A) result in the lessor under any Real Estate Lease having the right: (x) to terminate or cancel any such Real Estate Lease; or (y) to accelerate the Borrower's monetary obligations thereunder; or (B) in the reasonable judgment of the Term Loan Lender, be expected to result in any material adverse effect upon any of the Borrower's leasehold interests under any such Real Estate Lease or the value of any such interest, (ii) comply with all material Requirements of Law if the failure to comply would (A) result in the lessor under any Real Estate Lease having the right: (x) to terminate or cancel any such Real Estate Lease; or (y) to accelerate the Borrower's monetary obligations thereunder; or (B) in the reasonable judgment of the Term Loan Lender, be expected to result in any material adverse effect upon any of the Borrower's leasehold interests under any such Real Estate Lease or the value of any such interest, (iii) to the extent permitted under each Real Estate Lease and, if not so permitted, use its reasonable best efforts to, designate the Agent as a party to receive all notices and other communications from the lessor under each Real Estate Lease, except routine invoices for and notices of non-delinquent rent and other charges, or routine operational matters; (iv) transmit in any event to the Agent promptly upon receipt, by facsimile (with a copy by overnight delivery) and otherwise as provided in Section 16.3 hereof, a complete copy of each and every notice or other communication from the lessor under each Real Estate Lease received by the Borrower, except routine invoices for and notices of non-delinquent rent and other charges, or routine operational matters; (v) exercise in a timely manner each and every renewal or extension option contained in each and every Real Estate Lease, except as may otherwise be agreed in writing by the Term Loan Lender in its sole discretion; and (vi) except with respect to repair and maintenance responsibilities which are assumed by the lessor the Borrower is being required by the Term Loan Leunder the applicable Real Estate Lease, keep the Real Estate Collateral relating thereto in good and workable order and condition; and

         (l) if there shall occur any default under any term, covenant or provision of any Real Estate Lease for which there is an applicable cure period, and if the Term Loan Lender shall give notice to the Borrower that nder to cure such default, then the Borrower shall cure such default before the expiration of five Business Days from the date on which the Agent or the Term Loan Lender gives notice to the Borrower to cure such default, or before two Business Days prior the expiration of such cure period, if earlier; EXCLUDING, HOWEVER, from the operation of this paragraph (l), any default under such Real Estate Lease (i) which would not (A) result in the lessor under any Real Estate Lease having the right: (x) to terminate or cancel any such Real Estate Lease; or (y) to accelerate the Borrower's monetary obligations thereunder; or (B) in the reasonable judgment of the Term Loan Lender, be expected to result in any material adverse effect upon any of the Borrower's leasehold interests under any such Real Estate Lease or the value of any such interest and (ii) for which the Borrower is taking all reasonable steps to effect a cure thereof.

    SECTION 10.2. NEGATIVE COVENANTS. The Borrower agrees that so long as there are any Loans or Letters of Credit outstanding and until the termination of the Total DIP Commitment or, if the Exit Facility Date occurs, the Total Exit Commitment, and the payment and satisfaction in full of all the Obligations, the Borrower will not, and the Borrower will not cause or permit any of its Subsidiaries to:

         (a) seek, or consent to (i) any modification, stay, vacation or amendment (other than modifications consented to or approved by the Agent in writing) to the Financing Order or the Confirmation Order; (ii) a priority claim for any administrative expense or an unsecured claim against the Borrower (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expense of the kind specified in Section 503(b), 506(c) or 507(b) of the Bankruptcy
    Code) equal or superior to the priority claim of the Agent and the Banks in respect of the Obligations, in an aggregate amount (taken together with all other such claims) in excess of $100,000, except for Agreed Administrative Expense Priorities and the proceeds of causes of action under Sections 544 through 550 of the Bankruptcy Code; (iii) a priority claim pursuant to
    Section 364 of the Bankruptcy Code equal to or superior to the priority claim of the Agent and the Banks in respect of the Obligations in an aggregate amount (taken together with all other such claims) in excess of $100,000; and (iv) any Lien on any Collateral, having a priority equal or superior to the Liens in favor of the Agent for the benefit of the Banks in respect of the Obligations, except for Permitted Prior Liens or as permitted under Section 7.1 hereof; or suffer or permit to exist any of the matters referred to in the foregoing clauses (i), (ii), (iii), or (iv) which matters, in the case only of priority claims referred to in clauses
    (ii) or (iii), are allowed as such by the Bankruptcy Court;

         (b) create, incur, assume, or permit to exist any Indebtedness of the Borrower or its Subsidiaries other than (i) Indebtedness to the Agent the Banks and the Surety arising under the Loan Documents, (ii) current liabilities of the Borrower or its Subsidiaries not incurred through the borrowing of money or the obtaining of credit except credit on an open account customarily extended, (iii) Indebtedness in respect of taxes or other governmental charges not yet due and payable or, if due, being contested in good faith and by appropriate proceedings and for which adequate reserves have been taken; (iv) Indebtedness in existence on the Filing Date, and additional Indebtedness in existence on the Effective Date which additional Indebtedness is listed and described in reasonable detail on SCHEDULE 10.2(b) hereto, so long as all such Indebtedness (whether in existence on the Filing Date or the Effective Date) is discharged upon the consummation of the Reorganization Plan except as otherwise expressly contemplated by the Reorganization Plan, (v) purchase money Indebtedness incurred after June 4, 1996 in respect of (A) the acquisition of property (other than inventory) or (B) obligations under Capitalized Leases not at any time to exceed, in the aggregate for purposes of this clause (v), an amount equal to 50% of the amount of Capital Expenditures permitted pursuant to Section 10.3(a) since June 4, 1996, and any refinancings thereof (not exceeding the amount refinanced) on terms no less favorable to the Borrower, the parties agreeing that, solely for purposes of this
    Section 10.2(b), obligations under new Real Estate leases in respect of new store locations that are entered into after June 4, 1996 shall, solely to the extent such obligations are reasonably attributable to the applicable Real Estate (and not to furniture, fixtures, equipment, leasehold improvements, or other personal property) (such qualifying obligations, if any, under such new store Real Estate leases being referred to as the "Special Lease Obligations") shall be deemed to be obligations in respect of operating leases, notwithstanding whether such obligations would be treated as Capitalized Lease obligations or operating lease obligations under GAAP, (vi) the existing lease guaranty referred to in Section 10.2(i) below, and (vii) unsecured Indebtedness in respect of the presently-existing limited recourse arrangements under the Store Credit Card Program with respect to not more than 50% of the amount from time to time of the bad debts of credit card customers of the Borrower for purchases made under the Store Credit Card Program;

         (c) create or incur, assume, or permit to exist any Liens on any of the property or assets of the Borrower or its Subsidiaries except (collectively, "Permitted Liens") (i) Liens securing the Obligations; (ii) those Permitted Prior Liens listed and described in reasonable detail on
    SCHEDULE 10.2(c) hereto, so long as such Permitted Prior Liens are discharged upon the consummation of the Reorganization Plan except as otherwise expressly contemplated by the Reorganization Plan; (iii) Liens securing taxes or other governmental charges not yet due; (iv) deposits or pledges made in connection with social security obligations; (v) Liens of carriers, warehousemen, mechanics and materialmen, less than 120 days old and in respect of obligations not yet due; (vi) easements, rights-of-way, zoning restrictions and similar minor Liens which individually and in the aggregate do not have a Materially Adverse Effect; (vii) statutory or common law (but not consensual or contractual) landlord's Liens relating to leases of real property; and (viii) purchase money security interests in property securing purchase money Indebtedness permitted by Section 10.2(b)(v), covering only the property so acquired, and Liens under Capitalized Leases permitted by Section 10.2(b)(v) and Liens in respect of Special Lease Obligations otherwise permitted by this Agreement (in each case covering only the property leased thereunder);

         (d) create, form or permit to exist any Subsidiaries other than the one Subsidiary set forth on SCHEDULE 8(n) attached hereto, it being understood that, the provisions of Section 10.1(k) hereof shall not be construed to permit any other Subsidiaries at any time to exist, or permit to exist any investments other than investments in (i) marketable obligations of the United States maturing within one (1) year, (ii) certificates of deposit, bankers' acceptances and time and demand deposits of United States banks having total assets in excess of $1,000,000,000,
    (iii) investments in the Borrower's Subsidiary made prior to the Filing Date, (iv) investments in mutual funds investing solely in the investments permitted in clauses (i) and (ii) above, (v) such other investments as the

    Agent and the Banks may from time to time approve in writing; PROVIDED, HOWEVER, that (A) in each such case referred to in this Section 10.2(d), arrangements have been made to the satisfaction of the Agent and the Banks for the perfection and protection and the preservation of the priority of the Agent's and the Banks' Lien therein and (B) in the case of any investments referred to in clause (i), (ii) or (iv) of this Section 10.2(d) which do not consist of cash collateral expressly required to be delivered and which, in fact, have been delivered to the Agent hereunder, such investments are made only at a time when Total Revolver Outstandings are zero (other than Letters of Credit with respect to which the Agent has received cash collateral in the amount of 105% of the Maximum Drawing Amount);

         (e) declare, make or pay any dividends or distributions on or in respect of its capital stock of any nature whatsoever, other than (i) dividends payable solely in shares of common stock, (ii) distributions by a wholly-owned Subsidiary to the Borrower, and (iii) warrants or options to acquire stock as contemplated by the Reorganization Plan, and any stock issued thereunder or pursuant to the exercise thereof;

         (f) be or become party to a merger or consolidation, or effect any disposition of assets (other than (x) sales of inventory in the ordinary course and, (y) so long as no Default or Event of Default has occurred and is continuing, and none would exist after giving effect to the transactions proposed to be effected, dispositions of (or abandonments or losses in respect of) leasehold improvements in connection with store closings only as provided in subparagraph (m) hereof and dispositions of obsolete fixtures and equipment no longer used or useful in the Borrower's business up to an aggregate amount sold (or otherwise disposed of) in any twelve
    (12) month period of $100,000 in gross cash proceeds); or purchase, lease or otherwise acquire any stock or assets other than purchases of equipment or inventory in the ordinary course and Capital Expenditures (but not acquisitions of a division or business unit or line of business from another Person) permitted under Section 10.3(a) hereof;

         (g) pay, prepay, redeem or repurchase any of the Indebtedness for borrowed money in existence on the Filing Date except (A) as provided in the Reorganization Plan, (B) for cure payments on unexpired leases and executory contracts, which are not financial accommodations, assumed by the Borrower after the Filing Date, (C) other payments on such Indebtedness not to exceed $100,000 in the aggregate, and (D) other such payments referred to in Section 11.1(a)(xii) as permitted thereunder; or amend or modify the terms thereof except as provided in the Reorganization Plan;

         (h) after the occurrence and during the continuance of an Event of Default, deposit or otherwise credit any amounts to the Escrow Account without the express prior written consent of the Agent;

         (i) enter into or be or become obligated under or with respect to any guaranty or similar undertaking with respect to the Indebtedness of any other Person, other than the Borrower's guaranty in effect on the Effective Date of the obligations of Assembly as lessee under the existing lease of the Borrower's distribution center located at Kent, Washington with RREEF-IV, Inc., a Delaware corporation, as lessor;

         (j) except for matters expressly provided in the Reorganization Plan, and employee discounts for merchandise in accordance with past practices, engage in any transaction with any executive officer, director or shareholder of the Borrower or its Subsidiaries on terms more favorable to such other Person than the Borrower or such Subsidiary could obtain from third parties, or pay, or enter into any agreement requiring it to pay salary or bonus or other compensation payments to any executive officer, director or shareholder of the Borrower or any of its Subsidiaries in an amount in excess of reasonable compensation commensurate with historical and customary levels of the Borrower or such Subsidiary, as the case may be (including reasonable seasonal and periodic increases, raises, and bonuses) (it being agreed that certain arrangements described to the Agent in writing prior to the execution and delivery by the Agent of this Agreement are in compliance with this paragraph (j) of Section 10.2);

         (k) except as may be agreed by the Agent (i) establish or permit to exist any bank accounts other than those listed on SCHEDULES 2.12 and 2.14 and at the time of reference thereto permitted by Sections 2.12 and 2.14 hereof without the Agent's prior written consent, (ii) violate any Agency Account Agreement, or the Lock Box Agreement, or (iii) deposit in any payroll or sales tax trust accounts designated as such on SCHEDULE 2.12 and
    2.14 hereto any amounts in excess of amounts necessary to pay payroll (including applicable withholding tax) or sales tax obligations as and when required, as the case may be, from such accounts;

         (l) permit, during any of the periods in the table set forth below, the aggregate number of stores or other retail outlets of the Borrower to exceed the maximum number of stores and retail outlets permitted for such period set forth opposite such period in the table below:

                   Period                             Maximum Number
                   ------                             --------------
    February 2, 1997 - January 31, 1998                    38
    February 1, 1998 - January 30, 1999                    42
    January 31, 1999 - February 27, 2000                   46


         (m) effect any closing of any store or other retail outlet covered by a Real Estate Lease, or fail to renew, or to exercise any option to extend the term of, any Real Estate Lease; PROVIDED, HOWEVER, that the Borrower may do so if the following conditions are met:

              (i) the cumulative number of such closings and failures to renew or extend does not exceed four or such greater number to which the Agent, acting on instructions solely of the Majority Revolving Credit Banks, shall have consented,
         (ii) either:

                   (A) the Borrower shall have received compensation in cash for such closing or failure to renew or extend of not less than the amount (the "Specified Amount") set forth opposite such store on SCHEDULE 10.2(m) which is not attached hereto but which has been previously delivered to the Agent and the Term Loan Lender, and such amount of compensation shall have been used to prepay the Term Loan for application as provided in Section 3.2.2 hereof, or

                   (B) if such amount of cash compensation is less than the Specified Amount or no such cash compensation is paid to the Borrower, the Term Loan shall have been or shall be concurrently prepaid in an amount at least equal to the Specified Amount for application as provided in Section 3.2.2 hereof and the Agent, acting upon the instructions solely of the Majority Revolving Credit Banks, shall have so consented to such prepayment, and

              (iii) no Default or Event of Default shall have occurred and be continuing, and none would result from (or exist after giving effect to) the transactions proposed to be effected.

         (n) amend its Charter Documents, or permit any of its Subsidiaries to amend its Charter Documents, in either case except in a manner which would not (i) alter or amend the rights of the holders of the Special Shares without the approval of such holders in accordance with the Charter Documents of the Borrower; or (ii) be reasonably likely to have a Materially Adverse Effect or except as provided in the Reorganization Plan;

         (o) permit to be amended or modified the Store Credit Card Program Documents or the other documents referred to in Section 9.1.18 in any manner adverse to the rights and interests of the Agents and the Banks; or

         (p) with respect to the Real Estate Leases, and subject to any provisions of Section 10.2(m) and Section 10.6 hereof (as applicable) after the Effective Date, (i) transmit any communication to the lessor under any Real Estate Lease without the approval of the Term Loan Lender (which shall be deemed given if the Term Loan Lender or the Surety fails to object to such communication within two Business Days after receipt of a copy of the proposed communication in accordance with Section 16.3 hereof) if such communication relates to or involves (A) any actual or alleged breach, default, or event of default under the subject Real Estate Lease, (B) any actual or proposed renewal, extension, termination, cancellation, or other change in the term of the subject Real Estate Lease, (C) any actual or proposed modification to or waiver of any material provision of the subject Real Estate Lease, or (D) any other matter that would result in the lessor under any Real Estate Lease having the right: (x) to terminate or cancel any such Real Estate Lease; or (y) to accelerate the Borrower's monetary obligations thereunder; or which in the reasonable judgment of the Term Loan Lender would be expected to result in any material adverse effect upon any of the Borrower's leasehold interests under any such Real Estate Lease, or the value of any such interest, (ii) terminate or cancel, or agree to terminate or cancel, any Real Estate Lease, or settle, compromise, or adjust, or agree to settle, compromise, or adjust, any claim (other than the Hickel Litigation) involving an amount in excess of two months' rent which the Borrower may have against the lessor under any Real Estate Lease or in connection with any of the Real Estate Collateral (including, without limitation, any claim based upon any alleged default by any lessor or upon any casualty or eminent domain proceeding), without the prior written consent of the Term Loan Lender, (iii) amend, modify, or supplement, or agree to amend, modify, or supplement, any Real Estate Lease without the prior written consent of the Term Loan Lender, unless such amendment, modification, or supplement is minor or immaterial or of an administrative or operational nature and would not in the reasonable judgment of the Term Loan Lender adversely affect the value of the Borrower's leasehold interest; (iv) assign any Real Estate Lease or sublet or license any portion of the premises without the prior written consent of the Term Loan Lender, other than to the Banks, to any holders of Peritted Liens therein, or licenses to licensees of merchandise departments in the

    Borrower's retail stores if any such license does not effect any form of leasehold interest in any portion of the premises demised to the Borrower under any of the Real Estate Leases or if any such license does effect such an interest, such interest is terminable on no more than 60 days notice (which notice the Surety shall be authorized to give in the Surety Power of Attorney upon an Event of Default or the other conditions set forth therein), or on any sale, or other disposition of the Real Estate Lease;
    (v) make any material structural alteration to any of the premises demised by any of the Real Estate Leases which is not contemplated or provided for by such Real Estate Lease, or remove any material constituent of the Real Estate Collateral from its present location, in either case without the prior written consent of the Term Loan Lender, if such alteration or removal would (A) result in the lessor under any Real Estate Lease having the right: (x) to terminate or cancel any such Real Estate Lease; or (y) to accelerate the Borrower's monetary obligations thereunder; or (B) in the reasonable judgment of the Term Loan Lender, be expected to result in any material adverse effect upon any of the Borrower's leasehold interests under any such Real Estate Lease or the value of any Real Estate Collateral; or (vi) pledge, mortgage, or otherwise hypothecate any of the Real Estate Collateral other than to the Banks and to any holders of Permitted Liens therein.

    SECTION 10.3. FINANCIAL COVENANTS. The Borrower agrees that so long as there are any Loans or Letters of Credit outstanding and until the termination of the Total DIP Commitment or, if the Exit Facility Date occurs, the Total Exit Commitment and the payment and satisfaction in full in cash of all of the Obligations, and subject to the provisions of Section 10.4 hereof regarding application and interpretation of the financial covenants contained in this
Section 10.3, the Borrower will not, and will not permit any of its Subsidiaries to:

         (a) Make Capital Expenditures in any period described in the table below that exceed, in the aggregate, the amount set forth opposite such period in such table:



                   Period                               Amount
                   ------                               ------
    February 2, 1997 - January 31, 1998               $2,500,000
    February 1, 1998 - January 30, 1999               $6,500,000
    January 31, 1999 - February 5, 2000               $5,500,000
    February 6, 2000 - February 27, 2000              $1,000,000

    If during any of the periods set forth in the table above (other than the period from February 6, 2000 through February 27, 2000) the amount of Capital Expenditures permitted by the table for that period is not utilized, then thirty-three percent (33%) of such unutilized amount may be utilized in (but only in) the next succeeding period, where it shall be deemed to be utilized last, and may not be utilized in any subsequent period.

         (b) Permit at any time prior to the Exit Facility Date, Consolidated EBITDA, determined on a cumulative basis for the period beginning on February 4, 1996 and ending on any of the dates set forth in the table below, to be less than the amount set forth opposite such date in such table:





                                       Minimum Cumulative
                                       Consolidated EBITDA
    Date                               Since February 4, 1996
    ----                               ----------------------

    October 4, 1997                         $7,000,000
    November 1, 1997                        $7,300,000
    November 29, 1997                       $8,100,000
    January 3, 1998                         $14,000,000
    January 31, 1998                        $12,500,000

         (c) Permit, prior to the Exit Facility Date as at any of the dates set forth in the table below, the amount of the Borrower's inventory, valued at Book Value (i) to be less than the minimum amount set forth opposite such date in such table, or (ii) to exceed the maximum amount set forth opposite such date in such table:

    Date                          Minimum Amount      Maximum Amount
    ----                          --------------      --------------

    August 30, 1997               $38,000,000         $46,500,000
    October 4, 1997               $43,000,000         $52,500,000
    November 1, 1997              $48,100,000         $58,700,000
    November 29, 1997             $51,800,000         $63,300,000
    January 3, 1998               $35,200,000         $43,100,000
    January 31, 1998              $35,400,000         $43,300,000

         (d) Permit, from and after the Exit Facility Date as at the end of any of the fiscal quarters ending on the dates set forth in the table below, the amount of the Borrower's inventory, valued at Book Value (i) to be less than the minimum amount set forth opposite such date in such table, or (ii) to exceed the maximum amount set forth opposite such date in such table:

    Date                          Minimum Amount      Maximum Amount
    ----                          --------------      --------------

    November 1, 1997              $48,100,000         $58,700,000
    January 31, 1998              $35,400,000         $43,300,000
    May 2, 1998                   $39,700,000         $48,100,000
    August 1, 1998                $42,600,000         $51,500,000
    October 31, 1998              $51,600,000         $62,400,000
    January 30, 1999              $35,000,000         $46,700,000
    May 1, 1999                   $40,400,000         $49,000,000
    July 31, 1999                 $43,400,000         $52,500,000
    November 6, 1999              $52,600,000         $63,600,000
    February 5, 2000              $39,300,000         $47,600,000

         (e) Permit, from and after the Exit Facility Date as at the end of any of the fiscal quarters ending on the dates set forth in the table below for the period of four consecutive fiscal quarters then ended (or such shorter period as has elapsed since February 3, 1996), the Debt Service Coverage Ratio as determined for such period then ended to be less than the ratio set forth opposite such date in such table:

         Date                          Minimum Ratio
         ----                          -------------

         November 1, 1997              1.00 to 1.00
         January 31, 1998              1.00 to 1.00
         May 2, 1998                   1.00 to 1.00
         August 1, 1998                1.05 to 1.00
         October 31, 1998              1.10 to 1.00
         January 30, 1999              1.15 to 1.00
         May 1, 1999                   1.20 to 1.00
         July 31, 1999                 1.20 to 1.00
         November 6, 1999              1.25 to 1.00
         February 5, 2000              1.25 to 1.00

    SECTION 10.4.  APPLICATION OF FINANCIAL COVENANTS.

    (a) During the period prior to the Exit Facility Date, the Borrower shall comply with the financial covenants set forth in Sections 10.3(a), (b) and (c). During the period from and after the Exit Facility Date the Borrower shall comply with the financial covenants set forth in Sections 10.3(a), (d) and (e).

    (b) The parties agree that, solely for purposes of application and interpretation of the covenants contained in Section 10.3 hereof, (i) the Special Lease Obligations shall be deemed to be obligations in respect of operating leases, notwithstanding whether such obligations would be treated as Capitalized Lease obligations or operating lease obligations under GAAP; and
(ii) each of
the applicable defined terms utilized in, and the other applicable financial components of, such covenants shall be determined and calculated accordingly, but only for such limited purposes of Section 10.3, as aforesaid.

    (c) If the Borrower notifies the Agent that the Borrower wishes or is required to modify its accounting principles to reflect from the Exit Facility Date "fresh start" accounting, the Borrower, the Revolving Credit Banks and the Agent agree to negotiate in good faith an amendment to this Agreement providing for appropriate adjustments to the financial covenants set forth in Section 10.3, as well as to the financial performance tests used in the determination of the Applicable Pricing hereunder. In the event that the Borrower, the Revolving Credit Banks and the Agent are unable to agree as to such adjustments, the Borrower agrees to refrain from so modifying its accounting principles if the Borrower has the election to do so or, if the Borrower is required to so modify its accounting principles, to provide to the Agent and the Revolving Credit Banks from time to time, as and when required by the terms of this Agreement or upon the request of the Agent, appropriate reconciliations, based upon the accounting principles which would have been applicable absent such modification, in order for the Agent and the Revolving Credit Banks to determine compliance with the financial covenants set forth in Section 10.3 and the Applicable Pricing hereunder.

    SECTION 10.5. FURTHER ASSURANCES. The Borrower shall (i) execute and deliver to the Agent a Mortgage (subject to Permitted Liens) on the Exit Facility Date for each new store lease or other retail outlet location acquired by the Borrower whether by fee simple or leasehold interest after the date hereof and prior to the Exit Facility Date, and, upon the acquisition of each new store lease or other retail outlet location acquired by the Borrower after the Exit Facility Date, a Mortgage (subject to Permitted Liens) for each such new store or other retail outlet location so acquired by the Borrower after the Exit Facility Date (any lease to be considered a Real Estate Lease when so acquired and such Mortgage whether encumbering a leasehold or fee interest, when so executed and delivered, to be considered a Security Document) and otherwise cause each of the Security Documents (at the times contemplated by this Agreement) to be duly executed and delivered by the respective parties thereto, each of which shall be in full force and effect and shall be in form and substance satisfactory to the Agent and the Banks, and the Borrower shall cause all filings, recordings, deliveries of instruments and other action necessary or desirable in the opinion of the Agent to protect, perfect, and preserve such security interests to be duly effected, and shall deliver to the Agent evidence thereof in form and substance satisfactory to the Agent; (ii) have used its best efforts to obtain and deliver to the Agent Landlord Waivers with respect to all leaseholds on which inventory is or will be located; and (iii) cooperate with the Agent, the Banks and the Surety, take such action, execute such documents (including additional, supplemental, or confirmatory Security

Documents), and provide such information as the Agent, the Surety or any Bank may from time to time reasonably request in order further to effect the transactions contemplated by and the purposes of the Loan Documents, including without limitation the delivery at the Borrower' expense of or environmental assessmnts reasonably required by the Agent and not inconsistent with the provisions of this Agreement.

    SECTION 10.6. REAL ESTATE LEASE CURE PROVISION. If at any time a representation or warranty of the Borrower contained in Section 8 hereof as to a Real Estate Lease is untrue or incorrect in any material respect as of the date on which such representation or warranty is made or deemed to have been made or repeated, or the Borrower shall fail to comply with any affirmative or negative covenant contained in Section 10.1 or, as the case may be, Section 10.2 hereof as to such Real Estate Lease, the Borrower shall be entitled to cure such breach of representation or warranty or failure to comply by prepaying to the Term Loan Lender for application to the Term Loan pursuant to Section 3.2.2 an amount equal to the Specified Amount for such Real Estate Lease, PROVIDED that (a) such breach of representation or warranty or failure to comply has not, at or prior to the time of such prepayment, resulted in an Event of Default which has resulted in any of the Obligations having been declared due and payable prior to their stated maturity pursuant to the terms of this Agreement, (b) the Agent, acting upon the instructions solely of the Majority Revolving Credit Banks, has consented to such prepayment and (c) the Agent, the Term Loan Lender and the Surety are reimbursed for any collateral protection advances or out of pocket costs or expenses (including reasonable attorneys' fees and expenses) made or incurred by any of them on account of such breach of representation or warranty or failure to comply. Upon such prepayment and reimbursement having been made, such Real Estate Lease shall remain a "Real Estate Lease" for purposes of this Agreement and the other Loan Documents, except that the representations and warranties contained in Section 8 hereof and the affirmative and negative covenants contained in Sections 10.1 and 10.2 hereof shall no longer apply as to such Real Estate Lease.

SECTION 11.  EVENTS OF DEFAULT; ACCELERATION; ETC.

    SECTION 11.1. EVENTS OF DEFAULT; ACCELERATION. If any of the following events ("Events of Default") shall occur and be continuing:

    (a)  prior to the Exit Facility Date:

          (i)  the Borrower shall fail to comply with Section 2.2(c) or
     Section 2.4(c) within one Business Day after the Agent has given written notice of such failure to the Borrower; or the Borrower shall otherwise fail to pay when due and payable any principal of any of the Loans (except monthly installment payments of principal of the Term
     Loan required by Section 3.2.1
     hereof), or any Reimbursement Obligation not funded by a Revolving Credit Loan pursuant to Section 2.7(a) hereof, or any cash collateral requirements, provided for in the Loan Documents when the same becomes due and payable;

          (ii) the Borrower shall fail to pay any interest on the Loans, monthly installment payments of principal of the Term Loan required by
     Section 3.2.1 hereof, or other sums due or required to be paid under this Agreement or any of the other Loan Documents (A) in the case of the Borrower, within one Business Day after the Agent has given written notice to the Borrower that such payment will not be made pursuant to Section 2.6 as requested by standing instructions of the Borrower or Section 2.7(c) in the Agent's discretion and (B) otherwise within three (3) days after the same becomes due and payable;

          (iii) the Borrower shall fail to perform any other term, covenant or agreement contained in Sections 2.2, 2.4, 2.12 (which failure, in the case only of a default consisting of failure under Section 2.12 to send Direct Collection Letters, extends as to substantially all account debtors and obligors), 2.14, 7.3, Section 10.1(f) (which failure, in the case only of a default consisting of a failure to send Direct Collection Letters, extends as to substantially all account debtors and obligors), 10.2(b), (c) and (i) (exclusive of inadvertent or immaterial failures which are capable of cure, and are being forthwith remedied, without violation of other provisions of the Loan Documents and which do not in the aggregate exceed the sum of $100,000 for all of Sections 10.2(b), (c) and (i) considered together),
     Section 10.1(k) (exclusive of inadvertent or immaterial failures which are capable of cure, and are being forthwith remedied, without violation of other provisions of the Loan Documents, and which would not (A) result in the lessor under any Real Estate Lease having the right: (x) to terminate or cancel any such Real Estate Lease; or (y) to accelerate the Borrower's monetary obligations thereunder; or (B) in the reasonable judgment of the Term Loan Lender, be expected to result in any material adverse effect upon any of the Borrower's leasehold interests under any such Real Estate Lease or the value of any such interest), Section 10.2(p) (exclusive of inadvertent or immaterial failures which are capable of cure, and are being forthwith remedied, without violation of other provisions of the Loan Documents, and which would not (A) result in the lessor under any Real Estate Lease having the right: (x) to terminate or cancel any such Real Estate Lease; or (y) to accelerate the Borrower's monetary obligations thereunder; or (B) in the reasonable judgment of the Term Loan Lender, be expected to result in any material adverse effect upon any of the Borrower's leasehold interests under any such Real Estate Lease or the value of any such interest), or any other lettered paragraph of Section
     10.1 (other than Section 10.1(h)), Sections 10.2, or 10.3;

          (iv) the Borrower shall fail to perform any other term, covenant or agreement contained in this Agreement or any of the other Loan Documents within ten (10) days after the Agent has given written notice of such failure to the Borrower;

          (v) any representation or warranty of the Borrower or any of its Subsidiaries in this Agreement or any of the other Loan Documents or in any document, certificate or other paper or notice given in connection therewith shall have been false or misleading in any material respect at the time made or deemed to have been made or repeated;

          (vi) the Borrower or any of its Subsidiaries shall be in default under any agreement or agreements (other than the Loan Documents) evidencing post-petition Indebtedness owing to the Agent or any Bank, or any affiliates of the Agent, any Bank or the Surety; or the Borrower or any of its Subsidiaries shall be in default under any agreement or agreements evidencing any other post-petition Indebtedness or any pre-petition Indebtedness or shall fail to pay any such Indebtedness when due, or within any applicable period of grace if, with respect to any such Indebtedness referred to in this sub-clause by order of the Bankruptcy Court issued or previously issued at the time of reference thereto with respect to such Indebtedness, such default or failure to pay when due thereunder would entitle the holder thereof to relief from automatic stay of Section 362(a) of the Bankruptcy Code, in excess of $100,000 in aggregate principal amount of such post- and pre-petition Indebtedness; or the Borrower or any of its Subsidiaries shall be in default under any of the terms, conditions or provisions of any supply or other contract, such contract is terminated by the supplier or other provider of goods or services thereunder as a result of such default and such termination has a Materially Adverse Effect;

          (vii) any material provision of any of the Loan Documents shall cease to be in full force and effect, or the Agent's and the Banks' Liens shall fail to constitute a perfected security interest in substantially all the assets which constitute the Collateral, entitled to the priority contemplated hereby, at any time;

          (viii) the Bankruptcy Court or another court of competent jurisdiction shall enter any order (A) amending, or modifying the Financing Order without the consent or approval of the Agent, or staying, vacating or rescinding the Financing Order, (B) appointing a chapter 11 trustee or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code in the Case,
     (C) dismissing the Case or converting the

     Case to a chapter 7 case, or (D) granting relief from the automatic stay to any creditor holding or asserting a Lien or reclamation claim on any material assets of any of the Borrower or any of its Subsidiaries in an aggregate amount (by value of assets or by amount of the claim or Lien) in excess of $100,000 or where the deprivation of such Borrower, such Subsidiary of such assets will, in the reasonable opinion of the Agent, have a Materially Adverse Effect;

          (ix) an application shall be filed by the Borrower or any of its Subsidiaries for the approval of any other Super-Priority Claim in the Case which is PARI PASSU with or senior to the claims of the Agent and the Banks against the Borrower, its Subsidiaries under this Agreement or any of the other Loan Documents (unless upon giving effect to the transactions contemplated by such application, all Obligations (whether contingent or otherwise) shall be paid in full in cash and the Total DIP Commitment shall be terminated), or there shall be granted any such Super-Priority Claim or Super-Priority Claims for an amount singularly or in the aggregate, in excess of $100,000;

          (x) the Borrower shall be unable to pay its post-petition debts as they mature or shall fail to comply with any order of the Bankruptcy Court in any respect having, in the reasonable opinion of the Agent, a Materially Adverse Effect; or if any of the Borrower's Subsidiaries (other than a Subsidiary with nominal assets and liabilities) shall be unable to pay its debts as they mature;

          (xi) there shall remain undischarged for more than thirty (30) days any final post-petition judgments or execution actions with respect to an aggregate amount in excess of $100,000 against the Borrower, any of its Subsidiaries, or relief from the automatic stay of Section 362(a) of the Bankruptcy Code shall be granted to any creditor or creditors of the Borrower, and of its Subsidiaries with respect to assets having an aggregate value in excess of $100,000 or where the deprivation of the Borrower, any of its Subsidiaries of such assets will, in the reasonable opinion of the Agent, have a Materially Adverse Effect;

          (xii) the Borrower shall pay or discharge any Indebtedness of the Borrower in existence on the Filing Date, except for cure payments with respect to the assumption after the Filing Date of unexpired leases or executory contracts which are not financial accommodations, the payment of regularly scheduled lease payments under pre-petition leases of Real Estate and regularly scheduled payments under other pre-petition leases, or unexpired leases or executory contracts that are not financial accommodations (in each case in the ordinary course of business), the making of regularly scheduled debt service payments with respect to pre-petition secured Indebtedness permitted by Section 10.2(b) hereof, honoring obligations under arrangements in respect of customer returns of merchandise, gift certificates, and layaways of merchandise (in each case in the ordinary course of business), payments in respect of employee payroll and related employee benefit arrangements consistent with past practices, and other payments on such Indebtedness not to exceed $100,000 in the aggregate;

          (xiii) the filing by the Borrower of a disclosure statement, or a disclosure statement shall be filed by any other Person the adequacy of which shall have been approved by the Bankruptcy Court, in the Case incorporating a Reorganization Plan which fails to satisfy all of the requirements of Section 7.3 and Section 9.2.7(b);

          (xiv) the Borrower shall be enjoined, restrained, or in any way prevented by the order of any Tribunal from conducting any part of its business as a debtor in possession, or the Borrower, any of its Subsidiaries shall be enjoined, restrained in any way prevented by the order of any such Tribunal from conducting any part of its business, or there shall occur any disruption to any such business which continues for more than ten (10) days, or loss or damage to the Borrower's assets, which in any such case results in an impairment or decrease in the value of the assets of such Person or the Collateral in an amount in excess of $100,000;

          (xv) Alan R. Schlesinger or some other person reasonably satisfactory to the Agent and the Banks shall cease to be the Chief Executive Officer and President of the Borrower; or there shall occur any change in the membership of the board of directors of the Borrower or any of its Subsidiaries or in the key executive or financial management of the Borrower or any of its Subsidiaries, which, in any such case, the Agent reasonably believes will have a Materially Adverse Effect;

          (xvi) the Borrower shall fail to comply in any material respect with the Financing Order;

          (xvii)  the Borrower shall file a motion to reject any Real Estate
     Lease;

          (xviii) the Borrower shall file a motion in the Case (A) to use cash collateral of the Banks under Section 363(c) of the Bankruptcy Code without the consent of the Banks, (B) to recover from any portion of the Collateral any costs or expenses or preserving or disposing of such Collateral under
     Section 506(c) of the Bankruptcy Code, or (C) to take any other action or actions adverse to the Banks or their rights and remedies hereunder or under any of the other Loan Documents or the

     Banks' interest in any of the Collateral, which other action or actions would, individually or in the aggregate, have a Materially Adverse Effect; or
          (xix) a suit or action against the Banks or the Agent shall be commenced by the Borrower, any Subsidiary of the Borrower which suit or action asserts any claim or legal or equitable remedy contemplating subordination of any claim or Lien of the Banks or the Agent or any such suit or action is commenced by an official committee in the Case or any other Person which results in the granting of any such remedy;

     (b)  upon and at any time from and after the Exit Facility Date:

          (i) the Borrower shall fail to comply with Section 2.2(c) or Section 2.4(c) within one Business day after the Agent has given written notice of such failure to the Borrower; or the Borrower shall otherwise fail to pay when due and payable any principal of any Loans (except monthly installment payments of principal of the Term Loan required by Section 3.2.1 hereof), or any Reimbursement Obligation not funded by a Revolving Credit Loan pursuant to Section 2.7(a) hereof, or any cash collateral requirements provided for in the Loan Documents when the same shall have first become due and payable;

          (ii) the Borrower shall fail to pay any interest on the Loans, monthly installment payments of principal of the Term Loan required by
     Section 3.2.1 hereof, or other sums due or required to be paid under this Agreement or any of the other Loan Documents (A) in the case of the Borrower, within one Business Day after the Agent has given written notice to the Borrower that such payment will not be made pursuant to Section 2.6 as requested by standing instructions of the Borrower or Section 2.7(c) in the Agent's discretion and (B) otherwise within three (3) days after the same becomes due and payable;

          (iii) the Borrower shall fail to perform any other term, covenant or agreement contained in Sections 2.2, 2.4, 2.12 (which failure, in the case only of a default consisting of a failure to send Direct Collection Letters, extends as to substantially all account debtors and obligors), 2.14, 7.3, 10.1(g) (which failure, in the case only of a default consisting of a failure to send Direct Collection Letters, extends as to substantially all account debtors and obligors), 10.2(b), (c) and (i) (exclusive of inadvertent or immaterial failures which are capable of cure, and are being forthwith remedied, without violation of other provisions of the Loan Documents and which do not in the aggregate exceed the sum of $100,000 for all of Sections 10.2(b), (c) and (i) considered together), Section 10.1(k) (exclusive of inadvertent or immaterial failures which are capable of cure, and are being forthwith remedied, without violation of other provisions of the Loan Documents, and which would not (A) result in the lessor under any Real Estate Lease having the right: (x) to terminate or cancel any such Real Estate Lease; or (y) to accelerate the Borrower's monetary obligations thereunder; or (B) in the reasonable judgment of the Term Loan Lender, be expected to result in any material adverse effect upon any of the Borrower's leasehold interests under any such Real Estate Lease or the value of any such interest), Section 10.2(p) (exclusive of inadvertent or immaterial failures which are capable of cure, and are being forthwith remedied, without violation of other provisions of the Loan Documents, and which would not (A) result in the lessor under any Real Estate Lease having the right: (x) to terminate or cancel any such Real Estate Lease; or (y) to accelerate the Borrower's monetary obligations thereunder; or (B) in the reasonable judgment of the Term Loan Lender, be expected to result in any material adverse effect upon any of the Borrower's leasehold interests under any such Real Estate Lease or the value of any such interest), or any other lettered paragraph of Section 10.1 (other than Section 10.1(h)), Sections 10.2, or 10.3;

          (iv) the Borrower shall fail to perform any other term, covenant or agreement contained in this Agreement or any of the other Loan Documents within ten (10) days after the Agent has given written notice of such failure to the Borrower;

          (v) any representation or warranty of the Borrower or any of its Subsidiaries or in this agreement or any of the other Loan Documents or in any document, certificate or notice given in connection therewith shall have been false or misleading in any material respect at the time made or deemed to have been made;

          (vi) after any applicable period of grace or cure, any Indebtedness of the Borrower, any of its Subsidiaries shall not be paid when due, or shall be declared due prior to its scheduled maturity, or any default shall occur in any material respect under any agreement (other than the Warrant Documents) or agreements evidencing Indebtedness owing to the Agent or any Bank or any affiliates of the Agent or any Bank, or Indebtedness to any other Person which permits the holder or holders of that Indebtedness to declare the Indebtedness to become due and payable prior to its scheduled maturity, and the aggregate amount of such Indebtedness due, declared due or capable of being declared due and payable exceeds the sum of $100,000, or the Borrower shall willfully and materially fail to issue the warrant stock to be issued pursuant to the Warrants;

          (vii) any material provision of any of the Loan Documents shall cease to be in full force and effect, or the Agent's and the Banks' Liens or the Agent's and the Banks' Liens shall fail to constitute a perfected security interest in substantially all the assets which constitute the Collateral, entitled to the priority contemplated hereby;

          (viii) the Bankruptcy Court or another court of competent jurisdiction shall enter any order amending, supplementing, altering, staying, suspending, vacating, rescinding or otherwise modifying the Confirmation Order (other than amendments consented to or approved by the Agent) in a manner which could adversely affect the Agent or the Banks;

          (ix) the Borrower or any of its Subsidiaries (A) shall make an assignment for the benefit of creditors, (B) shall be adjudicated bankrupt or insolvent, (C) shall seek the appointment of, or be the subject of an order appointing, a trustee, custodian, liquidator or receiver as to all or part of its assets, (D) shall commence, approve or consent to, or be the subject of any case of proceeding under any bankruptcy, reorganization or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within thirty (30) days following the commencement thereof, or (E) shall be the subject of an order or decree for relief in an involuntary case under federal bankruptcy law;

          (x) the Borrower or any of its Subsidiaries (other than a Subsidiary with nominal assets and liabilities) shall be unable to pay its debts as they mature;

          (xi) there shall remain undischarged for more than thirty (30) days any final judgment or execution action against the Borrower or any of its Subsidiaries that, together with other outstanding claims and execution actions against the Borrower and its Subsidiaries exceeds $100,000 in the aggregate;

          (xii) the Borrower or any of its Subsidiaries shall be enjoined, restrained or any way prevented by the order of any Tribunal from conducting any part of its business; or there shall occur any disruption to such business which continues for more than ten (10) days, or loss or damage to the Borrower's or any Subsidiary's assets, which in any such case results in an impairment or decrease in the value of the assets of such Person or the Collateral in an amount in excess of $100,000;

          (xiii) there shall occur the loss, suspension or revocation of, or failure to renew, contract, license, Consent or permit held by the Borrower or any of its Subsidiaries, which in any such case the Agent reasonably believes could have a Materially Adverse Effect;

          (xiv) there shall occur any Change of Control; the term "Change of Control," as used herein, means:

               (A) individuals who, as of the Exit Facility Date, constituted the Board of Directors of the Borrower (as of the Exit Facility Date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Borrower, PROVIDED that any individual becoming a director, subsequent to the Exit Facility Date, whose election, or nomination for election by the Borrower's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

               (B) subsequent to the Exit Facility Date, any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), which were not, as of the Exit Facility Date, stockholders, stock warrant holders, or stock option holders of the Borrower disclosed to and approved by the Agent for purposes of this clause (B), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the issued and outstanding shares of the capital stock of the Borrower (unless such Persons are reasonably satisfactory to the Agent);

          (xv) Alan R. Schlesinger or some other person reasonably satisfactory to the Agent and Banks shall cease to be the Chief Executive Officer and President of the Borrower; or

          (xvi)  with respect to an employee benefit plan within the meaning of
     Section 3.2 of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, the benefits of which are guaranteed upon termination in full or in part by the PBGC (other than a multiemployer plan) (each a "Guaranteed Pension Plan"), a "reportable event" within the meaning of
     Section 4043 of ERISA for which the PBGC requires notice shall have occurred which the Majority Banks reasonably believe could result in the liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $100,000 and such event reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Guaranteed

     Pension Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

THEN, or at any time thereafter:

               (A) The Agent may, and upon the request of the Majority Revolving Credit Banks shall, subject to the conditions described below, by written notice to the Borrower, terminate the DIP Commitments or, if the Exit Facility Date has occurred, the Exit Commitments and/or declare and require (i) the unpaid principal amount of the Revolving Credit Loans and all interest accrued and unpaid thereon forthwith to be due and payable, (ii) that cash be delivered to the Agent in the amount of 105% of the Maximum Drawing Amount to be held by the Agent for the benefit of the Agent and the Revolving Credit Banks as cash collateral for all Reimbursement Obligations, and
          (iii) all other amounts payable with regard to the Revolving Credit Loans hereunder and under the other Loan Documents to be forthwith due and payable, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, PROVIDED that in the event of an Event of Default specified in Section 11.1(b)(ix) hereof, such termination of the Exit Commitment shall occur, and all such amounts shall become immediately due and payable in each case automatically and without any requirement of notice from the Agent or any Revolving Credit Bank; and

               (B) Upon the request of the Term Loan Lender, the Agent shall, subject to the conditions described below by written notice to the Borrower, declare and require (i) the unpaid principal balance of the Term Loan and all interest accrued and unpaid thereon forthwith to be due and payable, and (ii) all other amounts payable hereunder in respect of the Term Loan to be forthwith due and payable, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, PROVIDED that in the event of an Event of Default specified in Section 11.1(b)(ix) hereof, such amounts shall become immediately due and payable in each case automatically and without any requirement of notice from the Agent or the Term Loan Lender.

     SECTION 11.2. REMEDIES. If an Event of Default shall occur and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans as set forth above,

               (a) each Revolving Credit Bank if owed any amount with respect to the Revolving Credit Loans or the Reimbursement Obligations may (subject, but prior to the Exit Facility Date only, to the provisions of Section 11.3 hereof), with the consent of the Majority Revolving Credit Banks, but not otherwise, instruct the Agent to exercise the rights and remedies which such Revolving Credit Bank may have with respect to the Revolving Credit Loans, the Reimbursement Obligations and any of the Non-Real Estate Collateral hereunder or, with respect to the Revolving Credit Banks and the Non-Real Estate Collateral, under any of the other Loan Documents or at law (including but not limited to the Bankruptcy Code and the Uniform Commercial Code) or in equity or otherwise, subject to the rights of the Term Loan Lender.
          At such time as the Commitments have been terminated and the Total Revolver Obligations have been paid in full, the Agent will act on the instruction of the Term Loan Lender with regard to the Non-Real Estate Collateral; and

               (b) the Term Loan Lender if owed any amount with respect to the Term Loan may (subject, but prior to the Exit Facility Date only, to the provisions of Section 11.3 hereof), instruct the Agent to exercise the rights and remedies which the Term Loan Lender may have with respect to the Term Loan and any of the Real Estate Collateral hereunder or, with respect to the Term Loan Lender and the Real Estate Collateral, under any of the other Loan Documents or at law (including but not limited to the Bankruptcy Code and the Uniform Commercial
          Code) or in equity or otherwise. At such time as the Term Loan has been paid in full, the Agent will act on the instruction of the Majority Revolving Credit Banks with regard to the Real Estate Collateral.

No remedy herein conferred upon any Bank or the Agent is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise.

     SECTION 11.3. RELIEF FROM STAY. Prior to the Exit Facility Date only, upon the occurrence and during the continuance of an Event of Default which has resulted in any of the Obligations having been declared (or otherwise becoming) due and payable prior to their stated maturity (an "Acceleration"), the Agent may not exercise any of the Agent's and the Banks' rights or remedies relating to the enforcement of its Liens against the Collateral or the exercise of its rights of set-off pursuant to Section 12 hereof without obtaining from the Bankruptcy Court relief from the automatic stay. The Agent shall, however, be entitled to request from the Bankruptcy Court a hearing on any request by it that the automatic stay be lifted so that the Agent may exercise such rights and remedies and, if the Agent does do, it shall provide prompt notice of such request to the Borrower, bankruptcy counsel to the Borrower, and to counsel to the official creditor's committees in the Case, and the Office of the United States Trustee, setting forth the Event of Default or Events of Default which the Agent or the Banks believe in good faith to have occurred and be continuing and stating that the Agent intends, upon the Bankruptcy Court granting relief from the automatic stay for the Agent to do so, to enforce its Liens and/or to exercise its rights of set-off. Whether or not relief from the automatic stay is granted, during the continuance of an Event of Default the Banks shall have no further obligation to make any additional Loans hereunder, and the Agent shall have no obligation to issue, extend or renew any Letter of Credit.

     SECTION 11.4.  DISTRIBUTION OF COLLATERAL PROCEEDS.      In the event that
following the occurrence or during the continuance of any Event of Default, the Agent or any Bank, as the case may be, receives any monies whether pursuant to
Section 2.12 or Section 2.14 hereof, in connection with the enforcement of any of the Security Documents, or otherwise, with respect to the collection or realization upon any of the Collateral, such monies shall be distributed for application as follows:

     (a) in respect of the collection or realization upon any of the Non-Real Estate Collateral:

          (i) FIRST, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Agreement or any of the other Loan Documents with respect to the Non-Real Estate Collateral, or in respect of the Non-Real Estate Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

          (ii) SECOND, to all Obligations owed to the Revolving Credit Banks in such order or preference as the Majority Revolving Credit Banks may determine; PROVIDED, HOWEVER, that distributions in respect of such obligations shall be made (i) PARI PASSU among Obligations owed to the Revolving Credit Banks with respect to the facility fees referred to in
     Section 6.1(a) hereof and the Agent's administrative fee payable pursuant to Section 6.1(e) hereof and all other Obligations owed to the Revolving Credit Banks or the Agent and (ii) such that payments in respect of Obligations owing to the Revolving Credit Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Revolving Credit Banks PRO RATA; and PROVIDED, FURTHER, that the Agent shall be entitled to receive and hold cash collateral in the amount of 105% of the aggregate Maximum Drawing Amount of outstanding Letters of Credit and the Agent further may in its discretion make proper allowance to take into account any other Obligations owed to the Revolving Credit Banks not then due and payable;

          (iii) THIRD, to all the Obligations owed to the Term Loan Lender and the Surety in such order or preference as the Term Loan Lender and the Surety may determine;

          (iv) FOURTH, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks, the Agent and the Surety of all of the Obligations, to the payment of any obligations required to be paid pursuant to Section 9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

          (v) FIFTH, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

     (b) in respect of the collection or realization upon any of the Real Estate Collateral:

          (i) FIRST, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent or the Surety in connection with the collection of such monies by the Agent or the Surety, for the exercise, protection or enforcement by the Agent or the Surety of all or any of the rights, remedies, powers and privileges of the Agent under this Agreement or any of the other Loan Documents or in respect of the Real Estate Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

          (ii) SECOND, to all the Obligations owed to the Term Loan Lender and the Surety in such order or preference as the Term Loan Lender and the Surety may determine;

          (iii) THIRD, to all other Obligations owed to the Revolving Credit Banks in such order or preference as the Majority Revolving Credit Banks may determine; PROVIDED, HOWEVER, that distributions in respect of such obligations shall be made (i) PARI PASSU among Obligations owed to the Revolving Credit Banks with respect to the facility fees referred to in Section 6.1(a) hereof and the Agent's administrative fee payable pursuant to Section 6.1(e) hereof and all other Obligations owed to the Revolving Credit Banks and (ii) such that payments in respect of Obligations owing to the Revolving Credit Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Revolving Credit Banks PRO RATA; and PROVIDED, FURTHER, that the Agent shall be entitled to receive and hold cash collateral in the amount of 105% of the aggregate Maximum Drawing Amount of outstanding Letters of Credit and the Agent further may in its discretion make proper allowance to take into account any other Obligations owed to the Revolving Credit Banks not then due and payable;

          (iv) FOURTH, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks, the Agent and the Surety of all of the Obligations, to the payment of any obligations required to be paid pursuant to Section 9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

          (vi) FIFTH, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

     SECTION 11.5.  PRIORITY.   If (a) there shall occur and continue an Event
of Default on account of any failure to make payment under any of Sections 11.1(a)(i), 11.1(a)(ii), 11.1(b)(i) or 11.1(b)(ii), whether such payment was scheduled, or as a result of acceleration or otherwise, (b) the Borrower shall fail to pay any Revolving Credit Loans or Reimbursement Obligations on the DIP Maturity Date or Exit Maturity Date as applicable, or (c) the Term Loan Maturity Date actually falls on a day which is the DIP Maturity Date or the Exit Maturity Date, then the payment of any Obligations in respect of the Term Loan owed to the Term Loan Lender or the Surety shall, except to the extent paid from dispositions of Real Estate Collateral or pursuant to Section 11.4 hereof, be subordinated and junior in right of payment to all of the other Obligations.

                                 SECTION 12.  SETOFF.

     Any deposits or other sums at any time credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in such Bank's possession may at all times after the occurrence and during the continuance of an Event of Default hereunder be held and treated as collateral security for the payment and performance of the Obligations and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank.
Regardless of the adequacy of any collateral, any deposits or other sums credited by or due from any of the Banks to the Borrower may after the occurrence and during the continuance of an Event of Default hereunder be appropriately applied to or set-off against any of the Obligations due to such Bank hereunder at any time without notice to the Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise (all of which are hereby expressly waived by the Borrower), PROVIDED however, that prior to the Exit Facility Date only, such Bank shall comply with the requirements of Section 11.3 hereof prior to any such application or set-off. Any assignee or loan participant of any Bank shall, to the extent of such assignment or participation, be entitled to the set-off rights granted to such Bank under this Section 12. Each of the Banks agrees with each other Bank that (a) if an account to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the DIP Note or Exit Note, as the case may be, held by such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by such Note held by such Bank, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of right of set-off, counterclaim, cross action, enforcement of the claim evidenced by the Note held by such Bank by proceedings against the Borrower at law or in equity or otherwise, and shall retain and apply to the payment of the Notes held by such Bank any amount in excess of its ratable portion of the payment received by all of the Banks with respect to the Notes held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, PRO TANTO assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Note held by it its proportionate payment as contemplated by this Agreement, PROVIDED that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

                              SECTION 13.  THE AGENT.

     SECTION 13.1.  AUTHORIZATION.      (a)  The Agent is authorized to take
such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, PROVIDED that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

     (b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

     (c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Agent and the Banks with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Agent and the Banks.

     SECTION 13.2. EMPLOYEES AND AGENTS. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower. The Surety may act as sub-agent for the Real Estate Collateral pursuant to the terms of the Purchase and Guaranty Agreement.

     SECTION 13.3. NO LIABILITY. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

     SECTION 13.4. NO REPRESENTATIONS. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower, any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

     SECTION 13.5.  PAYMENTS.

          (a) All payments by the Borrower to the Agent hereunder or under any of the other Loan Documents shall be made to the Agent for the respective accounts of the Banks and such payments shall constitute payments by the Borrower to the Banks. Except as otherwise provided in Section 2.12 hereof with respect to the Non-Real Estate Collateral, not later than 1:00 p.m. Boston time, on the day of any proposed prepayment or repayment of any Loan for which the Agent has received notice thereof in accordance with Sections 2.2 or 2.4 hereof, the Agent shall notify each of the affected Banks by telephone or in writing of the Borrower's proposed prepayment or repayment of such Loan, and, not later than 4:00 p.m. Boston time, on such date (PROVIDED that the Agent shall have already actually received such prepayment or repayment from the Borrower in readily available funds not later than 3:00 p.m. Boston time on the proposed prepayment or repayment date), the Agent agrees to distribute promptly to each affected Bank such payment, and, in the case of payments made to any of the Revolving Credit Banks, such Bank's PRO RATA share thereof in accordance with its respective Commitment Percentage, or other applicable share of such prepayment or repayment received by the Agent for the account of the affected Banks, except as otherwise expressly provided herein or in any of the other Loan Documents.

          (b) If the Agent makes available to the Banks any prepayment or repayment of any Loan received from it by the Borrower as set forth above after such prepayment or repayment date, the Agent shall pay to each Bank on demand its PRO RATA share of the amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, TIMES (ii) the amount of the prepayment or repayment of the

     Loans made by the Borrower in accordance with Sections 2.2 or 2.4 hereof, as applicable, TIMES (iii) a fraction, the numerator of which is the number of days that elapse from and including such prepayment or repayment date to the date on which the PRO RATA or other applicable share of the amount of the Loans prepaid or repaid by the Borrower in accordance with Sections 2.2 or 2.4 hereof, as applicable, shall become immediately available to such Bank, and the denominator of which is 365.

          (c) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

          (d) Each distribution of cash, property, securities or other value received by any Bank, directly or indirectly, in respect of the Borrower's Obligations hereunder, whether pursuant to any attachment, garnishment, execution or other proceedings for collection thereof or pursuant to any bankruptcy, reorganization, liquidation or other similar proceeding, after payment of collection and other expenses as provided herein and in the Security Documents, shall be apportioned among the Banks, and, in the case of the Revolving Credit Banks PRO RATA in accordance with their Commitment Percentages or other applicable shares thereof and such Bank shall promptly pay to the Agent for distribution to the Banks as set forth herein their respective PRO RATA shares of such cash, property, securities or other value, unless such Bank is legally required to return such recovery, in which case each Person receiving a portion thereof shall return to such Bank its PRO RATA share of the sum required to be returned without interest.

          (e) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Revolving Credit Bank that fails (i) to make available to the Agent its PRO RATA share of any Loan as provided in Sections 2.1, 2.3 or 2.11 hereof or (ii) to comply with the provisions of Section 12 hereof with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by set-off or otherwise, is in excess of its PRO RATA share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this

     Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective PRO RATA shares of all outstanding Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective PRO RATA shares of all outstanding Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Banks, the Banks' respective PRO RATA shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

     SECTION 13.6. HOLDERS OF NOTES. The Agent may deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

     SECTION 13.7. INDEMNITY. The Banks agree hereby to indemnify and hold harmless the Agent and any agent referred to in Section 13.2 from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by Section 16.1 hereof), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's, or such agent's willful misconduct or gross negligence. Such indemnification obligations shall be (a) the ratable responsibility of the Revolving Credit Banks if such claim, action, suit, loss, damage, cost, expense or liability is on account of the Agent acting upon the request or instructions of the Majority Revolving Credit Banks pursuant Section 11.1(A) or Section 11.2(a), (b) the responsibility of the Term Loan Lender if such claim, action, suit, loss, damage, cost, expense or liability is on account of the Agent acting upon the request or instructions of the Term Loan Lender pursuant Section 11.1(B) or Section 11.2(b), and (c) otherwise the ratable responsibility of all of the Banks.

     SECTION 13.8. AGENT AS LENDER. In its individual capacity, BkB shall have the same obligations and the same rights, powers and privileges in respect to its DIP Commitment, Exit Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

     SECTION 13.9.  RESIGNATION.

          (a) The Agent may resign at any time by giving thirty (30) days' prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Banks shall have the right to appoint a successor Agent. Unless an Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Ratings Group. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

          (b) As long as any Obligations in respect of the Term Loan remain outstanding, the resignation of the Agent shall not be effective unless and until a successor Agent is appointed and, if such appointed successor is not the Surety, approved by the Term Loan Lender, such approval not to be unreasonably withheld or delayed. The Term Loan Lender shall, upon request of the Agent, provide a list of potential successor agents acceptable to the Term Loan Lender.

     SECTION 13.10. NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section 13.10 or upon learning of the existence of a Default or Event of Default it shall promptly notify the other Banks of the existence of such Default or Event of Default.

     SECTION 13.11. DUTIES IN THE CASE OF ENFORCEMENT. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Revolving Credit Banks with respect to Non-Real Estate Collateral or the Term Loan Lender with respect to the Real Estate
Collateral, and (b) the Revolving Credit Banks or (as the case may be) the Term Loan Lender or the Surety shall have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Non-Real Estate Collateral or (as the case may be) the Real Estate Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Revolving Credit Banks may direct the Agent in writing as to the method and the extent of any such sale or other disposition in respect of the Non-Real Estate Collateral and the Term Loan Lender may direct the Agent in writing in respect of the Real Estate Collateral, the Revolving Credit Banks or (as the case may be) the Term Loan Lender hereby agreeing to indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, PROVIDED that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

                  SECTION 14.  ASSIGNMENT AND PARTICIPATION.

     SECTION 14.1. CONDITIONS TO ASSIGNMENT BY BANKS. Except as provided herein, each Revolving Credit Bank may assign to one or more Eligible Assignees, and each Bank may assign to the Surety pursuant to the Purchase and Guaranty Agreement, all or a portion of its interests, rights and obligations under this Agreement (including, with respect to a Revolving Credit Bank, all or a portion of its Commitment Percentage, DIP Commitment and Exit Commitment and the same portion of the DIP Loans and Exit Loans at the time owing to it, the Notes held by it, and its share of the Reimbursement Obligations with respect to Letters of Credit); PROVIDED that (a) each of the Agent and, unless an Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower, will not be unreasonably withheld, provided that no such Consent will be necessary in connection with an assignment to the Surety, (b) each such assignment by a Revolving Credit Bank shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under the Revolving Credit Commitments, (c) each assignment of the Revolving Credit Loans and Reimbursement Obligations shall be in an amount that is a minimum of $7,500,000 or integral multiples of $500,000 in excess thereof and any assignment of the Term Loan shall be in an amount equal to the entire unpaid principal balance of the Term Loan, (d) any assignee of Revolving Credit Loans and Reimbursement Obligations shall have joined the Purchase and Guaranty Agreement as a party subject thereto as provided thereby, and (e) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of EXHIBIT K attached hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five
(5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank, if a Revolving Credit Bank, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 14.3 hereof, and the Term Loan Lender upon assignment to the Surety of the Term Loan and the Revolving Credit Banks upon assignment to the Surety, pursuant to the Purchase Option referred to in the Purchase and Guaranty Agreement, of the Revolving Credit Loans and Reimbursement Obligations, shall be released from its or their obligations under this Agreement. The Term Loan Lender shall not assign the Term Loan or any portion thereof in any way that would defeat the rights of the Surety to acquire 100% of the Term Loan upon the terms of the Purchase and Guaranty Agreement. An Assignment and Acceptance shall not be necessary for an assignment to the Surety and shall be effective as set forth in the Purchase and Guaranty Agreement. The Borrower hereby consents to the assignment by the Term Loan Lender or, with respect to such Purchase Option, by the Revolving Credit Banks to the Surety pursuant to the terms of the Purchase and Guaranty Agreement.

     SECTION 14.2. CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS; COVENANTS. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim or encumbrance, the assigning Bank makes no representation or warranty, express or implied, and assumes and shall have no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage; (b) the assigning Bank makes no representation or warranty and assumes and shall have no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 8(e) and Sections 10.1(a)(i) and (ii) hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank; and (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

     SECTION 14.3. REGISTER. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register of similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage, DIP Commitment, and Exit Commitment of, and principal amount of the Loans owing to, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3000 unless the Surety is the assignee.

     SECTION 14.4. NEW NOTES. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes. Within five (5) days after the issuance of any new Notes pursuant to this Section 14.4, the Borrower shall, at its reasonable expense, deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity, binding effect and enforceability thereof, in form and substance reasonably satisfactory to the Agent and the Banks. The surrendered Notes shall be canceled and returned to the Borrower.

     SECTION 14.5.  PARTICIPATIONS.     Each Revolving Credit Bank may sell
participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Agreement and the other Loan Documents and the Term Loan Lender may sell participations to one or more banks or other entities in up to 50% of its rights and obligations under this Agreement and the other Loan Documents; PROVIDED that (a) each such participation in Revolving Credit Loans and Reimbursement Obligations shall be in an initial amount of not less than $5,000,000, and each such participation in the Term Loan shall be in an amount not greater than 50% of the unpaid principal of the Term Loan, with there being no more than one such participant, (or in any lesser amount and to more than one participant if the Agent has consented thereto), (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the right to approve waivers, amendments or modifications that would (i) reduce the principal of or the interest rate on any Loans, (ii) extend the duration or increase the amount of the DIP Commitment or Exit Commitment, as the case may be, of such Bank as it relates to such participant, (iii) reduce the amount of any commitment fees, facility fees or other fees to which such participant is entitled, (iv) except for extensions of the Term Loan expressly contemplated by
Section 9.4, extend any regularly scheduled payment date for principal or interest, or (v) release any Collateral (other than asset dispositions permitted by the Loan Documents, and other than with respect to cash collateral in any bankruptcy or insolvency case or proceeding after the Exit Facility Date).

     SECTION 14.6.  DISCLOSURE.    The Borrower agrees that in addition to
disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Agreement to the Surety, assignees or participants and with the written consent of the Borrower (such consent not to be unreasonably withheld) to potential assignees or participants hereunder; PROVIDED that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process, and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

     SECTION 14.7. ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE BORROWER. If any assignee Bank is an Affiliate of the Borrower (except the Term Loan Lender or the Surety on account of its holding of the Warrants, any warrant stock, or the Special Shares issued with respect thereto or otherwise), then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 11 hereof, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans. If any Bank sells a participating interest in any of the Loans to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 11 hereof to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such participation.

     SECTION 14.8. MISCELLANEOUS ASSIGNMENT PROVISIONS. Any assigning Bank shall retain its rights to be indemnified pursuant to Section 16.2 hereof with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 14 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or the enforcement thereof shall release the pledgor or assignor Bank from its obligations hereunder or under any of the other Loan Documents.

     SECTION 14.9. ASSIGNMENT BY BORROWER. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

     SECTION 15. AGENT AND BANKS AS PARTIES IN INTEREST. The Borrower hereby stipulates and agrees that the Agent and each of the Banks and the Surety is and shall remain a party in interest in the Case and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith and to appeal therefrom. Neither the failure to so participate, object or be heard nor anything in this Agreement or any other Loan Documents shall be deemed to be a waiver of the Agent's, the Surety's or any Bank's rights or remedies thereunder or under applicable law. Without limitation of the foregoing, the Agent and each of the Banks and the Surety shall have the right to make any motion or raise any objection which it deems to be in its interest (specifically including but not limited to objections to use of proceeds of the Loans, use of Letters of Credit, payment of professional fees and expenses or the amount thereof, sales or other transactions outside the ordinary course of business or assumption or rejection of any unexpired lease or executory contract) whether or not the action or inaction by the Borrower which is the subject of such motion or objection violates or is expressly permitted by any covenant or provisions of this Agreement or any other Loan Document.

                            SECTION 16.  MISCELLANEOUS.

     SECTION 16.1.  COSTS AND EXPENSES.      Whether or not the transactions
contemplated hereby are consummated, the Borrower shall pay (a) to the Agent promptly on demand all reasonable costs and expenses, including any taxes and reasonable legal and other professional fees and expenses and reasonable fees and expenses of the Agent's commercial finance examiners, liquidation analysis consultants, collateral auditors (absent the continuance of a Default or an Event of Default, not to exceed the sum of $17,500 for each audit by an independent collateral auditor) appraisers (absent the continuance of a Default or an Event of Default, not to exceed $15,000 per each appraisal by an independent appraiser), and other professional advisors, incurred by the Agent, the Term Loan Lender or the Surety in connection with its due diligence or the preparation, negotiation, execution, syndication, amendment, and administration of the Loan Documents, the Financing Order, and the Confirmation Order, PROVIDED THAT (i) the Borrower shall not be required to pay both the Agent and the Surety in connection with any examinations relating to the Real Estate Collateral, with priority to the Surety, and the Borrower shall not be required to pay both the Agent and the Surety in connection with examinations relating to the Non-Real Estate Collateral, with priority to the Agent, and (ii) the Surety shall be entitled in any case to be reimbursed the reasonable expenses of a visit to each store location by one person, once per calendar quarter, regardless of any such finance examinations, appraisals, and environmental inspections otherwise conducted or to be conducted, and (b) to the Agent and each of the Banks promptly on demand all costs and expenses (including any taxes and reasonable legal and other professional fees and expenses and reasonable fees and expenses of such other Persons as referred to above) incurred by the Agent or such Bank in connection with the enforcement of or preservation of rights under any of the Loan Documents or the administration thereof after the occurrence of an Event of Default, or in connection with any litigation in any way related to any Bank's or the Agent's relationship with the Borrower and all fees, expenses and disbursements in connection with the perfection, protection or priority of any Liens upon any of the Collateral and in connection with any Bankruptcy Court or other court appearances. The covenants of this Section 16.1 shall survive payment or satisfaction in full of all other Obligations.

     SECTION 16.2. INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless the Agent, each of the Banks, the Surety and their respective officers, employees, affiliates, agents and controlling Persons from and against any and all losses, claims, damages and liabilities to which any such Person may be subject arising out of or in connection with this Agreement and the other Loan Documents or any of the transactions contemplated hereby or thereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such indemnified Person is a party hereto or thereto, and to reimburse each of such indemnified Persons, from time to time upon its or his demand, for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not the transactions contemplated hereby are consummated; PROVIDED, HOWEVER, that the foregoing indemnity will not, as to any indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have been determined by a court of competent jurisdiction by final non-appealable order to arise from the bad faith, willful misconduct or gross negligence of such indemnified Person. In litigation, or the preparation therefor, the Agent and the Banks and the Surety will be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. The covenants of this Section
16.2 shall survive payment or satisfaction in full of all other Obligations.

     SECTION 16.3. NOTICES. Any communication to be made hereunder shall (a) be made in writing, but unless otherwise stated, may be made by facsimile transmission or letter, and (b) be made or delivered to the address of the party receiving notice which is identified with its signature below (unless such party has by five (5) days written notice specified another address), and shall be deemed made or delivered when left at or delivered to that address, or five (5) days after being mailed, postage prepaid, to such address, or in the case of facsimile transmission, at the time of dispatch thereof if during normal business hours on a Business Day in the country and city of receipt, or otherwise at the opening of business on the following Business Day in such destination location.

     SECTION 16.4.  AMENDMENT, ETC.

               (a) Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement to be given by all of the Banks, may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Notes (other than interest accruing pursuant to Section 2.9(b) or Section 3.6(b) following the effective date of any applicable waiver by the Majority Banks, or, where required, all of the Banks, of the Event of Default relating thereto), the amounts and terms and maturity of the Notes, the dates and amounts of any required principal or interest payments, the amount and duration of the respective DIP Commitments and the Exit Commitments of the Banks, and the date and amount of the commitment fees or letter of credit fees hereunder may not be changed without the written consent of the Borrower and the written consent of each of the Banks; the definition of Majority Banks, any provision of the Loan Documents providing for or requiring the approval, consent, or direction of the Agent, or of a specified number, combination, or percentage of the Banks or holders of a certain percentage of the DIP Commitments, the Exit Commitments, or the Obligations, in any case with respect to any action or matter relating to the Loan Documents, and the provisions of this Section 16.4(a) may not be amended without the written consent of all of the Banks; SCHEDULE 2.12, SCHEDULE 2.12A, and SCHEDULE 2.14 may be amended from time to time with the written agreement of the Agent and the Borrower; and SCHEDULE 10.2(M) may be amended from time to time with the written agreement of the Borrower and the Term Loan Lender with notice to the Agent; except for the use of cash collateral in any bankruptcy or insolvency case or proceeding after the Exit Facility Date, and except for asset dispositions permitted by Section 10.2(f) or Section 10.2(m) hereof, Collateral may not be released without the written consent of all of the Banks and the Agent; and the amount of the Agent's administrative fee or facility fees or other fees for the Agent's own account or any fees with respect to the Letters of Credit payable for the Agent's account, and the provisions of Section 13 hereof and the Fee Letter may not be amended without the written consent of the Agent.

          (b)  Notwithstanding the foregoing:

               (i) the consent of the Term Loan Lender shall not be required for:

                    (A) any exercise by the Agent, or any Revolving Credit Bank of any discretionary right that it has under this Agreement or related documents to determine the Borrowing Base (exclusive of any discretionary right to alter advance rates) or to monitor, preserve or protect any of the Collateral, which monitoring, preservation or protection would not adversely affect the Real Estate Collateral,

                    (B) any amendments or waivers (1) that are favorable to the Surety and have no adverse effect on the Term Loan Lender or the Real Estate Collateral, or (2) which, in the Agent's reasonable judgment, require immediate action for the protection of the interests of the Agent, the Revolving Credit Banks and the Term Loan Lender as a whole, and to which the Term Loan Lender has not objected within forty-eight hours following notice of such action to the Term Loan Lender, or

                    (C) minor or immaterial amendments or waivers of an administrative or operational nature;

               (ii) the Revolving Credit Banks may, without the approval of the Term Loan Lender, make Revolving Credit Loans, and the Agent may, without the approval of the Term Loan Lender, on a discretionary basis issue, extend or renew Letters of Credit, notwithstanding the failure of the Borrower to meet conditions precedent thereto in this Agreement or any other Loan Documents, so long as, in each such case, (A) the Borrower certifies as to the absence, and officers of the Agent active on the Borrower's account are not aware, of the existence of any material Default or any Event of Default, whether before or after giving effect to such action, other than Defaults or Events of Default that would be cured with the proceeds of such extension of credit; and
          (B) after taking into account such Revolving Credit Loans and issuance, extensions or renewals of Letters of Credit, the Borrower's Obligations in respect of the Revolving Credit Loans and Reimbursement Obligations would not exceed the lesser of (x) the Borrowing Base, and
          (y) the sum of $35,000,000; and

               (iii) the Revolving Credit Banks may, without the approval of the Term Loan Lender, make Revolving Credit Loans, and the

          Agent may, without the approval of the Term Loan Lender, on a discretionary basis issue, extend or renew Letters of Credit, even if the Obligations in respect of the Revolving Credit Loans and Reimbursement Obligations would exceed the Borrowing Base, so long as the overadvance amount so resulting does not exceed $500,000, or remain outstanding for more than 30 days in any twelve month period, and the Borrower certifies as to the absence, and the officers of the Agent active on the Borrower's account are not otherwise aware, of any material Default or any Event of Default then continuing at the time when such overadvance is extended or which would occur after giving effect to such action, other than (A) any Event of Default which would otherwise be caused by the overadvance itself and (B) any Defaults or Events of Default that would be cured with the proceeds of such extension of credit.

     SECTION 16.5. NO WAIVER. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower or any of its Subsidiaries shall entitle the Borrower or any Subsidiary to other or further notice or demand in similar or other circumstances. No failure or delay by the Agent or any Bank to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege.

     SECTION 16.6. SEVERABILITY. The provisions of this Agreement are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Agreement, together with all exhibits and schedules hereto, expresses the entire understanding of the parties with respect to the transactions contemplated hereby. This Agreement and any amendment hereby may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one agreement. In proving this Agreement, it shall not be necessary to produce more than one such counterpart executed by the party to be charged.

     SECTION 16.7. GOVERNING LAW. THIS AGREEMENT AND THE NOTES ARE CONTRACTS UNDER SEAL UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW) AND, PRIOR TO THE EXIT FACILITY DATE BUT ONLY TO

THE EXTENT APPLICABLE, OR AS OTHERWISE PROVIDED IN THE REORGANIZATION PLAN, THE PROVISIONS OF THE BANKRUPTCY CODE. The Borrower agrees that during the period prior to the Exit Facility Date, any suit for the enforcement of this Agreement and any other Loan Documents may be brought in the Bankruptcy Court and consents to the nonexclusive jurisdiction of such court. The Borrower agrees that during the period from and after the Exit Facility Date, any suit for the enforcement of this Agreement and any of the other Loan Documents may be brought in the courts of the Commonwealth of Massachusetts or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court. The Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court. THE BORROWER, AS AN INDUCEMENT TO THE AGENT AND EACH OF THE BANKS TO ENTER INTO THIS AGREEMENT, HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT.

     SECTION 16.8. TRANSITION PROVISION. This Agreement shall supersede the Original Credit Agreement in its entirety on the Effective Date, except as otherwise provided in this Section 16.8. On the Effective Date, the rights and obligations of the parties under the Original Credit Agreement and the "DIP Notes" as defined therein shall be subsumed within and be governed by this Agreement and the DIP Revolving Credit Notes; provided, however, that (a) each "DIP Loan" (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement on the Effective Date shall, for purposes of this Agreement, be a DIP Revolving Credit Loan, and (b) each "Letter of Credit" (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement on the Effective Date shall, for purposes of this Agreement, be a Letter of Credit. Upon its receipt of its DIP Revolving Credit Note hereunder on the Effective Date, each Revolving Credit Bank will promptly return to the Borrower, marked "Cancelled," such Revolving Credit Bank's "DIP Note" (as defined in the Original Credit Agreement) issued to such Revolving Credit Bank under the Original Credit Agrement. All unpaid interest and all unpaid commitment, agent's and other fees and expenses owing or accruing under or in respect of the Original Credit Agrement for the period ending on the Effective Date shall be paid at the times and in accordance with the method specified in the Original Credit Agreement as if the Original Credit Agreement were in effect.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first above written.


                              LAMONTS APPAREL, INC., a Delaware corporation, debtor and debtor in possession


                                   By:       /s/ Loren Rothschild
                                        ------------------------------
                                   Name:     Loren Rothschild
                                   Title:  Vice Chairman


                              12413 Willows Road, N.E. Kirkland,
                              Washington 98034
                              Tel:  (425) 814-5461
                              Fax:  (425) 814-9749
                              Attention:  Ms. Debra Brownfield


                              BANKBOSTON, N.A., individually and as
                                Agent


                              By:  /s/ William J. Sherald, JR.
                                   ---------------------------
                              Name:  William J. Sherald, Jr.
                              Title:     Vice President


                              Address:

                              100 Federal Street
                              Boston, Massachusetts 02110
                              Tel:  (617) 434-1513
                              Fax: (617) 434-2309
                              Attention:  Mr. William J. Sherald, Jr.